Exhibit 10.42
EXECUTION VERSION
LEASE
(Parcel 3: 9865 Towne Centre Drive, San Diego, California)
by and between
BMR-9885 TOWNE CENTRE DRIVE LLC,
a Delaware limited liability company
and
ILLUMINA, INC.,
a Delaware corporation

LEASE
(Parcel 3: 9865 Towne Centre Drive, San Diego, California)
     THIS LEASE (this “Lease”) is entered into as of this 26th day of January, 2007 (the “Execution Date”), by and between BMR-9885 Towne Centre Drive LLC, a Delaware limited liability company (“Landlord”), and Illumina, Inc., a Delaware corporation (“Tenant”).
RECITALS
     A. WHEREAS, Landlord is the owner of three (3) parcels of real property located in the City of San Diego, County of San Diego, State of California, legally described as Parcels 1, 2 and 3 of Parcel Map 18286 filed with the San Diego County Recorder on June 21, 1999 (together with any easements and appurtenances thereto, the “Initial Illumina Lease Land”). The Original Illumina Lease Land consists of approximately 10.781 gross acres and is improved with two (2) buildings and an atrium on Parcels 1 and 2 (the “Existing Parcel 1 and Parcel 2 Buildings”) and one (1) building on Parcel 3 (the “Diversified Building” and, collectively with the Existing Parcel 1 and Parcel 2 Buildings, the “Original Illumina Lease Buildings”) consisting of 115,870 square feet of space and commonly known as 9855 through 9885 (and consecutive addresses), Towne Centre Drive, San Diego, California. The Original Illumina Lease Land and the Original Illumina Lease Buildings are shown on the site plan attached hereto as Exhibit A and made a part of this Lease. The Original Illumina Lease Land and the Original Illumina Lease Buildings are collectively referred to as the “Original Illumina Lease Premises.”
     B. WHEREAS, On July 6, 2000, Landlord (as successor in interest to Tenant) and Diversified Eastgate Pointe, LLC, a California limited liability company (as successor in interest to Matsix Investments, Inc., “Diversified”), entered into that certain Eastgate Pointe Building “D” Lease (the “Diversified Lease”), pursuant to which Diversified leases approximately 6,600 rentable square feet of space located in the Diversified Building (the “Diversified Space”);
     C. WHEREAS, On August 18, 2004, Tenant and Landlord entered into that certain Single Tenant Lease (the “Original Illumina Lease”), pursuant to which Landlord leases the Original Illumina Lease Premises to Tenant;
     D. WHEREAS, Concurrently herewith, Landlord and Tenant are amending and restating the Original Illumina Lease (such amended and restated lease, the “Illumina Lease”) to, among other things, (i) exclude the Parcel 3 Land (including the Diversified Building) from the “Premises” covered by the Illumina Lease; (ii) eliminate Tenant’s right of first refusal to lease space in the Building (as defined below); (iii) eliminate the development fee; and (iv) extend the term of the Original Illumina Lease to be co-terminous with the term of this Lease;
     E. WHEREAS, Landlord intends to construct an additional building totaling approximately 83,866 rentable square feet on the Property (the “Expansion Building” and, together with the Diversified Building, the “Buildings”);
     F. WHEREAS, Landlord may subdivide (the “Subdivision”) Parcel 3 so that it will consist of two lots that may be legally conveyed in accordance with California’s Subdivision Map Act as follows: (a) the portion of Parcel 3 on which the Expansion Building is located, and to be more particularly defined by Landlord in connection with the Subdivision (the “Subdivided Property”), and (b) the portion of Parcel 3 excluding the Subdivided Property. The term “Property” shall mean Parcel 3, together with all landscaping, parking facilities and other improvements and appurtenances related thereto, including the Buildings, the Common Areas, the Premises (as defined below) and the Diversified Space; and
     G. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, the Premises (as defined below) pursuant to the terms and conditions of this Lease, as detailed below.
AGREEMENT
     NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises.
     1.1. Effective on the Execution Date, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, (a)approximately 4,400 rentable square feet of space located in the Diversified Building (the “Diversified Building Premises”), and (b) upon the satisfaction of the conditions set forth in this Section 1.1, the interior portion of the Expansion Building described below (the “Expansion Premises” and, together with the Diversified Building Premises, the “Premises”): (a) from and after the Phase 1 Commencement Date (as defined below), 40,866 rentable square feet located in the Expansion Building (the “Phase 1 Premises”), (b) from and after the Phase 2 Commencement Date (as defined below), 21,500 rentable square feet located in the Expansion Building (the “Phase 2 Premises”), and (c) from and after the Phase 3 Commencement Date (as defined below), the remainder of the interior space located in the Expansion Building (including all elevator shafts and stairwells) (the “Phase 3 Premises”), subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease. The term “Phase” shall mean and refer to each of the Phase 1 Premises, the Phase 2 Premises and the Phase 3 Premises. On or before Substantial Completion of the Landlord’s Construction Work (as defined below), Tenant and Landlord shall mutually agree to: (1) the location of the Phase 1 Premises, and shall attach a diagram of its location to this Lease as Exhibit C; (2) the location of the Phase 2 Premises, and shall attach a diagram of its location to this Lease as Exhibit D; and (3) the location of the Phase 2 Premises, and shall attach a diagram of its location to this Lease as Exhibit E. In the event the parties are unable to agree on the location of each of the Phase 1 Premises, the Phase 2 Premises and the Phase 3 Premises by the Substantial Completion of the Landlord’s Construction Work, Landlord shall reasonably designate the location of each of the Phase 1 Premises and the Phase 2 Premises, and shall attach: (x) a diagram of the location of the Phase 1 Premises to this Lease as Exhibit C, (y) a diagram of the location of the Phase 2 Premises to this Lease as Exhibit D, and (z) a diagram of the location of the Phase 3 Premises to this Lease as Exhibit E.
     1.2. Tenant shall have, as appurtenant to the Premises, the exclusive right of tenants of the Buildings (including any assignees, sublessee and assigns) to use, and permit its invitees to use in common with Landlord and others, the elevators, walkways, access roads, and driveways necessary for access to the Premises and the parking areas, loading areas, pedestrian sidewalks, landscaped areas, trash enclosures, recreation areas and other areas and facilities, if any, which are located on the Property (the “Common Areas”). Tenant’s use of the Common Areas shall at all times be in compliance with all Applicable Laws and shall be consistent with and in connection with Tenant’s Permitted Use as set forth in Section 2.8. Tenant shall use the Common Areas only in such a manner as will not interfere with the use of, and access to, the Diversified Space and the parking spaces to be provided to the occupants thereof under the Diversified Lease.
     1.3. This Lease and all rights and remedies of Tenant hereunder are subject and subordinate to Section 2(e) (Common Areas), Section 2(j) (Parking), Section 2(k) (Premises), Section 9 (Services and Utilities), Article 30 (Quiet Enjoyment) and Article 32 (Signage & Sign Control) of the Diversified Lease.
2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.
     2.1. Binding. This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the Execution Date.
     2.2. Rentable Areas of the Premises. The term “Rentable Area” of (i) the Diversified Building Premises shall be deemed to be 4,400 square feet; (ii) the Phase 1 Premises shall be deemed to be 40,866 square feet, (iii) the Phase 2 Premises shall be deemed to be 21,500 square feet, (iv) the Phase 3 Premises shall be deemed to be 21,500 square feet, and (v) the Expansion Premises shall be deemed to be 83,866 square feet, even if it is determined upon final measurement of the Diversified Building Premises, such Phase or the Expansion Premises that the Rentable Area of the Diversified Building Premises, such Phase or the Expansion Premises is smaller or larger than the amount set forth in this Section 2.2.

     2.3. Basic Annual Rent.
          2.3.1 Diversified Building Premises. Initial monthly and annual installment of Basic Annual Rent for the Diversified Building Premises (the “Diversified Building Premises Basic Annual Rent”) as of the Execution Date is set forth on Schedule 1 attached hereto.
          2.3.2 Expansion Premises. Initial monthly and annual installments of Basic Annual Rent for the Expansion Premises (the “Expansion Premises Basic Annual Rent” and, together with the Diversified Building Premises Basic Annual Rent, the “Basic Annual Rent”) as of the Phase 1 Commencement Date, subject to adjustment in accordance with Section 6.1, shall be as follows:

		Per Rentable
		S.F. of
	Rentable S.F. of	Phase 1		Total
	Phase 1 Premises	Premises	Total Annual	Monthly
Phase 1 Premises	40,866	$2.80	$1,373,097.60	$114,424.80
     2.4. Estimated Delivery Dates. The Estimated Delivery Dates for each Phase of the Premises are as follows:
          2.4.1 Phase 1 Estimated Delivery Date. October 1, 2008.
          2.4.2 Phase 2 Estimated Delivery Date. Twelve (12) months after the Phase 1 Commencement Date.
          2.4.3 Phase 3 Estimated Delivery Date. Twelve (12) months after the Phase 2 Commencement Date.
     2.5. Commencement Date: Subject to Section 5.2, the Commencement Date shall be determined as follows:
          2.5.1 Diversified Building Premises Commencement Date: The Execution Date;
          2.5.2 Phase 1 Commencement Date: Thirty (30) days after the later of: (a) the Phase 1 Estimated Delivery Date, or (b) Substantial Completion of Landlord’s Construction Work and the Tenant Improvements (each as defined below);
          2.5.3 Phase 2 Commencement Date: Thirty (30) days after the earlier of: (a) the Phase 2 Estimated Delivery Date, or (b) the date Tenant actually occupies any portion of the Phase 2 Premises to conduct business therein (including storage); and
          2.5.4 Phase 3 Commencement Date: Thirty (30) days after the earlier of: (a) the Phase 3 Estimated Delivery Date, or (b) the date Tenant actually occupies any portion of the Phase 3 Premises to conduct business therein (including storage).
     2.6. Expiration Date: Fifteen (15) years from the Phase 1 Commencement Date; provided, however, Tenant shall have the option to extend this Lease as provided in Article 42.
     2.7. Security Deposit: An amount equal to $40,836.75, which amount shall be increased accordingly as occupancy of the Expansion Building by Tenant is increased as provided in Article 10.
     2.8. Permitted Use: (a) Laboratory research, administration, pharmaceutical, diagnostic, office, manufacturing and related health care and research uses in conformity with Applicable Laws (as defined below); and (b) such other legally permitted uses as are approved by Landlord, which approval shall not be unreasonably withheld or delayed.
     2.9. Address for Rent Payment:
BMR-9885 Towne Centre Drive LLC
Unit E
P.O. Box 51918
Los Angeles, CA 90051-6218

     2.10. Address for Notices to Landlord:
BMR-9885 Towne Centre Drive LLC
17140 Bernardo Center Drive, Suite 222
San Diego, California 92128
Attn: General Counsel/Real Estate
     2.11. Address for Notices to Tenant:
Illumina, Inc.
9885 Towne Centre Drive
San Diego, CA 92121
Attn: Christian Henry
     2.12. The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A	Original Illumina Lease Premises
Exhibit B	Intentionally Omitted
Exhibit C	Phase 1 Premises
Exhibit D	Phase 2 Premises
Exhibit E	Phase 3 Premises
Exhibit F	Acknowledgement of Commencement Date and Expiration Date
Exhibit G	Tenant’s Personal Property
Exhibit H	Rules and Regulations
Exhibit I	Form of Estoppel Certificate
Exhibit J	Work Letter
Exhibit K	Form of Letter of Credit
Exhibit L	Reciprocal Easement Agreement
Exhibit M	Form of Subordination, Non-Disturbance and Attornment Agreement

Schedule 1	Diversified Building Premises Rent Schedule
3. Term. The actual term of this Lease (the “Term”) shall be the period from the Execution Date through the Expiration Date, subject to earlier termination of this Lease as provided herein.
4. Landlord’s Construction Work and Tenant Improvements.
     4.1. Shell and Core Construction of Expansion Building.
          4.1.1 Commencement of Landlord’s Construction Work. On or before June 1, 2007, Landlord shall, at Landlord’s sole cost and expense, cause Landlord’s contractor, Reno Contracting or such replacement thereof as Landlord may make from time to time with Tenant’s approval, which approval shall not be unreasonably withheld or delayed (“Contractor”), to commence and thereafter diligently prosecute the construction of the shell and core of the Expansion Building to completion pursuant to the Approved CW Plans (as defined in the Work Letter), subject only to CW Permitted Changes (as defined in the Work Letter), (all such construction, collectively, “Landlord’s Construction Work”). Landlord’s Construction Work shall be performed in a workmanlike manner, and in compliance with all Applicable Laws. The commencement and completion of Landlord’s Construction Work shall be subject to delays resulting from acts of Tenants, acts of God; acts of terrorism; adverse weather conditions; war; invasion; insurrection; acts of a public enemy; terrorism; riot; mob violence; civil commotion; sabotage; labor disputes; general shortage of labor, materials, facilities, equipment or supplies on the open market; delay in transportation; delays caused by new, or changes to existing, laws, rules, regulations or orders of any Governmental Authority; moratorium or other governmental action; inability to obtain permits or approvals, including, without limitation, city and public utility approvals beyond the time periods that generally prevail for obtaining such permits and approvals; the acts or inaction of the contractor and subcontractors, if any; or any other cause beyond the reasonable control of Landlord, financial ability excepted, whether similar or dissimilar to the foregoing (collectively, “Force Majeure”).

          4.1.2 Completion of Construction. Landlord’s Construction Work shall be deemed “Substantially Complete” or there shall be “Substantial Completion” if Landlord has (a) completed all of Landlord’s Construction Work identified on the Approved CW Plans (subject only to such incomplete or defective work as will not materially or adversely impact Tenant’s continuous and uninterrupted use of the Expansion Premises for its Permitted Use (collectively, the “Punchlist Items”)) and (b) received a temporary or permanent certificate of occupancy from the applicable municipal authority(ies) and a certificate of substantial completion from the architect.
          4.1.3 Warranties. Landlord shall use commercially reasonable efforts (but without any obligation to commence or pursue any litigation) to cause Contractor to complete with reasonable promptness the Punchlist Items and repair with reasonable promptness all defects in the construction of Landlord’s Construction Work in accordance with the Approved CW Plans as to which Tenant notifies Landlord in writing (which notice Tenant shall give within thirty (30) days following the Phase 1 Commencement Date). Notwithstanding the foregoing, Landlord shall cause all Punchlist Items that reasonably can be completed within thirty (30) days after Substantial Completion of the Landlord’s Construction Work to be completed within thirty (30) days after Substantial Completion of the Landlord’s Construction Work. Except for such Punchlist Items and except for latent defects and non-compliance of Landlord’s Construction Work with Applicable Laws, Tenant shall, subject to the terms hereof, be deemed to have accepted the Expansion Premises in the condition delivered to it “As Is,” provided, however, except as to those items that Landlord is required to correct pursuant to this Section, Landlord shall partially assign to Tenant (but without prejudice to any of Landlord’s rights of enforcement) all warranties that it has received under the construction contract, any subcontract, or from any material supplier. Notwithstanding the foregoing, if Tenant notifies Landlord within the period beginning on Substantial Completion of the Landlord’s Construction Work and continuing through the date that is twelve (12) months thereafter (the “CW Warranty Period”), of (a) latent defects in the construction of the Landlord’s Construction Work; or (b) non-compliance of Landlord’s Construction Work with Applicable Laws, then as Landlord’s sole and exclusive obligation with respect thereto, Landlord shall cause such latent defect or non-compliance promptly to be remedied. All warranty claims shall be barred and shall lapse unless such claim is made in writing to Landlord, with a description of the claim made, on or before the expiration of the CW Warranty Period.
     4.2. Tenant Improvements.
          4.2.1 Tenant Improvements. Landlord shall cause the Contractor to commence and thereafter diligently prosecute the construction of the tenant improvements in the Expansion Building pursuant to the Work Letter (the “Tenant Improvements”). The Tenant Improvements shall be performed in a workmanlike manner and in compliance with all Applicable Laws and substantially in compliance with the Approved TI Plans (as defined in the Work Letter), subject to minor deviations that do not alter the type, scope and quality of the Tenant Improvements depicted on the Approved TI Plans. The portion of the TI Costs for which Landlord is responsible (the “TI Allowance”) shall not exceed (subject to the terms hereof) the TI Allowance Amount (as defined below). “TI Costs” means all Tenant Delay Costs (as defined below) and costs of the Tenant Improvements (the “TI Costs”), including the costs of (i) construction, (ii) construction management by Landlord (which costs shall be stipulated to equal one and one-half percent (1.5%) of the cost of the Tenant Improvements, including the Excess Cost (as defined below)) (the “Construction Management Fee”), (iii) space planning, architect, engineering and other related services, (iv) costs and expenses for labor, material, equipment and fixtures, and (v) building permits and other taxes, fees, charges and levies by governmental and quasi-governmental agencies for permits or for inspections of the Tenant Improvements. Notwithstanding the foregoing, in no event shall the TI Allowance be used for: (w) the purchase of any furniture, personal property or other non-building system equipment, (x) the cost of work that is not authorized by the Approved TI Plans (subject to any TI Change) or otherwise approved in writing by Landlord, (y) costs resulting from any default by Tenant of its obligations under this Lease, or (z) costs that are recoverable or reasonably recoverable by Tenant from a third party (e.g., insurers, warrantors or tortfeasors). The “TI Allowance Amount” shall be Forty-Seven and 15/100 Dollars ($47.15) per rentable square foot of the Expansion Building, plus the amount of any Additional Allowance that Tenant elects to use to pay the cost of the Tenant Improvements.

          4.2.2 In the event the estimated total TI Costs (the “Estimated TI Costs”) exceeds the TI Allowance Amount, Tenant shall pay such overage, as reasonably estimated by Landlord from time to time (the “Excess Cost”), as the work progresses as follows: on or before the tenth (10th) day of each month, Landlord shall deliver to Tenant an application for reimbursement, accompanied by reasonable documentary evidence of the construction costs of such Tenant Improvements incurred since the last application for reimbursement. On or before the tenth (10th) day following delivery of such application for reimbursement, Tenant shall pay to Landlord an amount that (when added to any prior reimbursements of Excess Costs by Tenant) will equal (a) a fraction, the numerator of which is the amount of TI Costs incurred prior to the date of the application for reimbursement, and the denominator of which is the Estimated TI Costs, times (b) the Excess Cost (the “Tenant Reimbursement”). In the event the TI Allowance and the estimated Excess Cost are not sufficient to cover the actual TI Costs, including all approved change orders, Landlord shall adjust the Excess Cost accordingly.
          4.2.3 Architects and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Tenant Improvements shall be selected pursuant to the procedures set forth in the Work Letter. Subject to the terms of the Work Letter, Tenant hereby approves of Ferguson Pape Baldwin Architects as Landlord’s architect and Reno Contracting as Landlord’s general contractor.
          4.2.4 Completion of Tenant Improvements. The Tenant Improvements shall be deemed “Substantially Complete” or there shall be “Substantial Completion” if (i) Landlord has completed, in compliance with all Applicable Laws, all of the Tenant Improvements identified on and substantially in accordance with the Approved TI Plans (subject only to the Punchlist Items and minor deviations that do not alter the type, scope and quality of the Tenant Improvements depicted on the Approved TI Plans) and Tenant is provided with continuous and uninterrupted use of the applicable portion of the Expansion Premises and the Expansion Building for Tenant’s Permitted Use (including Tenant’s parking), except to the extent reasonably necessary for Landlord’s Contractor to complete the Punchlist Items in accordance with Section 4.1.2, and (ii) Landlord has obtained a certificate of occupancy or temporary certificate of occupancy (or its equivalent) allowing Tenant to legally occupy the Expansion Premises.
          4.2.5 Warranties. Landlord shall use commercially reasonable efforts (but without obligation to commence or pursue any litigation) to cause Contractor to complete with reasonable promptness the Punchlist Items and repair with reasonable promptness all defects in the construction of the Tenant Improvements in accordance with the Work Letter as to which Tenant notifies Landlord in writing (which notice Tenant shall give within thirty (30) days following the Phase 1 Commencement Date). Notwithstanding the foregoing, Landlord shall cause all Punchlist Items that reasonably can be completed within sixty (60) days after Substantial Completion of the Tenant Improvements to be completed within sixty (60) days after Substantial Completion of the Tenant Improvements. Except for such Punchlist Items and except for latent defects and non-compliance of Tenant Improvements with Applicable Laws, Tenant shall, subject to the terms hereof, be deemed to have accepted the Expansion Premises in the condition delivered to it “As Is,” provided, however, except as to those items that Landlord is required to correct pursuant to this Section, Landlord shall partially assign to Tenant (but without prejudice to any of Landlord’s rights of enforcement) all warranties that it has received under the construction contract, any subcontract, or from any material supplier. Notwithstanding the foregoing, if Tenant notifies Landlord within the period beginning on Substantial Completion of the Tenant Improvements and continuing through the date that is twelve (12) months thereafter (the “TI Warranty Period”), of (a) latent defects in the construction of the Tenant Improvements; or (b) non-compliance of Tenant Improvements with Applicable Laws, then as Landlord’s sole and exclusive obligation with respect thereto, Landlord shall cause such latent defects or non-compliance promptly to be remedied. All warranty claims shall be barred and shall lapse unless such claim is made in writing to Landlord, with a description of the claim made, on or before the expiration of the TI Warranty Period.
     4.3. Additional Allowance. Landlord shall, at Tenant’s request, provide an additional tenant improvement allowance not to exceed Thirty-Five Dollars ($35.00) per rentable square foot of the Expansion Premises (the “Additional Allowance”), which amount may be used by Tenant to increase the scope of Landlord’s Construction Work or the Tenant Improvements pursuant to the terms and conditions contained in the Work Letter and/or pay for any other costs payable by Tenant pursuant to the Work Letter. In the event Tenant elects to use all or any portion of the Additional Allowance, Tenant shall pay to Landlord, as Rent, an amount equal to the Additional Allowance disbursed by Landlord, together with interest thereon at the rate of nine percent (9%) per annum. Tenant shall make payments in respect of the Additional Allowance plus interest thereon in equal monthly installments so that the full amount shall be paid on or before the expiration of the initial Term. Tenant shall pay such amounts with the payment of Basic Annual Rent for each month. If Tenant has not paid the full amount of the Additional Allowance plus interest thereon at the expiration or earlier termination of this Lease, then upon the expiration or termination of this Lease, Tenant shall, within thirty (30) days thereafter, pay the unpaid portion of such amount to Landlord. The payments Tenant is requested to make in respect of the Additional Allowance shall constitute “Additional Rent.”
5. Possession and Commencement Date.
     5.1. Tenant’s Access. So long as Tenant does not (in Landlord’s reasonable judgment) unreasonably or unnecessarily interfere with Landlord’s Construction Work or the Tenant Improvements, upon reasonable prior written notice to Landlord, Tenant may enter upon any Phase prior to the respective Commencement Date for the purpose of, among other things, installing improvements (including cabling) or the placement of personal property; provided, however, that Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Rent. Tenant shall reimburse Landlord for all actual documented incremental costs that result from such entry and indemnify, defend and hold harmless Landlord from and against any loss, cost, claim, lawsuit, liability or expense (including reasonable attorneys’ fees and disbursements) arising out of any entry and/or activities upon the Expansion Premises by Tenant or Tenant’s Agents.
     5.2. Possession and Commencement Date.
          5.2.1 Diversified Building Premises. Tenant hereby acknowledges that immediately prior to the Diversified Building Premises Commencement Date, Tenant occupied the Diversified Building Premises and that Tenant is in possession of the Diversified Building Premises, and is familiar with the condition thereof and accepts the Diversified Building Premises in its “as is” condition with all faults, and Landlord makes no representation or warranty of any kind with respect the Diversified Building Premises, and Landlord will have no obligation to improve, alter or repair the Diversified Building Premises, except as specifically set forth herein. Tenant acknowledges that Tenant was the prior owner of the Diversified Building and as such is fully aware of the current conditions of the Diversified Building.
          5.2.2 Phase 1 Premises.
               (a) Landlord shall endeavor to tender possession of the Phase 1 Premises to Tenant on or before the Phase 1 Estimated Delivery Date. If Landlord’s Construction Work or the Tenant Improvements as required pursuant to the terms of the Work Letter are not Substantially Complete on or before the Phase 1 Estimated Delivery Date for any reason whatsoever, then, except as provided below, this Lease shall not be void or voidable, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom and the Phase 1 Commencement Date shall not occur until Substantial Completion of Landlord’s Construction Work and the Tenant Improvements occurs; provided, however, if the satisfaction of the requirements for Substantial Completion of Landlord’s Construction Work or the Tenant Improvements have been actually delayed by any Tenant Delay, then, subject to the terms hereof, Substantial Completion of Landlord’s Construction Work and the Tenant Improvements shall be deemed to occur when (as reasonably determined by Landlord) Substantial Completion of Landlord’s Construction Work and the Tenant Improvements would have occurred if such Tenant Delay had not occurred. Within thirty (30) days after Substantial Completion of Landlord’s Construction Work and the Tenant Improvements, Landlord’s architect shall calculate and certify in writing to Landlord and Tenant the Rentable Area of the Phase 1 Premises in accordance with Article 9. “Tenant Delay” shall mean: (1) delays or failure of Tenant or Tenant’s architect to deliver items in accordance with the Work Letter attached hereto as Exhibit J; (2) Tenant’s failure to timely fulfill its obligations as set forth in the Work Letter within the time periods set forth therein; (3) delays caused by CW Tenant Change Order Requests (as defined in the Work Letter) or TI Tenant Change Order Requests (as defined in the Work Letter); 4) unavailability of materials, components or finishes for the Tenant Improvements that have an unusually long lead-time for delivery; (5) a willful or negligent act or omission of Tenant, Tenant’s Agents that interferes with the progress of the work, (6) any delay that results from Tenant’s use of an architect other than Ferguson Pape Baldwin Architects for purposes of the TI Program and the Schematic TI Plans, or (7) any other event or circumstance described as a Tenant Delay in the Work Letter. Landlord shall not assess any day towards a Tenant Delay for delays caused solely by Landlord’s contractors, Landlord or any third parties or due to Force Majeure. Notwithstanding anything above to the contrary, (i) the first ten (10) days of Tenant Delays (if any) associated with any CW Tenant Change Order Request or TI Tenant Change Order Request shall not be deemed a Tenant Delay, (ii) no delay shall be considered a Tenant Delay unless Landlord provides Tenant written notice of such Tenant Delay, to the extent Landlord and/or management personnel of Landlord’s contractor(s) are aware of such Tenant Delay, and Tenant fails to cure such delay within one (1) business day; provided that no such notice and cure period shall be required if such delay is with respect to interference with the Landlord’s construction activities and Landlord has previously notified Tenant of similar Tenant Delays, (iii) no delay shall be considered a Tenant Delay in the event Substantial Completion of Landlord’s Construction Work and the Tenant Improvements occurs on or before the Phase 1 Estimated Delivery Date. Landlord and Contractor shall take commercially reasonable actions, remedial or otherwise, to complete the Landlord’s Construction Work and the Tenant Improvements by the Phase 1 Estimated Delivery Date notwithstanding any Tenant Delay. All additional cost and expense payable by Landlord, if any, to complete the Landlord’s Construction Work or the Tenant Improvements due to Tenant Delay (“Tenant Delay Costs”), shall constitute TI Costs, and to the extent the TI Costs exceed the TI Allowance Amount, Tenant shall pay such actual and documented additional costs and expenses as “Excess Costs” in accordance with Section 4.2.2 of this Lease.
               (b) Landlord and Tenant shall each execute and deliver to the other a factually correct written acknowledgment of the actual Phase 1 Commencement Date and the Expiration Date when such is established in the form of Exhibit F, and shall attach it to this Lease as Exhibit F-1. Failure to execute and deliver such acknowledgement, however, shall not affect the Phase 1 Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Expansion Premises required for the Permitted Use by Tenant shall not serve to extend the Phase 1 Commencement Date.
          5.2.3 Phase 2 Premises.
               (a) In the event Tenant elects to occupy the Phase 2 Premises before the Phase 2 Estimated Delivery Date, then Tenant shall deliver to Landlord at least five (5) business days before the date Tenant elects to occupy the Phase 2 Premises a written notice setting forth the date Tenant intends to occupy the Phase 2 Premises (collectively, the “Phase 2 Commencement Date Notice”).
               (b) Landlord shall tender possession of the Phase 2 Premises to Tenant upon the Phase 2 Commencement Date. On the Phase 2 Commencement Date, Landlord and Tenant shall each execute and deliver to the other a factually correct written acknowledgement of the actual Phase 2 Commencement Date and the Expiration Date when established, in the form Exhibit F, and shall attach it to this Lease as Exhibit F-2. Failure to execute and deliver such acknowledgement, however, shall not affect the Phase 2 Commencement Date or Tenant’s liability hereunder.
          5.2.4 Phase 3 Premises.
               (a) In the event Tenant elects to occupy the Phase 3 Premises (which shall include all, and not less than all, of the remainder unoccupied portion of the Expansion Building) before the Phase 3 Estimated Delivery Date, Tenant shall deliver to Landlord at least five (5) business days a written notice setting forth the date that Tenant intends to occupy the Phase 3 Premises (collectively, the “Phase 3 Commencement Date Notice”).
               (b) Landlord shall tender possession of the Phase 3 Premises to Tenant upon the Phase 3 Commencement Date. On the Phase 3 Commencement Date, Landlord and Tenant shall each execute and deliver to the other factually correct written acknowledgement of the actual Phase 3 Commencement Date and the Expiration Date when established, in the form Exhibit F, and shall attach it to this Lease as Exhibit F-3. Failure to execute and deliver such acknowledgement, however, shall not affect the Phase 3 Commencement Date or Tenant’s liability hereunder.
          5.2.5 Tenant’s Termination and Abatement Rights.
               (a) First Milestone Termination Right. Notwithstanding the foregoing, in the event Landlord has not commenced the grading of the land where the Expansion Building will be located (“Grading Work”) by September 1, 2007, as such date may be equitably extended to reflect any Tenant Delay and any Force Majeure delays (“Outside Date Termination Date”), then Tenant shall have the right to terminate this Lease by notice to Landlord given no later than thirty (30) days following such date, at which time neither party shall have any further right or obligation hereunder (except for those terms and provisions which expressly survive the expiration or sooner termination of this Lease).
               (b) Second Milestone Abatement and Termination Right. Notwithstanding the foregoing, in the event that Substantial Completion of the Tenant Improvements has not occurred by October 1, 2008, as such date may be equitably extended to reflect any Tenant Delay and any Force Majeure delays (the “TI Completion Outside Date”), then Tenant shall be entitled to one (1) day of abatement of Expansion Premises Basic Annual Rent for the Phase 1 Premises for every day past the applicable TI Completion Outside Date that Substantial Completion of the Tenant Improvements has not occurred. In the event that Substantial Completion of the Tenant Improvements has not occurred by October 1, 2009, as such date may be equitably extended to reflect any Tenant Delay and any Force Majeure delays (the “TI Completion Termination Date”), then Tenant shall have the right to terminate this Lease by notice to Landlord given no later than thirty (30) days following such date, at which time neither party shall have any further right or obligation hereunder (except for those terms and provisions which expressly survive the expiration or sooner termination of this Lease); provided, however, for purposes of this Section 5.2.5(b), in no event shall the period of excused delay for Force Majeure exceed ninety (90) days in the aggregate.
6. Rent.
     6.1. Diversified Building Premises. Starting on the Execution Date, Tenant shall pay to Landlord as Basic Annual Rent for the Diversified Building Premises, the rent set forth on the rent schedule attached hereto as Schedule 1, subject to adjustments in accordance with Article 7. The Diversified Building Premises Basic Annual Rent shall be paid in equal monthly installments on or before the first day of the applicable month.
     6.2. Expansion Premises. Starting on the Phase 1 Commencement Date, Tenant shall pay to Landlord as Basic Annual Rent for the Expansion Premises, the product of (a) the rate per rentable square feet set forth in Section 2.3 (as adjusted in accordance with Article 7), and (b) the rentable square feet of the Phases that are included in the Expansion Premises from time to time, subject to adjustment pursuant to the terms of this Lease, including, without limitation: (i) the Expansion Premises Basic Annual Rent shall increase on the Phase 2 Commencement Date by the product of (1) the number of rentable square feet of the Phase 2 Premises and (2) the same Expansion Premises Basic Annual Rent rate per rentable square foot that applies to the Expansion Premises from time to time; (ii) the Expansion Premises Basic Annual Rent shall increase on the Phase 3 Commencement Date by the product of (1) the number of rentable square feet of the Phase 3 Premises and (2) the same Expansion Premises Basic Annual Rent rate per rentable square foot that applies to the Expansion Premises from time to time; and (iii) the biennial rent adjustments in accordance the provisions of Article 7 hereof. Expansion Premises Basic Annual Rent and the TI Allowance Amount shall be paid in equal monthly installments on or before the first day of the applicable month.
     6.3. In addition to Basic Annual Rent, from and after the Commencement Date, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) amounts related to Insurance Costs, Utility Costs and Taxes (each as defined below) and (b) any other amounts that Tenant agrees to pay under the provisions of this Lease that are owed to Landlord, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

     6.4. Basic Annual Rent (including the Diversified Building Premises Basic Annual Rent and the Expansion Premises Basic Annual Rent) and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without, except as otherwise provided herein, abatement, deduction or offset, in lawful money of the United States of America at the office of Landlord as set forth in Section 2.10 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Commencement Date for any Phase commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then-current rate for such fractional month.
7. Rent Adjustments.
     7.1. Initial Term.
          7.1.1 Diversified Building Premises. The Diversified Building Premises Basic Annual Rent per rentable square foot of the Diversified Building Premises shall be increased in accordance with Schedule 1 attached hereto.
          7.1.2 Expansion Premises. The Expansion Premises Basic Annual Rent per rentable square foot of the Expansion Premises shall be increased on every other anniversary (i.e., the second anniversary, the fourth anniversary, the sixth anniversary, etc.) of the Phase 1 Commencement Date by five percent (5%) of the Expansion Premises Basic Annual Rent per rentable square foot of the Expansion Premises immediately preceding such increase. The monthly installment of Expansion Premises Basic Annual Rent that is due for the month in which each such adjustment occurs (the installment due immediately before such month) shall be the first installment that will be increased to reflect such increase in Expansion Premises Basic Annual Rent.
     7.2. Extended Term.
          7.2.1 Diversified Building Premises. The Diversified Building Premises Basic Annual Rent for the Diversified Building Premises shall be adjusted on the first (1st) day of each Extended Term to the amount calculated in accordance with Section 42.1, and shall be adjusted every twenty-four (24) months thereafter by five percent (5%) of the Diversified Building Premises Basic Annual Rent per rentable square foot of the Diversified Building Premises immediately preceding such increase. The monthly installment of the Diversified Building Premises Basic Annual Rent that is due for the month in which each such adjustment occurs (the installment due immediately before such month) shall be the first installment that will be increased to reflect such increase in the Diversified Building Premises Basic Annual Rent.
          7.2.2 Expansion Premises. The Expansion Premises Basic Annual Rent for the Expansion Premises shall be adjusted on the first (1st) day of each Extended Term to the amount calculated in accordance with Section 42.1, and shall be adjusted every twenty-four (24) months thereafter by five percent (5%) of the Expansion Premises Basic Annual Rent per rentable square foot of the Expansion Premises immediately preceding such increase. The monthly installment of the Expansion Premises Basic Annual Rent that is due for the month in which each such adjustment occurs (the installment due immediately before such month) shall be the first installment that will be increased to reflect such increase in the Expansion Premises Basic Annual Rent.
8. Taxes.
     8.1. Commencing with the Commencement Date and continuing for each calendar year or, at Landlord’s option, tax year (each such “tax year” being a period of twelve (12) consecutive calendar months for which the applicable taxing authority levies or assesses Taxes), for the balance of the Term, Tenant shall pay to Landlord the amount of all Taxes levied and assessed for any such year upon the Property (including the Diversified Space). “Taxes” shall mean all government impositions including, without limitation, property tax costs consisting of real and personal property taxes and assessments (including amounts due under any improvement bond upon the Property or any portion thereof, including the Parcel or parcels of real property upon which the Buildings are located or assessments levied in lieu thereof) imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”) on the Property or improvements thereon, any tax on or measured by gross rentals received from the rental of space in the Buildings, or tax based on the square footage of the Premises or the Buildings as well as any parking charges, utilities surcharges, or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Premises or the parking facilities exclusively serving the Premises; any tax on this transaction or this Lease; provided, however, that “Taxes” shall in no event include any franchise or federal or state income tax, excess profit taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes or any tax based on net rentals received from the rental of space in the Buildings. Any amount paid by Tenant for any partial year of the Term shall be prorated on the basis of the number of days of such partial year. Payment shall be made in the following manner: Tenant shall pay to Landlord the amounts owed under this Article 8 within thirty (30) days after Landlord gives notice to Tenant of the amount of such Taxes payable by Tenant (or not less than fifteen (15) days prior to delinquency, whichever is later). Landlord also shall provide Tenant with a copy of the applicable tax bill or tax statement from the relevant taxing authority. Notwithstanding the foregoing, if Applicable Laws allow any such Taxes to be paid in installments, then Tenant may make such payments to Landlord in installments, provided that each such installment shall be payable to Landlord not less than ten (10) days prior to the date upon which payment of the applicable installment to the taxing authority becomes delinquent. In addition to any other amounts due from Tenant to Landlord, if Tenant fails to pay Taxes to Landlord as herein required, Tenant shall pay to Landlord the amount of any interest, penalties or late charges imposed by any governmental authority for late payment. “Applicable Laws” means all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Property, Landlord or Tenant, including both statutory and common law and hazard waste rules and regulations.
          8.1.1 Tenant shall have the right, by appropriate proceedings, to protest or contest in good faith any assessment or reassessment of Taxes, any special assessment, or the validity of any Taxes or of any change in assessment or tax rate; provided, however, that prior to any such challenge Tenant must either (a) pay the Taxes alleged to be due in their entirety and seek a refund from the appropriate authority or (b) post a bond in an amount sufficient to ensure full payment of the Taxes, including any potential interest, late charge and penalties. Upon a final determination with respect to any such contest or protest, Tenant shall promptly pay to the appropriate Governmental Authority all sums found to be due with respect thereto. In any such protest or contest, Tenant may act in its own name, and at the request of Tenant, Landlord shall cooperate with Tenant in any way Tenant may reasonably require in connection with such contest or protest, including signing such documents as Tenant reasonably shall request, provided that such cooperation shall be at no expense to Landlord and shall not require Landlord to attend any appeal or other hearing. Any such contest or protest shall be at Tenant’s sole expense, and if any penalties, interest or late charges become payable with respect to the Taxes as a result of such contest or protest, Tenant shall pay the same.
          8.1.2 If Tenant obtains a refund as the result of Tenant’s protest or contest, and subject to Tenant’s obligation to pay Landlord’s costs (if any) associated therewith, Tenant shall be entitled to such refund to the extent it relates to the Property during the Term.
     8.2. If, at any time during the Term under the laws of any Governmental Authority, a tax or excise on rent or any other tax howsoever described is levied or assessed by any such political body against Landlord on account of rentals payable to Landlord hereunder, such tax or excise shall be considered “Taxes” for the purposes of this Article 8, although any amount assessed against Landlord as state or federal income tax shall not be deemed “Taxes.”
     8.3. To the extent Landlord is required by a lender, Tenant shall timely pay all tax and insurance impound payments due on the Property.
     8.4. Taxes on Tenant’s Property.
          8.4.1 Tenant shall pay at least twenty (20) days prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Property.

          8.4.2 If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Buildings is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed valued of the Buildings, then Tenant shall, upon demand, repay to Landlord the taxes so paid by Landlord.
     8.5. Cut-Off Date. Notwithstanding anything herein to the contrary, Tenant shall not be responsible for Taxes attributable to any calendar year which are first billed to Tenant more than eighteen (18) months after the expiration of the applicable calendar year, except with respect to supplemental Taxes.
9. [Intentionally Omitted].
10. Security Deposit.
     10.1. Pursuant to the Original Illumina Lease, Tenant has deposited with Landlord an amount equal to $1,911,855 as the security deposit under the Original Illumina Lease (the “Original Illumina Lease Security Deposit”), and (a) from and after the Execution Date, Landlord shall continue to hold a portion of the Original Illumina Lease Security Deposit in an amount equal to $40,836.75 (the “Security Deposit”), in accordance with the terms and conditions of this Section 10, (b) from and after the Execution Date, Landlord shall hold a portion of Original Illumina Lease Security Deposit equal to $865,177.50 in accordance with the terms and conditions of Section 8 of the Illumina Lease, and (c) Landlord shall return the remaining portion of the Original Illumina Lease Security Deposit in an amount equal to $1,005,840.75 to Tenant.
     10.2. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Execution Date and ending upon the expiration or termination of this Lease. In addition, Tenant shall deposit the following amounts with Landlord and the Security Deposit shall be increased by such amounts: (a) a sum equal to $343,274.40 upon commencement of construction of the Landlord’s Construction Work, (b) a sum equal to $180,600.00 on the Phase 2 Commencement Date, and (c) a sum equal to $189,630.00 on the Phase 3 Commencement Date. If Tenant defaults with respect to any provision of this Lease, including, but not limited to, any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within twenty (20) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep this Security Deposit separate from its general fund, and Tenant shall not be entitled to interest on the Security Deposit. The provisions of this Article 10 shall survive the expiration or earlier termination of this Lease.
     10.3. In the event Landlord receives documentation from Tenant that demonstrates to Landlord’s reasonable satisfaction that Tenant has achieved a rating of “BBB” or better from Standard & Poor’s Corporation (“S&P”), or “Baa” or better from Moody’s Investors Service, Inc. (“Moody’s”)(or in each case any successor thereof), and Tenant is not then in Default, Landlord shall return a portion of the Security Deposit so that the remaining Security Deposit equals one (1) month of Basic Annual Rent for the entire Premises to Tenant; provided, however, in the event (a) Tenant subsequently has neither a S&P rating of “BBB” or better nor a Moody’s rating of “Baa” or better, or (b) Tenant assigns its interest in this Lease to another person or entity in accordance with Section 27 hereof, unless such assignee satisfies the requirements set forth in this Section 10.3, Tenant shall, within fifteen (15) days after written notice thereof, deposit an amount with Landlord sufficient to restore said Security Deposit to the amount set forth in Section 2.7 and Tenant’s failure to do so shall constitute a Default of this Lease.
     10.4. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

     10.5. Landlord may deliver to any purchaser of Landlord’s interest in the Property the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit. This provision shall also apply to any subsequent transfers.
     10.6. If Tenant is not then in Default under this Lease nor is any event then occurring which with the giving of notice or the passage of time, or both, would constitute a Default hereunder, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.
     10.7. The Security Deposit may be in the form of cash, a letter of credit or any other security instrument acceptable to Landlord in its sole discretion. Tenant may at any time, except during Default, deliver a letter of credit (“L/C Security”) as the entire Security Deposit, as follows.
          10.7.1 If Tenant elects to deliver L/C Security, then Tenant shall provide Landlord, and maintain in full force and effect throughout the Term, a letter of credit in substantially the form of Exhibit K issued by an issuer reasonably satisfactory to Landlord, in the amount of the Security Deposit, with an initial term of at least one year. If, at the Expiration Date, any Rent remains uncalculated or unpaid, then: (a) Landlord shall with reasonable diligence complete any necessary calculations; (b) Tenant shall extend the expiry date of such L/C Security from time to time as Landlord reasonably requires; and (c) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the L/C Security. Tenant shall reimburse Landlord’s legal costs (as estimated by Landlord’s counsel) in handling Landlord’s acceptance of L/C Security or its replacement or extension
          10.7.2 If Tenant delivers to Landlord satisfactory L/C Security in place of the entire Security Deposit, Landlord shall promptly remit to Tenant any cash Security Deposit Landlord previously held.
          10.7.3 Landlord may draw upon the L/C Security, and hold and apply the proceeds in the same manner and for the same purposes as the Security Deposit, if: (a) an uncured Default exists; (b) as of the date thirty (30) days before any L/C Security expires (even if such scheduled expiry date is after the Expiration Date) Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the earlier of (i) six (6) months after the then-current Expiration Date or (ii) the date one year after the then-current expiry date of the L/C Security; (c) the L/C Security provides for automatic renewals, Landlord asks the issuer to confirm the current L/C Security expiry date, and the issuer fails to do so within ten (10) business days; (d) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the L/C Security; or (e) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security. This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.
          10.7.4 Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under L/C Security, even if it violates this Lease. Tenant acknowledges that the only effect of a wrongful draw would be to substitute a cash Security Deposit for L/C Security, causing Tenant no legally recognizable damage. Landlord shall hold the proceeds of any draw in the same manner and for the same purposes as a cash Security Deposit. In the event of a wrongful draw, the parties shall cooperate to allow Tenant to post replacement L/C Security simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the L/C Security that Landlord’s draw was erroneous.
          10.7.5 If Landlord transfers its interest in the Property, then Tenant shall at Tenant’s expense, within ten (10) business days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment to the L/C Security naming Landlord’s grantee as substitute beneficiary; provided, however, in the event Landlord transfers its interest in the Property more than once in a twelve (12) month period, Landlord shall pay any fee owed to the issuing bank in connection with any such additional transfer. If the required Security changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.

11. Use.
     11.1. Tenant shall use the Premises for the purpose set forth in Section 2.8, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its reasonable discretion.
     11.2. Tenant shall not use or occupy the Property in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Buildings, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Property that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that Landlord has a reasonable basis to believe that such use violates any of the above and Landlord identifies such basis in its notice to Tenant. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Property, impose any duty upon Tenant with respect to the Property or with respect to the use or occupation thereof.
     11.3. Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Property, and shall comply with all rules, orders, regulations and requirements of the insurers of the Property, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article 11.
     11.4. Tenant shall, at its sole cost and expense, promptly and properly observe and comply with all present and future orders, regulations, directions, rules, laws, ordinances, and requirements of all Governmental Authorities (including, without limitation, state, municipal, county and federal governments and their departments, bureaus, boards and officials) arising from the use or occupancy of the Property, including, without limitation, the requirements of Americans with Disabilities Act of 1990 (together with regulations promulgated pursuant thereto, the “ADA”). Tenant’s obligations under this Section 11.4 shall include any Alterations to the Property (including (a) the Diversified Building and, (b) from and after the Phase 1 Commencement Date, the Expansion Building) that Tenant is required or elects to make pursuant to the terms of this Lease; provided, however, Landlord shall be responsible for ADA compliance of the Landlord’s Construction Work and the Tenant Improvements.
     11.5. Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.
     11.6. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change
     11.7. No awnings or other projections shall be attached to any outside wall of the Buildings. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Buildings other than Landlord’s standard window coverings. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent, nor shall any bottles, parcels or other articles be placed on the windowsills. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent.
     11.8. Subject to Diversified’s right to place signs on the Property in accordance with Section 32 of the Diversified Lease, Tenant shall, at Tenant’s sole cost and expense, have the exclusive right to install the maximum amount of any legally permitted signage on the Property (including any building thereon) (“Signage”), which Signage shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall keep the Signage in good condition and repair. The size, design, and other physical aspects of any sign shall be subject to Landlord’s written approval prior to installation, which approval will not unreasonably be withheld, any covenants, conditions, or restrictions encumbering the Property and, any Applicable Laws. The cost of the sign(s), including but not limited to the permitting, installation, maintenance and removal thereof shall be at Tenant’s sole cost and expense. If Tenant fails to maintain its sign(s), or if Tenant fails to remove such sign(s) upon termination of this Lease, or fails to repair any damage caused by such removal (including without limitation, painting the damaged portions of the Buildings and any other portions of the Buildings that Landlord reasonably determines in good faith shall be painted so that repainting the damaged portion of the Buildings does not adversely affect the visual appearance of the Buildings, if required by Landlord; provided, however, in no event shall Landlord require Tenant to repaint an entire Building), Landlord may do so at Tenant’s expense. Tenant shall on demand reimburse Landlord for all costs incurred by Landlord to effect such removal, which amounts shall be deemed Additional Rent and shall include without limitation, all sums disbursed, incurred or deposited by Landlord, including Landlord’s costs, expenses and actual attorneys’ fees with interest thereon. Tenant shall indemnify, defend and hold harmless Landlord from and against any loss, cost, claim, lawsuit, liability or expense (including reasonable attorneys’ fees and disbursements) arising directly or indirectly out of Tenant’s failure to perform any of its obligations under this Section 11.8.
     11.9. Tenant shall only place equipment within the Premises with floor loading consistent with the structural design of the Buildings without Landlord’s prior written approval, and such equipment shall be placed in a location designed to carry the weight of such equipment.
     11.10. Tenant shall not (a) use or allow the Property to be used for any unlawful or reasonably objectionable purposes or (b) cause, maintain or permit any nuisance or waste in, on or about the Property (other than the Diversified Space).
     11.11. Except for Landlord’s Construction Work and Tenant Improvement work, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Property (other than the Diversified Space) with the ADA, and Tenant shall indemnify, defend and hold harmless Landlord from and against any loss, cost, claim, lawsuit, liability or expense (including reasonable attorneys’ fees and disbursements) arising out of any failure of the Property (other than the Diversified Space) to comply with the ADA. Notwithstanding the foregoing, Landlord represents and warrants that upon Substantial Completion of Landlord’s Construction Work and the Tenant Improvement work, the Expansion Building shall comply with all Applicable Laws, including the ADA and any compliance costs as a result of a breach of this representation and warranty shall be at Landlord’s sole cost and expense and Landlord shall indemnify, defend and hold harmless Tenant from and against any loss, cost, claim, lawsuit, liability or expense (including reasonable attorneys’ fees and disbursements) arising out of any failure of the Landlord’s Construction Work or the Tenant Improvements to comply with the ADA. The provisions of this Section 11.11 shall survive the expiration or earlier termination of this Lease.
12. Diversified Lease and Subdivision.
     12.1. Diversified Lease. From and after the Commencement Date, (a) Tenant shall be responsible for paying all amounts with respect to Taxes, Insurance Costs, Utility Costs and any other costs and expenses Landlord is required to pay in connection with the Diversified Space in accordance with Article 9 of the Diversified Lease, and (b) Landlord assumes, and is responsible for performing, all of the obligations of the landlord under and related to the Diversified Lease (other than the payment of expenses in accordance with Section 12.1(a) above). Notwithstanding the foregoing, (x) Tenant is solely responsible for maintaining the Property (other than the Diversified Space) in accordance with the terms and conditions of this Lease, and (y) Diversified is solely responsible for maintaining the Diversified Space pursuant to Section 11(b) of the Diversified Lease.
     12.2. Estoppel. Tenant certifies that (a) the Diversified Lease is unmodified and in full force and effect and (b) to Tenant’s knowledge, there are not any uncured defaults on the part of landlord or the tenant under the Diversified Lease.
     12.3. Recreation Facilities. Tenant acknowledges that Diversified has certain rights to the Property (excluding the Expansion Building) pursuant to the Diversified Lease, including, without limitation, the right to use: (a) the Diversified Building lobby, utility room, common corridors and hallways, 5 covered reserved parking spaces, uncovered parking areas, stairways & elevators and access to other generally understood public or common areas (“Diversified

Building Common Areas”), and (b) the full court basketball/sports courts, outdoor seating areas, dressing, locker and working rooms, restrooms, and showers located on the Property (collectively, the “Recreation Facilities” and, together with the Diversified Building Common Areas, the “Diversified Areas”). Diversified shall have the non-exclusive right to use the Diversified Areas 24 hours a day, 7 days a week other than Diversified’s exclusive right to use the 5 covered reserved parking spaces pursuant to the Diversified Lease. Tenant hereby agrees that it shall not regulate, restrict or charge any fees in connection with Diversified’s use of the Diversified Areas.
     12.4. Subdivision. Landlord may subdivide Parcel 3 so that it will consist of two lots that may be legally conveyed in accordance with California’s Subdivision Map Act. At Landlord’s request, Tenant shall execute, acknowledge and deliver such further instruments and do such further acts as may be necessary to modify the subdivision of such property. Tenant shall not oppose or object to any changes or modifications to the subdivision for such property.
13. Brokers.
     13.1. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Steve Rosetta and Ted Simpson, Cushman & Wakefield (“Tenant’s Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Tenant’s Broker in relation to this Lease pursuant to a separate agreement between Landlord and Landlord’s Broker (the “Commission Agreement”).
     13.2. Landlord represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Doug Lozier at CB Richard Ellis, Inc. (“Landlord’s Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Landlord’s Broker in relation to this Lease pursuant to the Commission Agreement.
     13.3. Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Section 13.1.
     13.4. Tenant agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any other broker or agent, other than Tenant’s Broker, employed or engaged by it or claiming to have been employed or engaged by Tenant. Landlord agrees to indemnify, defend and hold Tenant harmless from any and all cost or liability for compensation claimed by any other broker or agent, other than Landlord’s Broker, employed or engaged by it or claiming to have been employed or engaged by Landlord.
14. Holding Over.
     14.1. If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Property after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) the Basic Annual Rent in accordance with Article 6, as adjusted in accordance with Article 7, and (b) any amounts for which Tenant would otherwise be liable under this Lease if this Lease were still in effect, including, without limitation, payments for Taxes and insurance. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.
     14.2. Notwithstanding the foregoing, if Tenant remains in possession of the Property after the expiration or earlier termination of the Term without Landlord’s prior written consent, Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the per diem Basic Annual Rent shall be equal to: (a) for the first three (3) months that Tenant remains in possession of the Property after the expiration or earlier termination of this Lease, one hundred twenty-five percent (125%) of the Basic Annual Rent in effect during the last thirty (30) days of the Term; and (b) for any time thereafter that Tenant remains in possession of the Property after the expiration or earlier termination of this Lease, one hundred fifty percent (150%) of the Basic Annual Rent in effect during the last thirty (30) days of the Term.
     14.3. Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.
     14.4. The foregoing provisions of this Article 14 are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.
15. Property Management Fee. Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, the “Property Management Fee,” which shall equal one percent (1%) of the Basic Annual Rent due from Tenant.
16. Condition of Premises and the Property. Except as otherwise provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Property or with respect to the suitability of the Premises for the conduct of Tenant’s business.
17. Regulations and Parking and Recreation Facilities.
     17.1. Tenant shall faithfully observe and comply with the rules and regulations adopted by Landlord and attached hereto as Exhibit H, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its reasonable discretion (the “Rules and Regulations”).
     17.2. Subject to Diversified’s rights under Section 12.3, Tenant shall have the right to use, at no additional cost, the parking facilities serving the Premises. As part of Landlord’s Construction Work, the Property shall contain sufficient parking to comply with applicable zoning requirements.
     17.3. Tenant shall, at Tenant’s sole cost and expense, comply with the terms and conditions set forth in, and perform each of the obligations of the Parcel 3 Owner (as defined in the REA) described in, Sections 3, 4.1, 4.2, 4.3, 4.4, 4.8, 7, 8, 9, 11.3, 11.10, 11.11 and 11.12 of the Reciprocal Easement Agreement attached hereto as Exhibit L (the “REA”), in accordance with the terms of conditions of the REA as if Tenant were the Parcel 3 Owner.
     17.4. Subject to Section 18.5 and provided there is no material adverse impact on Tenant’s Permitted Use and access to the Premises (including the parking facilities), Landlord reserves the right to subdivide the real property; provided, however, that such right shall be exercised in a way that does not materially adversely affect Tenant’s beneficial use and occupancy of the Premises, including Tenant’s Permitted Use and Tenant’s access to the Premises (including the parking facilities).
     17.5. Tenant shall, and shall cause Tenant’s Agents to, faithfully observe and comply with any rules and regulations adopted pursuant to Section 4.7 of the REA (the “Recreation Facilities Rules and Regulations”). Landlord has the right to refuse to allow Tenant’s Agents to access the Recreation Facilities if such Tenant’s Agent has not complied with the applicable Recreation Facilities Rules and Regulations after receiving written notice of such failure to comply.
     17.6. Tenant shall have the right to use the Recreation Facilities during the hours reasonably established by Landlord as the operating hours of the Recreation Facilities. Notwithstanding anything to the contrary in this Lease, Landlord shall have no responsibility to Tenant or Tenant’s Agents (as defined below), for any accidents, claims, demands, liabilities, causes of action, judgments, costs, liens, damages, injuries, suits, losses or expenses, including attorneys’ fees, of any nature, kind or description, arising out of, caused by, or resulting from Tenant or Tenant’s Agent’s use of the Recreational Facilities or the negligence of Landlord Parties (as defined in Section 22.3) or Tenant’s Agents in connection with the operation and maintenance of such Recreational Facilities.
     17.7. So long as this Lease is in full force and effect, Landlord shall not amend or modify the REA without first obtaining: (a) the prior written consent of the original Tenant hereunder (but not any assignee or subtenant), which consent shall not be unreasonably withheld, conditioned or delayed, and (b) solely with respect to amendments or modifications that could reasonably be expected to have a material adverse effect on obligations assumed by any successors and assigns of Tenant under the REA, the prior written consent of any such successors and assigns, which consent shall not be unreasonably withheld, conditioned or delayed. All amendments or modifications which result in an increase of the costs and expenses to be incurred by Tenant under Section 17.3 shall be deemed material and adverse.
18. Utilities and Services.
     18.1. Tenant shall, at Tenant’s sole cost and expense, procure and maintain contracts, with copies furnished promptly to Landlord after execution thereof, in customary form and substance for, and with contractors specializing and experienced in, the maintenance of the following equipment and improvements, if any, if and when installed on the Property: (a) HVAC equipment, (b) boilers and pressure vessels, (c) fire extinguishing systems, including fire alarm and smoke detection devices, (d) landscaping and irrigation systems, (e) roof coverings and drains, (f) clarifiers, (g) basic utility feeds to the perimeter of the Buildings, and (h) any other equipment reasonably required by Landlord. Notwithstanding the foregoing, in the event Tenant fails to maintain the contracts required under this Section 18.1 within one (1) business day after Landlord provides Tenant written notice of such failure, Landlord reserves the right, upon notice to Tenant, to procure and maintain any or all of such contracts, and if Landlord so elects, Tenant shall reimburse Landlord, upon demand, for the actual documented costs thereof.
     18.2. Within sixty (60) days after the Commencement Date, and within sixty (60) days after the beginning of each calendar year during the Term, Landlord shall give Tenant a written estimate for such calendar year of the cost of utilities for the Property (including the Diversified Space), if not separately metered (“Utility Costs”), and insurance provided by Landlord for the Property (including the Diversified Space) (“Insurance Costs”). Tenant shall pay such estimated amount to Landlord in advance in equal monthly installments. Within ninety (90) days after the end of each calendar year, Landlord shall furnish to Tenant a statement showing in reasonable detail the costs incurred by Landlord for Utility Costs and Insurance Costs for the Property (including the Diversified Space) during such year (the “Annual Statement”), and Tenant shall pay to Landlord the costs incurred in excess of the payments previously made by Tenant within thirty (30) days of receipt of the Annual Statement. In the event that the payments previously made by Tenant for Utility Costs and Insurance Costs for the Property (including the Diversified Space) exceed Tenant’s obligation, such excess amount shall be credited by Landlord to the Rent or other charges next due and owing, provided that, if the Term has expired, Landlord shall remit such excess amount to Tenant. In the event Tenant disputes the amounts of any Annual Statement for the particular calendar year delivered by Landlord to Tenant and Tenant is not in Default hereunder, Tenant shall have the right, at Tenant’s cost, after reasonable notice to Landlord, to have Tenant’s authorized employees inspect, at Landlord’s office in San Diego County during normal business hours, Landlord’s books, records and supporting documents concerning the expenses set forth in such Annual Statement; provided, however, Tenant shall have no right to conduct such inspection, have an audit performed by the Accountant as described below, or object to or otherwise dispute the amount of the expenses set forth in any such Annual Statement unless Tenant notifies Landlord of such objection and dispute, completes such inspection, and has the Accountant commence and complete such audit within one hundred and eighty (180) days immediately following Landlord’s delivery of the particular Annual Statement in question (the “Review Period”); provided, further, that notwithstanding any such timely objection, dispute, inspection, and/or audit, and as a condition precedent to Tenant’s exercise of its right of objection, dispute, inspection and/or audit as set forth in this Section 18.2, Tenant shall not be permitted to withhold payment of, and Tenant shall timely pay to Landlord, the full amounts as required by the provisions of this Lease in accordance with such Annual Statement. However, such payment may be made under protest pending the outcome of any audit which may be performed by the Accountant as described below. In connection with any such inspection by Tenant, Landlord and Tenant shall reasonably cooperate with each other so that such inspection can be performed pursuant to a mutually acceptable schedule. If after such inspection and/or request for documentation, Tenant still disputes the amount of the expenses set forth in the Annual Statement, Tenant shall have the right, within the Review Period, to cause an independent certified public accountant selected by Tenant and compensated on a non-contingency fee basis (the “Accountant”) to complete an audit of Landlord’s books and records to determine the proper amount of the expenses incurred and amounts payable by Tenant for the calendar year which is the subject of such Annual Statement. Such audit by the Accountant shall be final and binding upon Landlord and Tenant. If such audit reveals that Landlord has over-charged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse to Tenant the amount of such over-charge. If the audit reveals that the Tenant was under-charged, then within thirty (30) days after the results of such audit are made available to Tenant, Tenant shall reimburse to Landlord the amount of such under-charge. Tenant agrees to pay the cost of such audit unless it is subsequently determined that Landlord’s original Annual Statement which was the subject of such audit overstated expenses by five percent (5%) or more of the actual expenses which were the subject of such audit. The payment by Tenant of any amounts pursuant to this Section 18.2 shall not preclude Tenant from questioning, during the Review Period, the correctness of the particular Annual Statement in question provided by Landlord, but the failure of Tenant to object thereto, conduct and complete its inspection and have the Accountant conduct the audit as described above prior to the expiration of the Review Period for such Annual Statement shall be conclusively deemed Tenant’s approval of the Annual Statement in question and the amount of expenses shown thereon. If following Tenant’s delivery to Landlord of a written request to make Landlord’s books and records regarding the expenses reasonably available to Tenant and/or the Accountant to conduct any such inspection and/or audit described above in this Section 18.2, Landlord fails to make Landlord’s books reasonably available for such purposes during Landlord’s normal business hours, and such failure continues for five (5) business days after Tenant notifies Landlord thereof, then the Review Period shall be extended one (1) day for each such additional day that Tenant and/or the Accountant, as the case may be, is so prevented from accessing such books and records. In connection with any inspection and/or audit conducted by Tenant pursuant to this Section 18.2, Tenant agrees to keep, and to cause all of Tenant’s employees and consultants and the Accountant to keep, all of Landlord’s books and records and the audit, and all information pertaining thereto and the results thereof, strictly confidential (except if required by any court to disclose such information or if such information is available from an inspection of public records).
     18.3. Tenant shall make all arrangements for and pay for all water, sewer, gas, heat, light, power, telephone service and any other service or utility Tenant required at the Property (including the Diversified Space). Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by Force Majeure or Landlord’s inability, despite the exercise of reasonable diligence, to furnish any such utility or service. Except as provided in Section 18.5, in the event of such failure, Tenant shall not be entitled to termination of this Lease, any abatement or reduction of Rent, or relief from the operation of any covenant or agreement of this Lease. Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Property (including the Diversified Space) during or, if Tenant occupies any portion of the Premises after the expiration or earlier termination of the Term, after the Term.
     18.4. From and after the Commencement Date, Tenant shall be responsible for paying all amounts with respect to Insurance Costs, Utility Costs, Taxes and other amounts for which Tenant is responsible under this Lease (other than Expansion Premises Basic Annual Rent) for the Expansion Premises as if it was part of the Expansion Premises on the Commencement Date.
     18.5. Notwithstanding the foregoing and subject to Sections 17 and 35, if because of (i) any repair, maintenance, alteration, development or construction performed by Landlord after the Commencement Date, which substantially interferes with Tenant’s use of the Premises and which was not caused by Tenant, (ii) any material interference by Landlord with Tenant’s access to the Premises (including the parking facilities) that is not caused by Tenant, or (iii) the presence of Hazardous Materials in, on or around the Premises in connection with the Landlord’s Construction Work or the Tenant Improvements which (a) is not caused by Tenant, and (b) poses a health risk to occupants of the Premises (each, an “Adverse Condition”), Tenant is unable to conduct its business in a reasonable manner in a material portion of the Premises as a direct result of the Adverse Condition and Tenant therefore actually does not occupy or use such portion of the Premises, as the case may be, and such condition persists for more than the “Interruption Period” (as defined below), then following the Interruption Period, Tenant shall be entitled to an abatement of Rent for the portion of the Premises rendered untenantable. However, in the event that the remaining portion of the Premises is not sufficient to allow Tenant to conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Interruption Period during which Tenant is so prevented from effectively conducting its business therein, the Rent for the entire Premises shall be abated; provided, however, if Tenant continues to occupy any portion of the Premises, or reoccupies and conducts its business from any portion of the Premises, during such period, the

Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date such business operations commence. Such abatement shall commence as of the first day after the expiration of the “Interruption Period” and terminate upon the cessation of such Adverse Condition. As used herein, the term “Interruption Period” shall mean seven (7) consecutive business days after written notice thereof to Landlord, or such shorter period as applicable under the coverage which is or would be covered by rental abatement insurance required to be carried by Landlord.
19. Alterations.
     19.1. Tenant shall make no alterations, additions or improvements in or to the Property or engage in any construction, demolition, reconstruction, renovation, or other work of any kind in, at, or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord may withhold in its sole and absolute discretion; provided, however, that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed in connection with any Alteration that does none of the following (i) adversely affects the exterior appearance of a Building or the Premises, (ii) adversely affects the structural aspects of a Building, including, without limitation, the roof, foundation, load bearing walls and structural elements of a Building or the Premises, (iii) adversely affects any base-building system or equipment, including, without limitation, the base building HVAC, mechanical, electrical, plumbing or life safety systems; (iv) creates a foreseeable risk of violating any Applicable Law or increasing insurance premiums; (v) violates any recorded document affecting the Property; (vi) causes a Building to be inconsistent with the quality and scope of a class “A” office buildings in the vicinity of the Buildings; (vii) involves a use of the Premises that is inconsistent with the current use of the Premises; nor (viii) in Landlord’s reasonable judgment, reduces the quality or value of a Building or the Property (each, a “Design Problem”). In seeking Landlord’s approval, Tenant shall provide Landlord, at least ten (10) business days in advance of any proposed construction, with plans, specifications, bid proposals, work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request.
     19.2. Notwithstanding the provisions of Section 19.1, Tenant may make non-structural Alterations to the Premises (“Acceptable Changes”) upon at least ten (10) business days prior written notice to Landlord but without Landlord’s prior consent provided (a) the Acceptable Changes do not involve Design Problems; and (b) the cost of such Acceptable Changes do not exceed Fifty Thousand Dollars ($50,000) per occurrence or an aggregate amount of One Hundred Thousand Dollars ($100,000) in any twelve (12) month period.
     19.3. All Alterations made by Tenant shall be: (a) performed in a good and workmanlike manner and in conformance with any and all Applicable Laws and CC&Rs; and (b) shall be made only by a licensed, bonded contractor and such architects, suppliers and mechanics approved in advance by Landlord (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that such contractor need not be bonded or approved and such architects, suppliers and mechanics need not be approved by Landlord in connection with Acceptable Changes.
     19.4. Tenant shall not construct or permit to be constructed partitions or other obstructions that will interfere with free access to mechanical installation or service facilities of the Buildings, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.
     19.5. Tenant shall accomplish any work performed on the Property in such a manner as to permit any fire sprinkler system and fire water supply lines to remain fully operable at all times.
     19.6. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with complete “as-built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Property (but only if drawings and plans were required by this Lease or were prepared in connection with any such Alterations).

     19.7. Before commencing any work, Tenant shall give Landlord at least ten (10) business days’ prior written notice of the proposed commencement of such work.
     19.8. Except for those items listed on Exhibit G, all Alterations, attached equipment, decorations, fixtures, trade fixtures, additions and improvements, subject to Section 19.8, attached to or built into the Property, made by either of the Parties, including, without limitation, all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, laboratory benches, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits shall (unless, prior to such construction or installation, Landlord elects otherwise) become the property of Landlord upon the expiration or earlier termination of the Term, and shall remain upon and be surrendered with the Property as a part thereof. The Property shall at all times remain the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease. Except for those items on Exhibit G, all trade fixtures, Tenant Improvements, Alterations and Signage installed by or under Tenant shall be the property of Landlord. Notwithstanding the foregoing, at any time during the Term, subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right to update Exhibit G.
     19.9. Tenant shall repair any damage to the Property caused by Tenant’s removal of any property from the Property. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if the affected portion of the Premises were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.
     19.10. Except as to those items listed on Exhibit G attached hereto, all business and trade fixtures, machinery and equipment, built-in furniture and cabinets, together with all additions and accessories thereto, attached to or built into the Property shall be and remain the property of Landlord and shall not be moved by Tenant at any time during the Term. If Tenant shall fail to remove any of its effects from the Property within ten (10) days after the termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any actual, documented and reasonable costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and upon notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any actual and documented expenses incident to the removal, storage and sale of said personal property.
     19.11. Notwithstanding any other provision of this Article 19 to the contrary, in no event shall Tenant remove any improvement from the Property as to which Landlord contributed payment, including, without limitation, the Tenant Improvements made pursuant to the Work Letter without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.
     19.12. Tenant shall pay to Landlord the Construction Management Fee on the Tenant Improvements. In addition, Tenant shall pay to Landlord an amount equal to one and one-half percent (1.5%) of the cost to Tenant of all Alterations (other than Tenant Improvements) installed by Tenant or its contractors or agents to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision thereof but only for those Alterations requiring Landlord’s consent. For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors.
     19.13. Upon Landlord’s written request, within sixty (60) days after final completion of any Alterations performed by Tenant with respect to the Property, Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Alterations, together with supporting documentation reasonably acceptable to Landlord.

     19.14. Tenant shall require its contractors and subcontractors performing work on the Property to name Landlord and its affiliates and lenders as additional insureds on their respective insurance policies.
20. Repairs and Maintenance.
     20.1. Subject to Landlord’s obligations hereunder, Tenant, at its sole cost and expense, shall maintain and keep the Property (other than the Diversified Space), all improvements thereon, and all appurtenances thereto, including but not limited to sidewalks, parking areas, curbs, roads, driveways, lighting standards, landscaping, sewers, water, gas and electrical distribution systems and facilities, drainage facilities, and all signs, both illuminated and non-illuminated that are now or hereafter on the Property, in good condition and in a manner consistent with the Permitted Use. Tenant shall make all repairs, replacements and improvements, including, without limitation, all HVAC, plumbing and electrical repairs, replacements and improvements required, and shall keep the same free and clear from all rubbish and debris, excluding, however, the foundation, slab, structural portions of the walls and roof (not including the membrane), and structural steel aspects of the Buildings. All repairs made by Tenant shall be at least equal in quality to the original work, and shall be made only by a licensed, bonded contractor approved in advance by Landlord (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that such contractor need not be bonded or approved by Landlord if the non-structural alterations, repairs, additions or improvements to be performed do not exceed Fifty Thousand Dollars ($50,000) per occurrence or an aggregate amount of One Hundred Thousand Dollars ($100,000) in any twelve (12) month period. Tenant shall not take or omit to take any action, the taking or omission of which shall cause waste, damage or injury to the Property. Tenant shall indemnify, defend (by legal counsel acceptable to Landlord) and hold harmless Landlord from and against any and all Claims (as defined below) arising out of the failure of Tenant or Tenant’s Agents to perform the covenants contained in this Section. “Tenant’s Agents” shall be defined to include Tenant’s officers, employees, agents, contractors, invitees, customers and subcontractors. For the avoidance of doubt, as used in this Article 20 and in Section 11.1, the Diversified Space shall exclude all building systems within the Diversified Space and any demising, exterior or load bearing walls (other than the interior surface of such walls within the Diversified Space).
     20.2. Tenant shall maintain the lines designating the parking spaces in good condition and paint the same as often as may be necessary, so that they are easily discernable at all times; resurface the parking areas as necessary to maintain them in good condition; paint any exterior portions of the Buildings as necessary to maintain them in good condition; maintain the roof and landscaping in good condition; maintain sightly screens, barricades or enclosures around any waste or storage areas; and take all reasonable precautions to insure that the drainage facilities of the roof are not clogged and are in good and operable condition at all times
     20.3. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the Tenant’s making of any repairs, alterations or improvements in or to any portion of the Property, or in or to improvements, fixtures, equipment and personal property therein (unless the necessity for any of the same is due to Landlord’s gross negligence or willful misconduct).
     20.4. During the Term, Landlord shall, at Landlord’s sole cost and expense, be responsible for any and all repairs and replacements to the foundation, slab, structural portions of the walls and roof (not including the membrane), and structural steel aspects of the Buildings only. Notwithstanding the foregoing, Tenant shall be responsible for, and shall pay, all costs and expenses of such repair and replacement if such repair or replacement results from anything done by Tenant or Tenant’s Agents or any breach by Tenant under this Lease. For purposes of clarity, except as provided in the preceding sentence, Landlord shall not be responsible for any repairs or replacements to the roof, the exterior walls or any other portions of the Property. Except for the foregoing and except as otherwise provided in this Lease, Landlord shall not be required to maintain or make any repairs or replacements of any nature or description whatsoever to the Property unless the necessity for such repairs or replacements is due to Landlord’s gross negligence or willful misconduct. Except as otherwise provided in this Lease, Tenant hereby expressly waives the right to make repairs at the expense of Landlord as provided for in any Applicable Laws in effect at the time of execution of this Lease, or in any other Applicable Laws that may hereafter be enacted, and waives its rights under Applicable Laws relating to a landlord’s duty to maintain its premises in a tenantable condition. Notwithstanding the foregoing, if Tenant shall fail, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant, to maintain or to commence and thereafter to proceed with diligence to make any repair required of it pursuant to the terms of this Lease, Landlord, without being under any obligation to do so and without thereby waiving such default by Tenant, may so maintain or make such repair and may charge Tenant for the actual and documented costs thereof. Any expense reasonably incurred by Landlord in connection with the making of such repairs may be billed by Landlord to Tenant monthly or, at Landlord’s option, immediately, and shall be due and payable within thirty (30) days after such billing.
     20.5. Landlord and Landlord’s agents shall have the right to enter upon the Property or any portion thereof in accordance with the terms and conditions of Section 34.2, for the purposes of performing any repairs or maintenance Landlord is permitted or required to make pursuant to this Lease, and of ascertaining the condition of the Property or whether Tenant is observing and performing Tenant’s obligations hereunder, all without unreasonable interference from Tenant or Tenant’s Agents.
     20.6. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Property (other than the Diversified Space) to Landlord in as good of a condition as when received, ordinary wear and tear and damage by casualty excepted. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Property (other than the Diversified Space) or any part thereof, other than pursuant to the terms and provisions of this Lease.
     20.7. Tenant shall, at its sole cost and expense, perform the maintenance and repair obligations of the Parcel 3 Owner (as defined in the REA) pursuant to, and in accordance with, Section 4.1 of the REA.
     20.8. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance. Notwithstanding any provision in this Lease to the contrary, if Tenant provides notice to Landlord of an event or circumstance which requires the action of Landlord with respect to the provision of repairs as set forth in Section 20.4 of this Lease, and Landlord fails to provide such action as required by the terms of this Lease within thirty (30) days after the date of such notice from Tenant (or if such repair is reasonably expected to require longer than thirty (30) days to complete, if Landlord shall fail to commence in a meaningful way such repair within said thirty (30) day period and diligently prosecutes such repair to completion), then Tenant may provide Landlord with a second written notice stating in bold and all caps 12 point font that “Landlord’s failure to commence repair of the damage described below within ten (10) business days after Landlord’s receipt of this second notice shall entitle Tenant to repair such damage.” If Landlord does not commence in a meaningful way such repair within such ten (10) business day period, then Tenant shall have the right to take such action, and if such action was required under the terms of this Lease to be taken by Landlord, then Tenant shall be entitled to reimbursement by Landlord of Tenant’s reasonable actual and documented costs and expenses in taking such action. Notwithstanding the foregoing, in case of an emergency (where there is an imminent threat of injury to persons or damage to property), Tenant shall only be required to provide Landlord five (5) business days notice of the need to make such repairs stating in bold and all caps 12 point font that “EMERGENCY: Landlord’s failure to commence its repairs of such damage within five (5) business days after Landlord’s receipt of this notice shall entitle Tenant to repair such damage,” and if Landlord does not commence in a meaningful way such repair within such five (5) business day period, then Tenant shall have the right to take such action. In the event Tenant takes such action, and such work will affect the building systems and equipment, structural integrity of the Buildings or exterior appearance of the Buildings, Tenant shall use only those contractors used by Landlord in connection with the Landlord’s Construction Work for such work unless such contractors are unwilling or unable to perform such work or their pricing is unreasonable, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable first-class, institutional quality, office buildings in the San Diego, California area whose pricing is reasonable. If Tenant is entitled to reimbursement by Landlord of Tenant’s reasonable actual and documented costs and expenses in taking any action pursuant to this Section 20.8, Tenant shall so notify Landlord in writing (the “Reimbursement Notice”), which Reimbursement Notice shall specify in detail such costs and expenses. Within thirty (30) days after Landlord’s receipt of a Reimbursement Notice, Landlord shall pay to Tenant any undisputed portion of such costs and expenses and shall notify Tenant in writing of those costs and expenses specified by Tenant in the Reimbursement Notice which Landlord disputes (the “Disputed Amounts”) and the reasons for such dispute. Any amounts which are not so identified by Landlord as Disputed Amounts within said thirty (30) day period shall be considered to be undisputed. To the extent Landlord fails to reimburse Tenant for the actual and documented costs and expenses specified in the Reimbursement Notice within thirty (30) days after demand therefor, Tenant shall be entitled to offset the sum of the amount of any undisputed portion of such costs and expenses against Basic Annual Rent payable by Tenant under this Lease together with interest at the interest rate of eight percent (8%) per annum from the date of expiration of said thirty (30) day period until the earlier of (a) the date that Landlord reimburses Tenant such amount and (b) the date of offset (up to a maximum offset each month of fifteen percent (15%) of the Basic Annual Rent payable for the Premises) until the full pre-judgment offset amount (plus such interest) has been so offset. If Tenant obtains a final judgment against Landlord for the Disputed Amount and if Landlord fails to pay such judgment within thirty (30) days after the date such judgment is rendered, Tenant shall be entitled to offset such judgment against Basic Annual Rent payable by Tenant under this Lease together with interest at the interest rate of eight percent (8%) per annum from the date Landlord failed to timely reimburse Tenant for such costs and expenses until the earlier of (x) the date that Landlord has reimburses Tenant such amount and (y) the date of offset (up to a maximum offset each month of fifteen percent (15%) of the Basic Annual Rent payable for the Premises) until the full amount of such judgment (plus such interest) has been so offset. If Landlord obtains a final judgment against Tenant for the Disputed Amount, Tenant shall pay to Landlord such judgment within thirty (30) days after the date such judgment is rendered.
     20.9. This Article 20 relates to repairs and maintenance arising in the ordinary course of operation of the Property (other than the Diversified Space) and any related facilities. In the event of fire, earthquake, flood, vandalism, war, terrorism, natural disaster or similar cause of damage or destruction, Article 24 shall apply in lieu of this Article 20.
     20.10. Notwithstanding anything above to the contrary, if during the Term, any portion of the Property which is Tenant’s responsibility hereunder to repair cannot be repaired other than at a cost which is in excess of fifty percent (50%) of the cost of replacing such item(s), then such item(s) shall be replaced by Tenant (subject to Landlord’s prior approval of the plans and specifications and the cost of any such replacement), and Landlord shall reimburse Tenant a prorata share of the cost thereof based upon a fraction, the numerator of which is the number of months of the useful life of such replacement item beyond the expiration of the Term (including any Extended Term, if applicable), and the denominator of which is the total number of months of the useful life of such replacement (as such useful life is specified pursuant to Federal income tax regulations or guidelines for depreciation thereof); provided, however, for purposes of calculating the useful life of such replacement, the useful life of such replacement shall not exceed seven (7) years from the date that such replacement is made.
21. Liens.
     21.1. Subject to the immediately succeeding sentence, Tenant shall keep the Property free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s lien filed against the Property for work claimed to have been done for, or materials claimed to have been furnished to, shall be discharged or bonded by Tenant within ten (10) days after the filing thereof, at Tenant’s sole cost and expense.
     21.2. Should Tenant fail to discharge or bond against any lien of the nature described in Section 21.1, Landlord may, at Landlord’s election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the actual, documented and reasonable costs thereof as Additional Rent.
     21.3. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business (which Tenant shall have the right to do), Tenant warrants that any Uniform Commercial Code financing statement executed by Tenant shall, upon its face or by Exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Property be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement executed by Tenant record or place of record a financing statement that appears to constitute a lien against any interest of Landlord, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Property.
22. Indemnification and Exculpation.
     22.1. Subject to Section 22.6 below, Tenant agrees to indemnify, defend and save Landlord harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred in investigating or resisting the same (collectively, “Claims”) arising from injury to or death of any person or damage to any property occurring within or about the Property arising directly or indirectly out of Tenant’s or Tenant’s employees’, agents’ or guests’ use or occupancy of the Property or a breach or default by Tenant in the performance of any of its obligations hereunder, unless caused solely by Landlord’s willful misconduct or gross negligence.
     22.2. Landlord agrees to indemnify, defend and save Tenant harmless from and against any and all Claims arising from injury to or death of any person or damage to any property occurring within or about the Diversified Space that arise directly out of Landlord’s obligations under the Diversified Lease after the Effective Date, unless (a) caused by Tenant’s acts or omissions, or (b) arising from Tenant’s performance, or Tenant’s failure to perform, any of Tenant’s obligations under this Lease.
     22.3. Notwithstanding any provision of Section 22.1 to the contrary, but subject to Section 22.5 below, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research, including, without limitation, loss of records kept by Tenant within the Property and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including, without limitation, broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s gross negligence, willful misconduct and/or willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time. Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section 22.2.
     22.4. Landlord shall not be liable for any damages arising from any act, omission or neglect of any third party other than the gross negligence or willful misconduct of any of Landlord’s officers, employees, agents, general partners, members, and Lenders (“Landlord Parties”).
     22.5. Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage. Notwithstanding any contrary provision of this Lease, neither Landlord nor Tenant shall be liable to the other party for any consequential damages, loss of business or profit for a breach or default under this Lease; provided that this sentence shall not limit Landlord’s damages if, as a result of Tenant’s breach of this Lease: (a) Landlord does not or is unable to lease the Premises to another party, or (b) a third party is unable to occupy the Premises on the date specified in such third party’s lease.
     22.6. Tenant shall not be required to indemnify and hold Landlord harmless from any Claim to any person, property or entity resulting from the grossly negligent acts or omissions or willful misconduct of the Landlord Parties in connection with the Landlord Parties’ activities in, on or about the Property, and Landlord hereby agrees to so indemnify and holds Tenant harmless from any such Claims.

     22.7. The provisions of this Article 22 shall survive the expiration or earlier termination of this Lease.
23. Insurance; Waiver of Subrogation.
     23.1. Landlord shall maintain insurance for the Property (including the Diversified Space) in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect, provided that such coverage shall not be less than ninety percent (90%) of such full replacement cost or the amount of such insurance Landlord’s lender, mortgagee or beneficiary (each, a “Lender”), if any, requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Buildings. Any costs incurred by Landlord pursuant to this Section 23.1 shall constitute a portion of Insurance Costs.
     23.2. In addition, Landlord shall carry public liability insurance with a single limit of not less than Ten Million Dollars ($10,000,000) for death or bodily injury, or property damage with respect to the Property (including the Diversified Space). Any costs incurred by Landlord pursuant to this Section 23.2 shall constitute a portion of Insurance Costs.
     23.3. Tenant shall, at its own cost and expense, procure and maintain in effect, beginning on the Commencement Date or the date of occupancy, whichever occurs first, and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease) comprehensive public liability insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence for death or bodily injury and not less than Two Million Dollars ($2,000,000) for property damage with respect to the Property (including the Diversified Space).
     23.4. Tenant shall, at its sole cost and expense, procure and maintain in effect, beginning on the Commencement Date or the date of occupancy, whichever occurs first, and continuing throughout the Term all insurance required to be maintained by the Parcel 3 Owner (as defined in the REA) in connection with the Parcel 3 Land (as defined in the REA) pursuant to Section 6 of the REA.
     23.5. The insurance required to be purchased and maintained by Tenant pursuant to this Lease shall show, as an additional insured in respect of the Property, Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc., Tenant, any management company retained by Landlord to manage the Property, any ground lessor and any mortgagee of Landlord required to be named pursuant to its mortgage documents. All public liability and property damage policies shall contain a provision that Landlord, although named as an insured, nevertheless shall be entitled to recovery under said policies for any loss occasioned to it, its servants, agents and employees by reason of the negligence of Tenant. Said insurance shall be with companies having a rating of not less than policyholder rating of A and financial category rating of at least Class XII in “Best’s Insurance Guide.” Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days’ prior written notice to Landlord from the insurer. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s policy may be a “blanket policy” that specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.

     23.6. Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease unless caused by Landlord’s gross negligence or willful misconduct. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.
     23.7. In each instance where Tenant’s insurance is to name additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing the same to (a) any Lender of Landlord holding a security interest in the Property or any portion thereof, (b) the landlord under any lease whereunder Landlord is a tenant of the real property upon which the Buildings are located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner, and (c) any management company retained by Landlord to manage the Property.
     23.8. Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents and representatives of the other on account of loss or damage occasioned by such waiving party or its property or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage. Such waivers shall continue so long as their respective insurers so permit. Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section 23.8. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (b) agree to pay such additional premium. If the parties do not accomplish either (a) or (b), then this Section 23.8 shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section 23.8, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.
24. Damage or Destruction.
     24.1. Subject to Section 24.2, In the event of a partial or complete destruction of the Premises or a Building by fire or other perils, Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Premises and such Building, as applicable, and this Lease shall continue in full force and effect.
     24.2. Notwithstanding the terms of this Article 24, Landlord may elect not to rebuild and/or restore the Premises and the Buildings and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Premises or any Building shall be damaged by fire or other casualty or cause or be subject to a condition existing as a result of such a fire or other casualty or cause, and one or more of the following conditions is present: (i) in the reasonable judgment of a contractor selected by Landlord and reasonably approved by Tenant, repairs cannot reasonably be completed within one hundred eighty (180) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Premises or the Buildings, or ground or underlying lessor with respect to the Premises or the Buildings (a) shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt due to an impairment of such holder’s collateral, and the remaining proceeds are insufficient to repair the damage and as a result thereof the deficiency of insurance proceeds exceeds the “Maximum Amount,” as that term is defined below, and Landlord elects not to commence repair to the Premises or the Buildings within one (1) year of such damage or destruction, or (b) shall terminate the ground or underlying lease, as the case may be; (iii) the dollar amount of the damage or condition arising as a result of such damage which is not fully covered by Landlord’s insurance policies (and that would not be fully covered by Landlord’s insurance policies if Landlord had carried the coverage required under this Lease) including any deductible amount, is equal to or greater than Two Hundred and Fifty Thousand Dollars ($250,000) (the “Maximum Amount”), which Maximum Amount shall, as of the date of termination of this Lease, be equal to the product of (a) the Maximum Amount and (b) a fraction, the numerator of which is the number of full months remaining in the Term, or when appropriate the Extended Term then applicable, as of the date of the termination of this Lease, and the denominator of which is 180 (or, if applicable, 60 during an Extended Term) and Landlord elects not to commence repair to the Premises or the Buildings within one (1) year of such damage or destruction; or (iv) the damage occurs during the last twenty-four (24) months of the Term, as such Term may have been extended by Tenant pursuant to this Lease; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs of such damage cannot, in the reasonable opinion of a contractor selected by Landlord and reasonably approved by Tenant, be completed within twelve (12) months after being commenced, Tenant may elect, not later than ten (10) business days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice. At any time, from time to time, after the date occurring thirty (30) days after the date of the damage, but in no event more than once every forty-five (45) days, Tenant may request that Landlord provide Tenant with a certificate from the architect or contractor described above setting forth such architect’s or contractors’ reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within fifteen (15) business days.
     24.3. Landlord shall give written notice to Tenant of its election not to repair, reconstruct or restore the Premises or the Buildings within sixty (60) days following the date of damage or destruction.
     24.4. Upon any termination of this Lease under any of the provisions of this Article 24, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.
     24.5. In the event of repair, reconstruction and restoration as provided in this Article 24, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair that, in Tenant’s reasonable discretion, is suitable for the temporary conduct of Tenant’s business; provided, however, that the amount of such abatement shall be reduced by the proceeds of lost rental income insurance actually received by Tenant with respect to the Premises.
     24.6. Notwithstanding anything to the contrary contained in this Article 24, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises or the Buildings after the occurrence of such damage or destruction by Force Majeure, then the time for Landlord to commence or complete repairs shall be extended on a day-for-day basis.
     24.7. If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repair, reconstruction or restoration only with regard to those portions of the Premises and the Buildings that were originally provided at Landlord’s expense. The repair, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements, Landlord shall, upon the need for replacement due to an insured loss, construct the improvements to the standard that existed prior to such damage, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repair, reconstruction and restoration of the Premises and the Buildings.
     24.8. In addition to its termination right in Section 24.2 above, Tenant shall have the right to terminate this Lease if any damage to the Buildings or the Premises: (a) occurs during the last twelve (12) months of the Term of this Lease (including the last twelve (12) months of any Extended Term, if applicable); (b) Tenant is unable to occupy more than twenty-five percent (25%) of the Premises; and (c) in the reasonable judgment of a contractor selected by Landlord and reasonably approved by Tenant, such repairs cannot reasonably be completed within twenty-five percent (25%) of the remaining term of this Lease (including any Extended Term, if applicable).
25. Eminent Domain.
     25.1. Total Taking — Termination. In the event the whole of the Premises, or such part thereof so that reconstruction of the Premises will not result in the Premises being reasonably suitable (as reasonably determined by Landlord and Tenant) for Tenant’s continued occupancy for the uses and purposes permitted by this Lease, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority.
     25.2. Partial Taking. In the event of a partial taking of the Premises, or of drives, walkways or parking areas serving the Premises for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.
     25.3. Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in this Article 25, any award for such taking shall be the property of Landlord.
     25.4. If, upon any taking of the nature described in Sections 25.1 and 25.2, this Lease continues in effect, then (a) Landlord shall promptly proceed to restore the Premises to substantially their same condition prior to such partial taking and this Lease shall, as to the part so taken terminate as of the date that possession of such part of the Premises is taken and the Basic Annual Rent shall be reduced in the same proportion that the floor area of the portion of the Buildings so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the Buildings, and (b) in the event of a partial taking of the Diversified Space, (i) Tenant agrees to sublease to Diversified, at no cost to Diversified, up to 6,600 rentable square feet in the Expansion Premises or in the Existing Parcel 1 and Parcel 2 Buildings in accordance with Diversified’s rights under Article 20 of the Diversified Lease, (ii) Tenant shall be entitled to (1) an abatement of fifty percent (50%) of the Expansion Premises Basic Annual Rent for the portion of the Expansion Premises (if any) occupied by Diversified, and (2) an abatement of fifty percent (50%) of the Basic Annual Rent under the Illumina Lease for the portion of the Premises (as defined in the Illumina Lease) (if any) occupied by Diversified, (iii) Landlord shall pay all costs associated with the relocation of Diversified, including, but not limited to, costs of tenant improvements and moving costs, and (iv) Tenant shall not be entitled to an abatement of any of the operating expenses, including Taxes, Insurance Costs, Utility Costs and all other insurance and utility costs and expenses in connection with the portion of the Expansion Premises or the Premises (as defined in the Illumina Lease) occupied by Diversified
26. Defaults and Remedies.
     26.1. Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Property. Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) days after written notice that such payment is due, Tenant shall pay to Landlord an additional sum of three percent (3%) of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant. Notwithstanding the foregoing, Landlord shall waive the imposition of such late charge for the first late payment of Rent due hereunder in any calendar year of the Term. In addition to the late charge, Rent not paid when due shall bear interest from the fifth (5th) day after the date due until paid at the lesser of (a) twelve percent (12%) per annum or (b) the maximum rate permitted by Applicable Laws.
     26.2. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.
     26.3. If Tenant fails to pay any sum of money (other than Basic Annual Rent) required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided that (a) such failure by Tenant continues beyond all applicable notice and cure periods after Landlord delivers notice to Tenant demanding performance by Tenant; or (b) such failure by Tenant reasonably could be expected to result in a violation of Applicable Laws, damage to property or injury to any person, or the cancellation of an insurance policy maintained by Landlord. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Property and act in accordance with its rights as provided elsewhere in this Lease. Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to twelve percent (12%) per annum or highest rate permitted by Applicable Laws, whichever is less.
     26.4. The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:
          26.4.1 The failure by Tenant to make any payment of Rent, as and when due, where such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant;
          26.4.2 The failure by Tenant to observe or perform any obligation or covenant contained herein to be performed by Tenant (other than described in Subsections 26.4.1 and 26.4.2), where such failure shall continue for a period of ten (10) business days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than ten (10) business days to cure, Tenant shall not be deemed to be in default if Tenant shall commence such cure within said ten (10) business day period and thereafter diligently prosecute the same to completion;
          26.4.3 Tenant makes an assignment for the benefit of creditors;
          26.4.4 A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;
          26.4.5 Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;
          26.4.6 Any involuntary petition if filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within sixty (60) days;
          26.4.7 Failure to deliver an estoppel certificate in accordance with Article 31;
          26.4.8 The occurrence of a monetary or material non-monetary default under the Illumina Lease;

          26.4.9 The occurrence of any Transfer that is not in compliance with the provisions of Article 27, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant; or
          26.4.10 Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.
     No notice given above shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.
     26.5. In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord shall be entitled to terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately thereafter, surrender possession of the Premises to Landlord. In such event, Landlord shall have the right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including, without limitation:
          26.5.1 The worth at the time of award of the unpaid Rent that had been earned at the time of termination; plus
          26.5.2 The worth at the time of award of the amount by which the unpaid Rent that would have been earned during the period commencing with termination of this Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves could have been reasonably avoided; plus
          26.5.3 The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the loss of Landlord’s rental income from the Premises that Tenant proves could be reasonably avoided; plus
          26.5.4 Any other amount necessary to compensate Landlord for all the detriment caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, without limitation, the cost of restoring the Premises to the condition required under the terms of this Lease.
As used in Subsections 26.5.1 and 26.5.2, “worth at the time of award” shall be computed by allowing interest at the rate specified in Section 26.1. As used in Subsection 26.5.3 above, the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point.
     26.6. In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, provided Tenant has the right to sublet or assign, subject only to reasonable limitations). In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section 26.6, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:
     Acts of maintenance or preservation or efforts to relet the Premises, including, but not limited to, alterations, remodeling, redecorating, repairs, replacements and/or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof, or
     The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Property.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.
     26.7. In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:
          26.7.1 First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including, without limitation, storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;
          26.7.2 Second, to the payment of the costs and expenses of reletting the Premises, including (a) alterations and repairs that Landlord deems reasonably necessary and advisable and (b) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;
          26.7.3 Third, to the payment of Rent and other charges due and unpaid hereunder; and
          26.7.4 Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.
     26.8. All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.
     26.9. Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the Premises.
     26.10. In the event of a Default by Tenant hereunder, to the fullest extent required by Applicable Laws (to the extent such Applicable Laws cannot be modified by contract), Landlord shall use commercially reasonable efforts to mitigate its damages.
     26.11. To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.
     26.12. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In the event of any default by Landlord (beyond the expiration of all applicable notice and cure periods), Tenant may exercise any rights and remedies available at law or in equity.
     26.13. In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Property or any portion thereof and to any landlord of any lease of land upon or within which the Premises are located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices; provided, however, in no event shall such reasonable opportunity to cure exceed an additional sixty (60) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such mortgagee has commenced within such sixty (60) day period and is diligently pursuing the remedies or steps necessary to cure or correct such default).
27. Assignment or Subletting.
     27.1. Except as hereinafter expressly permitted, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises or any part hereof (each, a “Transfer”), without Landlord’s prior written consent, which consent Landlord may not unreasonably withhold, condition or delay. Tenant shall have the right to Transfer without Landlord’s prior written consent the Premises or any portion thereof to any person or entity that: (a) directly, or indirectly through one or more intermediaries, (i) controls, is controlled by, or is under common control with Tenant, (ii) acquires all or substantially all of the assets of Tenant, or (iii) is the resulting entity of a merger or consolidation of Tenant with another entity; and (b) has a net worth equal to Two Hundred Million Dollars ($200,000,000) (each, a “Tenant’s Affiliate”), provided (1) Tenant shall notify Landlord in writing at least ten (10) days prior to the effectiveness of such Transfer to Tenant’s Affiliate (an “Exempt Transfer”); and (2) Tenant remains obligated under this Lease. For purposes of Exempt Transfers, “control” requires both (x) owning (directly or indirectly) more than fifty-one percent (51%) of the stock or other equity interests of another person and (y) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person.
     27.2. In the event Tenant desires to effect a Transfer, then, at least twenty (20) business days but not more than one hundred twenty (120) days prior to the date when Tenant desires the assignment or sublease to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer; and evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee, all in such detail as Landlord shall reasonably require (the “Transfer Information”). Tenant shall also tender to Landlord the actual, documented and reasonable attorneys’ fees and other costs or overhead expenses incurred by Landlord in reviewing Tenant’s request for such Transfer (not to exceed Two Thousand Five Hundred Dollars ($2,500.00) in the aggregate per Transfer request).
     27.3. Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to (a) the financial strength of such assignee (notwithstanding Tenant remaining liable for Tenant’s performance), and (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (the “Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. Landlord shall respond to Tenant’s proposed Transfer within twenty (20) days after receipt of Tenant’s Transfer request. If Landlord fails to respond within such twenty

(20) day period, then Tenant shall provide Landlord with a second written notice stating in bold and all caps 12 point font that “Landlord’s failure to respond to Tenant’s Transfer request within five (5) days after Landlord’s receipt of this second notice shall be deemed approval by Landlord,” and if Landlord does not respond within such five (5) day period, then Landlord shall be deemed to have approved such Transfer request.
     27.4. As conditions precedent to Tenant subleasing the Premises or to Landlord considering a request by Tenant to Tenant’s transfer of rights or sharing of the Premises, Landlord may require any or all of the following:
          27.4.1 Tenant shall remain fully liable under this Lease during the unexpired Term;
          27.4.2 Tenant shall provide Landlord with the Transfer Information;
          27.4.3 If Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including, without limitation, a premium rental for a sublease or lump sum payment for an assignment) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after deductions for tenant improvement allowances actually provided by Tenant, alterations (including hard and soft costs), cash and other monetary concessions, marketing expenses, free rent, brokerage commissions and the actual documented and reasonable attorneys fees necessarily incurred in negotiating such sublease or assignment. If said consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;
          27.4.4 The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;
          27.4.5 Any such consent to Transfer shall be effected on Landlord’s forms, subject to changes by Tenant that are satisfactory to Landlord in its reasonable discretion;
          27.4.6 Tenant shall not then be in default hereunder (beyond the expiration of all applicable notice and cure periods) in any respect;
          27.4.7 Such proposed transferee, assignee or sublessee’s use of the Premises shall not be inconsistent with the Permitted Use;
          27.4.8 Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;
          27.4.9 Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;
          27.4.10 Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent to any later Transfer;
          27.4.11 Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing the Transfer; and
          27.4.12 A list of Hazardous Materials (as defined in Section 40.6 below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Property. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 40.2.

     27.5. Any Transfer that is not in compliance with the provisions of this Article 27 shall be void and constitute a “Default” hereunder.
     27.6. The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord’s consent to any further Transfer, nor shall it release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease.
     27.7. Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.
     27.8. Licenses to Business Affiliates. Notwithstanding any contrary provision of this Article 27, the original Tenant named hereunder (but not any assignee or subtenant) shall have the right, without the receipt of Landlord’s consent, but on prior written notice to Landlord, to license (but not sublease) up to an aggregate of up to ten percent (10%) of the rentable square feet of the Expansion Premises to individuals or entities (each, a “Business Affiliate”), which license to a Business Affiliate shall be on and subject to all of the following conditions: (i) Tenant shall have a direct contractual business relationship (relating to a primary business of Tenant conducted in the Expansion Premises and other than Business Affiliate’s use of the Expansion Premises) with each such Business Affiliate; (ii) each such Business Affiliate shall be of a character and reputation consistent with the quality of the Buildings; (iii) each such license shall clearly specify that it is only a contract right and that the Business Affiliate is not a subtenant and has no interest in real property; (iv) each such Business Affiliate’s use of the Expansion Premises is in a manner consistent with the Permitted Use; (v) no demising walls or separate entrances shall be constructed in the Expansion Premises to accommodate any such license; (vi) the term of such license shall not exceed six (6) months; and (vii) the licensee shall pay no rent or other compensation to Tenant in respect of such license. No such license shall relieve Tenant from any liability under this Lease.
     27.9. If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (beyond the expiration at all applicable notice and cure periods) by Tenant, Tenant shall have the right to collect such rent.
28. Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be entitled to have and recover from the other party reasonable attorneys’ fees, charges and disbursements and costs of suit.
29. [Intentionally Omitted].
30. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in this Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Property or this Lease without Tenant’s consent.

31. Estoppel Certificate. Tenant shall, within fifteen (15) days of receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit I, or on any other commercially reasonable form reasonably requested by a proposed Lender or purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Property as may be reasonably requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such the prescribed time shall, at Landlord’s option, constitute a Default under this Lease, and, in any event, shall be binding upon Tenant that this Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution and that all other statements set forth in such certificate are true and correct. Landlord shall, within fifteen (15) days of receipt of written notice from Tenant but in no event more than once every twelve (12) months, provide to Tenant an estoppel certificate signed by Landlord, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, and (b) acknowledging that there are not, to Landlord’s knowledge, any uncured defaults on the part of Tenant hereunder, or specifying such defaults if any are claimed.
32. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:
     32.1. Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant; and
     32.2. The term “Tenant” as used in this Lease shall mean and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including, without limitation, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.
33. Limitation of Landlord’s Liability.
     33.1. If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Property, (b) rent or other income from such real property receivable by Landlord, (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Property and (d) any casualty insurance proceeds which Landlord receives for damage to the Property.
     33.2. Landlord shall not be personally liable for any deficiency under this Lease. If Landlord is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Landlord’s obligations under this Lease, and no partner of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture. If Landlord is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Landlord’s obligations under this Lease, and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord. If Landlord is a limited liability company, then the members of such limited liability company shall not be personally liable for Landlord’s obligations under this Lease, and no member of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Landlord except as may be necessary to secure jurisdiction of the limited liability company. No partner, shareholder, director, employee, member or agent of Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee or agent of Landlord.
     33.3. If Tenant is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Tenant’s obligations under this Lease, and no partner of Tenant shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Tenant except as may be necessary to secure jurisdiction of the partnership or joint venture. If Tenant is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Tenant’s obligations under this Lease, and no shareholder, director, officer, employee or agent of Tenant shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Tenant. If Tenant is a limited liability company, then the members of such limited liability company shall not be personally liable for Tenant’s obligations under this Lease, and no member of Tenant shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Tenant except as may be necessary to secure jurisdiction of the limited liability company. No partner, shareholder, director, employee, member or agent of Tenant shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee or agent of Tenant. Notwithstanding the foregoing, in no event shall the provisions of this Section 33.3 relieve Tenant’s partners, shareholders, directors, employees, members or agents of any personal liability arising out of, or in connection with, such partner’s, shareholder’s, director’s, employee’s, member’s or agent’s gross negligence or willful misconduct.
     33.4. Each of the covenants and agreements of this Article 33 shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.
34. Control by Landlord.
     34.1. Subject to Section 34.2, Landlord and Landlord’s offices, employees, lenders, agents, architects, engineering consultants, design team, general contractor, and subcontractors (collectively “Landlord’s Agents”) shall have the right, at any time, to enter the Property and the Buildings to commence and prosecute the construction of Landlord’s Construction Work, the Tenant Improvements and to attend to all other activities related thereto.
     34.2. Landlord and Landlord’s Agents may, at any and all reasonable times during non-business hours (or during business hours if Tenant so requests), and upon twenty-four (24) hours’ prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Property to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Property to prospective purchasers or tenants during the final year of the Term, (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substation and fire risers, or (f) alter, improve or repair any portion of the Buildings. In connection with any such alteration, improvement or repair as described in Subsection 34.2(f) above, Landlord and Landlord’s Agents may erect in the Property scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. Subject to Section 18.5 above, in no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section 34.1; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. If an emergency (where there is an imminent threat to persons or property) necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.
35. Quiet Enjoyment. So long as Tenant is not in default under this Lease or as otherwise permitted by this Lease, Landlord or anyone acting through or under Landlord shall not disturb Tenant’s occupancy of the Premises. Notwithstanding the foregoing, to the extent that Landlord uses commercially reasonable efforts to minimize any interference with the construction of the Expansion Building may have on Tenant’s use and quiet enjoyment of the Diversified Building Premises for Tenant’s normal business operations, Tenant hereby (i) accepts any and all inconveniences associated with the construction of the Expansion Building, including, any noise, paint, fumes, dust, debris, obstruction of access (including any obstruction caused by the erection of scaffolding, barricades or other necessary structures on the Property), or any other inconvenience caused by the construction of the Expansion Building, (ii) agrees that the performance of the construction of the Expansion Building shall not constitute a constructive eviction nor shall Tenant be entitled to an abatement of Rent, and (iii) acknowledges and agrees that Landlord shall not, for any reason, be responsible or liable to Tenant for any direct or indirect injury to Tenant or Tenant’s Agents, or interference with Tenant’s business, arising from the construction of the Expansion Building; provided, however, that if Landlord fails to use its commercially reasonable efforts to minimize any interference that the construction of the Expansion Building may have on Tenant’s use of the Diversified Building Premises for Tenant’s normal business operations, such failure results in an Adverse Condition, and as a direct result of such Adverse Condition, Tenant is unable to conduct its business in a reasonable manner in a material portion of the Premises, Tenant shall be entitled to an abatement of rent with respect to such Adverse Condition to the extent Tenant is entitled to an abatement of rent pursuant to the terms and conditions of Section 18.5 above.
36. Subordination and Attornment.
     36.1. Subject to the delivery of the non-disturbance agreements described in this Article 36 as a condition precedent to any such subordination, this Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Property or any portion thereof and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination. In consideration of, and as a condition precedent to, Tenant’s agreement to permit its interest pursuant to this Lease to be subordinated to any particular future ground or underlying lease of the Buildings or the Property or to the lien of any mortgage or trust deed, hereafter enforced against the Buildings or the Property and to any renewals, extensions, modifications, consolidations and replacements thereof, Landlord shall deliver to Tenant a non-disturbance agreement on (a) the form of Exhibit M attached hereto, (b) a commercially reasonable form of non-disturbance agreements of the lessor under such ground lease or underlying lease or the holder of such mortgage or trust deed, or (c) another commercially reasonable form. Landlord’s delivery to Tenant of non-disturbance agreement(s) in favor of Tenant from any ground lessors, mortgage holders or lien holders of Landlord who later came into existence at any time prior to the expiration of the Term shall be in consideration of, and a condition precedent to, Tenant’s agreement to be bound by the terms of this Article 36. Tenant shall be entitled, at Tenant’s sole cost and expense, to record any such non-disturbance agreement promptly after full execution and delivery of such agreement.
     36.2. Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further commercially reasonable instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. However, if any such mortgagee, beneficiary or Landlord under lease wherein Landlord is tenant so elects, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Property regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request.
     36.3. Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part incident to the financing of the real property of which the Premises constitute a part. Any change affecting the amount or timing of the consideration to be paid by Tenant or modifying the term of this Lease shall be deemed as materially altering the terms hereof.
     36.4. Subject to Section 36.1, in the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Property, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

37. Surrender.
     37.1. No surrender of possession of any part of the Property shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.
     37.2. The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Property or any portion thereof, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.
     37.3. The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Property or any portion thereof, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Property and shall, at the option of the successor to Landlord’s interest in the Property or any portion thereof operate as an assignment of this Lease.
     37.4. In the event Tenant has performed any Alterations in accordance with this Lease, upon surrender of the Premises, Tenant shall reimburse Landlord for any extra costs and expenses incurred by Landlord by reason of any delays in re-leasing the Premises caused by Tenant’s removal of such Alterations.
38. Waiver and Modification No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained. The waiver by Tenant of any breach by Landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.
39. Waiver of Jury Trial and Counterclaims. To the extent allowed under Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Property; or any claim of injury or damage related to this Lease or the Property.
40. Hazardous Materials.
     40.1. After the Execution Date, Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept or used in or about the Property in violation of Applicable Laws by Tenant or Tenant’s Agents. If Tenant breaches such obligation, or if the presence of Hazardous Materials brought upon, kept or used in or about the Property by Tenant or Tenant’s Agents results in contamination of the Property or any adjacent property, or if contamination of the Property or any adjacent property by Hazardous Materials otherwise occurs during the term of this Lease or any extension or renewal hereof or holding over hereunder (other than in connection with substances that migrated to the Property from any adjoining property, except in the event Tenant is aware of such contamination and neither remedies such contamination nor promptly notifies Landlord of the existence of such contamination), then Tenant shall indemnify, save, defend and hold Landlord, its agents and contractors harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including, without limitation, diminution in value of the Property or any portion thereof; damages for the loss or restriction on use of rentable or usable space or of any amenity of the Property; damages arising from any adverse impact on marketing of space in the Property; and sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) that arise during or after the Term as a result of such breach or contamination, except to the extent arising solely out of Landlord’s construction of the Landlord’s Construction Work or the Tenant Improvements; provided, however, in no event shall Tenant’s indemnity extend to consequential damages; provided that this sentence shall not limit Landlord’s damages if, as a result of Tenant’s breach of this Lease: (a) Landlord does not or is unable to lease the Premises to another party, or (b) a third party is unable to occupy the Premises on the date specified in such third party’s lease. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any Governmental Authority because of Hazardous

Materials present in the air, soil or groundwater above, on or under the Property. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Property or any adjacent property caused or permitted by Tenant or Tenant’s Agents results in any contamination of the Property or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Property and any adjacent property to their respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Property.
     40.2. Landlord acknowledges that it is not the intent of this Article 40 to prohibit Tenant from operating its business as described in Section 2.8 above. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored according to Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Term Commencement Date a list identifying each type of Hazardous Material to be present on the Property and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material on the Property (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List on or prior to each annual anniversary of the Term Commencement Date and shall also deliver an updated Hazardous Materials List before any new Hazardous Materials are brought onto the Property. Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Term Commencement Date or, if unavailable at that time, concurrent with the receipt from or submission to any Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of Applicable Laws; plans relating to the installation of any storage tanks to be installed in or under the Property (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion); and all closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on or under the Property for the closure of any such storage tanks. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature that, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials.
     40.3. At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Property to demonstrate that Hazardous Materials are present or that contamination has occurred due to Tenant or Tenant’s agents, employees or invitees. Tenant shall pay all reasonable costs of such tests of the Property if such tests demonstrate that Tenant has breached any provision of this Lease regarding Hazardous Materials or has any clean-up obligations under this Article 40.
     40.4. If underground or other storage tanks storing Hazardous Materials are: (a) located on the Property; (b) hereafter placed on the Property by Tenant or Tenant’s Agents, (c) hereafter used by Tenant or Tenant’s Agents, or (d) placed on the Property by any other party and Tenant is aware that such party placed such underground or other storage tank on the Property, Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws. Tenant shall pay all reasonable costs of such tests of the Property
     40.5. Tenant’s and Landlord’s obligations under this Article 40 shall survive the expiration or earlier termination of this Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Property of any such Hazardous Materials that Tenant is liable for pursuant to the terms and conditions of this Lease, Tenant shall continue to pay Rent in accordance with this Lease, which Rent shall be prorated daily.
     40.6. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any Governmental Authority.

41. Miscellaneous.
     41.1. This Lease shall not be effective until, and shall be contingent upon, the satisfaction of each of the following conditions: (a) the Illumina Lease shall have been fully executed and be in full force and effect, (b) Landlord shall have received Northwestern Mutual Life Insurance Company’s consent to the Illumina Lease and release of its security interest in Parcel 3, (c) Landlord shall have conveyed the Parcel 3 Land (including the Diversified Building) to, and assigned all of its interests in this Lease to, BMR-9865 Towne Centre Drive, LLC, a Delaware limited liability company, and (d) Landlord has received formal approval of substantial conformance review and plan checks comments from the City of San Diego in connection with the Expansion Building, which approval and comments shall not contain any required changes that cause Landlord to materially alter the Landlord’s Construction Work or Tenant Improvements. If the conditions set forth in this Section 41.1 are not satisfied or waived on or before April 10, 2007, this Lease shall become null and void.
     41.2. Within five (5) business days after the end of each calendar month, Tenant shall submit to Landlord an invoice, or, in the event an invoice is not available, an itemized list of expenses, of all costs and expenses that: (a) Tenant has incurred during the prior month; and (b) Tenant has reasonably determined that Landlord is obligated to reimburse such costs and expenses pursuant to the terms of this Lease.
     41.3. This Lease shall be deemed and construed to be an “absolute net lease” and, except as herein expressly provided, Landlord shall receive all payments required to be made by Tenant free from all charges, assessments, impositions, expenses and deductions of any and every kind or nature whatsoever. Landlord shall not be required to furnish any services or facilities or to make any repairs, replacements or alterations of any kind in or on the Property except as specifically provided herein. Tenant shall receive all invoices and bills relative to the Property (including the Diversified Space) and, except as otherwise provided herein, shall pay for all expenses directly to the person or company submitting a bill without first having to forward payment for the expenses to Landlord. Tenant shall at Tenant’s sole cost and expense be responsible for the management of the Property (other than the Diversified Space), shall maintain the landscaping and parking lot, and shall make those additional repairs and alterations required of Tenant hereunder to maintain the Property (other than the Diversified Space) in first class condition.
     41.4. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.
     41.5. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.
     41.6. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
     41.7. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.
     41.8. Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.
     41.9. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.
     41.10. Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

     41.11. Landlord may, but shall not be obligated to, record a short form memorandum hereof without Tenant’s consent. Tenant shall reasonably cooperate with Landlord in such recording. Neither party shall record this Lease. Tenant shall have the right to record a memorandum of this Lease (which Landlord shall execute); provided, however, that Tenant shall be responsible for the cost of recording any memorandum of this Lease, including any transfer or other taxes incurred in connection with said recordation. Landlord shall reasonably cooperate with Tenant in such recording at Tenant’s sole cost and expense.
     41.12. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.
     41.13. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section 41.13 shall in any way alter the provisions of this Lease restricting assignment or subletting.
     41.14. Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and if given by personal delivery, shall be deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one (1) day after deposit with a reputable nationwide overnight delivery service; and, if given by certified mail (return receipt requested), shall be deemed delivered three (3) business days after the time the notifying party deposits the notice with the United States Postal Service. Any notices given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.10 and 2.11, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.
     41.15. This Lease shall be governed by, construed and enforced in accordance with the laws of the State in which the Property is located, without regard to such State’s conflict of law principles.
     41.16. That individual or those individuals signing this Lease guarantee, warrant and represent that said individual or individuals have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.
     41.17. To induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request, the most recent audited year-end financial statements reflecting Tenant’s current financial condition. Tenant shall, within ninety (90) days after the end of Tenant’s financial year, furnish Landlord with a certified copy of Tenant’s audited year-end financial statements for the previous year. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. Notwithstanding the foregoing, the provisions of this Section 41.17 shall not apply to Tenant so long as Tenant is a publicly traded company that is listed on a United States stock exchange.
     41.18. This Lease is subject to any recorded covenants, conditions or restrictions now or hereinafter affecting the Premises or the Property (the “CC&Rs”). Tenant shall comply with all CC&Rs except to the extent any future CC&Rs (a) materially adversely affects Tenant’s use of the Premises for its Permitted Use; or (b) materially increase Tenant’s costs under this Lease.
42. Option to Extend Term. Tenant shall have the option (“Option”) to extend the Term of this Lease as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to any Option shall be on all the same terms and conditions as this Lease, except as follows:
     42.1. Tenant shall have three (3) options to extend the Term of this Lease by five (5) years each (each, an “Extended Term”), upon the same terms and conditions as this Lease (except as provided below). Basic Annual Rent for the Diversified Building Premises and the Expansion Premises shall be adjusted on the first (1st) day of each Extended Term and every twenty-four (24) months thereafter in accordance with Article 7. The Basic Annual Rent during each Extended Term shall equal the greater of: (a) the Fair Market Value for the Extended Term; and (b) 102.5% of the then-current Basic Annual Rent at the end of the then-current Term or Extended Term, as applicable. “Fair Market Value” means the then-prevailing average annual rate that comparable landlords have accepted in current transactions from new, non-equity (i.e., not being offered equity in the Buildings), nonrenewal, nonexpansion and nonaffiliated tenants of similar financial strength for comparable space in comparable class “A” office buildings comparably located, with comparable size, quality and floor height in a first class office building, or as appropriate, a laboratory building, taking into consideration all relevant factors, including, without limitation, the proposed lease term, the tenant inducements, allowances or concessions, if any, and excluding specialized tenant improvements or tenant paid improvements for a comparable term, with the determination of Fair Market Value to take into account all relevant factors, including tenant inducements, allowances or concessions, if any, the extent of the services provided or to be provided to the Premises, and contraction and expansion options. In the event the tenant inducements, allowances or concessions granted differ from the terms contained in this Lease, an adjustment to the Fair Market Value shall be made on a basis consistent with the adjustments commonly made in the market for comparable differences and concession packages. If Landlord and Tenant cannot agree on the Fair Market Value for purposes of any Extended Term then they shall engage a mutually agreeable independent third party appraiser, which appraiser shall be a real estate broker with at least ten (10) years’ experience in appraising the rental value of leased commercial premises (for research and development and laboratory uses) in the San Diego, California area (the “Appraiser”). If the parties cannot agree on the Appraiser, each shall within ten (10) days after such impasse appoint an Appraiser (meeting the qualifications set forth above) and, within ten (10) days after the appointment of both such Appraisers, those two Appraisers shall select a third Appraiser meeting the qualifications set forth above. If either party fails to timely appoint an Appraiser, then the Appraiser the other party appoints shall be the sole Appraiser. Within ten (10) days after appointment of all Appraiser(s), Landlord and Tenant shall each simultaneously give the Appraisers (with a copy to the other party) its determination of Fair Market Value, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Appraisers shall by majority vote select either Landlord’s or Tenant’s Fair Market Value. The Appraisers may not select or designate any other Fair Market Value. The determination of the Appraiser(s) shall bind the parties
     42.2. The Option is not assignable separate and apart from this Lease.
     42.3. The Option is conditional upon Tenant giving Landlord written notice of its election to exercise an Option at least twelve (12) months prior to the end of the expiration of the initial term of this Lease and, if exercised, the applicable Extended Term. Time shall be of the essence as to Tenant’s exercise of each Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise any Option(s). Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of any Option(s) after the date provided for in this Section.
     42.4. Notwithstanding anything contained in this Article 42, Tenant shall not have the right to exercise an Option:
          42.4.1 During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in monetary or material non-monetary default under any provision of this Lease or the Illumina Lease and continuing until Tenant has cured the specified default; or
          42.4.2 At any time after any Default as described in Article 26 of this Lease (provided, however, that, for purposes of this Subsection 42.4(b), Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or
          42.4.3 In the event that Tenant has defaulted in the performance of its obligations under this Lease three (3) or more times and a service or late charge has become payable under Section 26.1 for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise an Option, whether or not Tenant has cured such defaults.

     42.5. The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 42.4.
43. Tenant’s Authority. Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.
44. Landlord’s Authority. Landlord hereby covenants and warrants that (a) Landlord is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Landlord has and is duly qualified to do business in the state in which the Property is located, (c) Landlord has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Landlord’s obligations hereunder and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Landlord is duly and validly authorized to do so.
45. Confidentiality. Neither party shall disclose any terms or conditions of this Lease (including Rent) or give a copy of this Lease to any third party, and Landlord shall not release to any third party any nonpublic financial information or nonpublic information about Tenant’s ownership structure that Tenant gives Landlord, except (a) if required by Applicable Laws or in any judicial proceeding, provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (b) to a party’s attorneys, accountants, brokers and other bona fide consultants or advisers, provided such third parties agree to be bound by this Section or (c) to bona fide prospective assignees or subtenants of this Lease, provided they agree in writing to be bound by this Section.
46. Excavation. If any excavation shall be made upon land adjacent to or under the Buildings, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Property for the purpose of performing such work as said person shall deem necessary or desirable to preserve and protect the Buildings from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without, subject to the terms and conditions of this Lease, reducing or otherwise affecting Tenant’s obligations under this Lease.
47. Telecommunications Equipment. At any time during the Term, subject to the terms of this Article 47 and subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed, Tenant shall have the exclusive right to install, at Tenant’s sole cost and expense, satellite or microwave dishes or other communication equipment (the “Telecommunications Equipment”) upon the roof of the Expansion Building. The physical appearance and the size of the Telecommunications Equipment shall be subject to Landlord’s written approval prior to installation, which approval will not unreasonably be withheld, any covenants, conditions, or restrictions encumbering the Property and, any Applicable Laws. Tenant shall maintain such Telecommunications Equipment in good condition and repair, at Tenant’s sole cost and expense. The cost of the Telecommunications Equipment, including but not limited to the permitting, installation, maintenance and removal thereof shall be at Tenant’s sole cost and expense. If Tenant fails to maintain its Telecommunications Equipment, or if Tenant fails to remove such Telecommunications Equipment upon termination of this Lease, or fails to repair any damage caused by such removal, Landlord may do so at Tenant’s expense. Tenant shall on demand reimburse Landlord for all costs incurred by Landlord to effect such removal, which amounts shall be deemed Additional Rent and shall include without limitation, all sums disbursed, incurred or deposited by Landlord, including Landlord’s costs, expenses and actual attorneys’ fees with interest thereon. Tenant shall indemnify, defend and hold harmless Landlord from and against any loss, cost, claim, lawsuit, liability or expense (including reasonable attorneys’ fees and disbursements) arising directly or indirectly out of Tenant’s failure to perform any of its obligations under this Article 47.
48. Access to Premises. Subject to Section 34.2, Tenant shall be granted access to the Premises (including the parking facilities) twenty-four (24) hours per day, seven (7) days per week, every day of the year.

49. Secured Areas. Notwithstanding anything to the contrary set forth in this Lease, Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may not enter such Secured Areas except in the case of emergency or in the event of a Landlord inspection, in which case Landlord shall provide Tenant with one (1) business day prior written notice of the specific date and time of such Landlord inspection.
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     IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

BMR-9885 TOWNE CENTRE DRIVE LLC, a Delaware limited liability company

By:

Name:

Title:

TENANT:

ILLUMINA, INC., a Delaware corporation

By:

Name:

Title:

[Signature Page — Parcel 3: Illumina Lease]

EXHIBIT A
ORIGINAL ILLUMINA LEASE PREMISES
TOWNE CENTRE DRIVE

EXHIBIT A-1

EXHIBIT B
INTENTIONALLY OMITTED

EXHIBIT B-1

EXHIBIT C
PHASE 1 PREMISES
(to be attached by the parties on or before
Substantial Completion of the Landlord’s Construction Work}

EXHIBIT C-1

EXHIBIT D
PHASE 2 PREMISES
(to be attached by the parties on or before
Substantial Completion of the Landlord’s Construction Work}

EXHIBIT D-1

EXHIBIT E
PHASE 3 PREMISES
(to be attached by the parties on or before
Substantial Completion of the Landlord’s Construction Work}

EXHIBIT E-1

EXHIBIT F
ACKNOWLEDGEMENT OF [PHASE 1][PHASE 2][PHASE 3]
COMMENCEMENT DATE AND EXPIRATION DATE
     THIS ACKNOWLEDGEMENT OF [PHASE 1][PHASE 2][PHASE 3] COMMENCEMENT DATE AND EXPIRATION DATE is entered into as of [___], 20[___], with reference to that certain Lease (the “Lease”) dated as of January 26, 2007, by Illumina, Inc., a Delaware corporation (“Tenant”), in favor of BMR-9885 Towne Centre Drive LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.
     Tenant hereby confirms the following:
1.	Tenant accepted possession of the [Phase 1][Phase 2][Phase 3] Premises on [___], 20[___].

2.	The [Phase 1][Phase 2][Phase 3] Premises are in good order, condition and repair.

3.	Landlord’s Construction Work and the Tenant Improvements required to be constructed by Landlord under the Lease have been substantially completed.

4.	All conditions of the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the [Phase 1][Phase 2][Phase 3] Premises.

5.	In accordance with the provisions of Section [5.2.2][5.2.3][5.2.4] of the Lease, the [Phase 1][Phase 2][Phase 3] Commencement Date is [___], 20[___], and, unless the Lease is terminated prior to the Expiration Date pursuant to its terms, the Expiration Date shall be [___], 20[___].

6.	Tenant commenced occupancy of the [Phase 1][Phase 2][Phase 3] Premises for the Permitted Use on [___], 20[___].

7.	The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the [Phase 1][Phase 2][Phase 3] Premises [, except [___]].

8.	Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.

9.	The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant under the Lease commenced to accrue on [___], 20[___].

10.	The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Premises or any portion thereof.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT F-1

     IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of [Phase 1][Phase 2][Phase 3] Commencement Date and Expiration Date as of [___], 20[___].

ILLUMINA, INC., a Delaware corporation

By:

Name:

Title:

ACKNOWLEDGED AND AGREED:

BMR-9885 TOWNE CENTRE DRIVE LLC, a Delaware limited liability company

By:

Name:

Title:

EXHIBIT F-2

EXHIBIT G
TENANT’S PERSONAL PROPERTY
1)	All Data Servers/Racks that are not mounted to the floor

2)	2 large UPS’s
a)	1 in the A/2 Data Room

b)	1 in the A/1 Shipping area
3)	RO/DI Water System

4)	Backup Generator

5)	Boardroom Electronics and Podium

6)	All Modular Furniture

7)	All Shelving/Racking

8)	Reagent Delivery System

9)	Caging Material

10)	All Equipment Specific to the Production Process of Illumina other than Fume Hoods and Bio-Safety Cabinets

EXHIBIT G-1

EXHIBIT H
RULES AND REGULATIONS
     NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.
1.	Except as specifically provided in the Lease to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Buildings or in the Common Areas without Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.
2.	If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Buildings or placed on any windowsill, which window, door or windowsill is (a) visible from the exterior of the Buildings and (b) not included in plans approved by Landlord, then Tenant shall promptly remove said curtains, blinds, shades, screens or hanging plants or other similar objects at its sole cost and expense.
3.	Tenant shall not obstruct any sidewalks or entrances to the Buildings, or any halls, passages, exits, entrances or stairways within the Premises, in any case that are required to be kept clear for health and safety reasons.
4.	Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) that is allowed by Applicable Laws.
5.	Tenant shall not use any method of heating or air conditioning other than that shown in the Tenant Improvement plans.
6.	Tenant shall not install any radio, television or other antenna, cell or other communications equipment, or any other devices on the roof or exterior walls of the Buildings except to the extent shown on approved Tenant Improvements plans or as otherwise provided in the Lease. Tenant shall not interfere with radio, television or other communications from or in the Buildings or elsewhere.
7.	Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Property is prohibited, and Tenant shall cooperate to prevent such activities.
8.	Tenant shall store all of its trash, garbage and Hazardous Materials within its Premises or in designated receptacles outside of the Premises. Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal.
9.	The Property shall not be used for any unlawful or reasonably objectionable purposes. No cooking shall be done or permitted on the Property; provided, however, that Tenant may use (a) equipment approved in accordance with the requirements of insurance policies that Landlord or Tenant is required to purchase and maintain pursuant to the Lease for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees’ use and (c) equipment shown on Tenant Improvement plans approved by Landlord; provided, further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.
10.	Tenant shall not, without Landlord’s prior written consent, use the name of the Premises, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.
11.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

EXHIBIT H-1

12.	Tenant assumes any and all responsibility for protecting the Property from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.
13.	Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against Tenant.
14.	These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease.
15.	Landlord reserves the right to make such other reasonable rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Property, or the preservation of good order therein; provided, however, that Landlord shall provide written notice to Tenant of such rules and regulations prior to them taking effect. Tenant agrees to abide by these Rules and Regulations and any additional reasonable rules and regulations issued or adopted by Landlord.
16.	Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s Agents to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. No vehicles are to be left in the parking areas overnight and no vehicles are to be parked in the parking areas other than normally sized passenger automobiles, motorcycles and pick-up trucks. No extended term storage of vehicles is permitted. Landlord reserves the right, without cost or liability to Landlord, to tow any vehicle if such vehicle’s audio theft alarm system remains engaged for an unreasonable period of time. Washing, waxing, cleaning or servicing of any vehicle in any portion of the Property is prohibited.
17.	Tenant shall be responsible for the observance of these Rules and Regulations by Tenant’s employees, agents, clients, customers, invitees and guests.

EXHIBIT H-2

EXHIBIT I
FORM OF ESTOPPEL CERTIFICATE

To:	BMR-9885 Towne Centre Drive LLC
17140 Bernardo Center Drive, Suite 222
San Diego, CA 92128
Attention: General Counsel/Real Estate

BioMed Realty, L.P.
c/o BioMed Realty Trust, Inc.
17140 Bernardo Center Drive, Suite 222
San Diego, CA 92128
Re: 9885 Towne Centre Drive (the “Premises”) at 9885 Towne Centre Drive, San Diego, California (the “Property”)
     The undersigned tenant (“Tenant”) hereby certifies to you as follows:
1. Tenant is a tenant at the Property under a lease (the “Lease”) for the Premises dated as of [                    ], 20[___]. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [                    ]], and there are no other agreements, written or oral, affecting or relating to Tenant’s lease of the Premises or any other space at the Property. The lease term expires on [                    ], 20[___].
2. Tenant took possession of the Premises, currently consisting of [                    ] square feet, on [                    ], 20[___], and commenced to pay rent on [                    ], 20[___]. Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, and does not hold the Premises under an assignment or sublease[, except as follows: [                    ]].
3. All base rent, rent escalations and additional rent under the Lease have been paid through [                    ], 20[___]. There is no prepaid rent[, except $[                    ]][, and the amount of security deposit is $[                    ] [in cash][in the form of a letter of credit]]. Tenant currently has no right to any future rent abatement under the Lease.
4. Base rent is currently payable in the amount of $[                    ] per month.
5. Tenant is currently paying estimated payments of additional rent of $[                    ] per month on account of real estate taxes, insurance, management fees and common area maintenance expenses.
6. All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant[, except [                    ]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.
7. The Lease is in full force and effect, free from default and free from any event that could become a default under the Lease, and Tenant has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Tenant has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [                    ]].
8. [Tenant has the following expansion rights or options for the Property: [                    ].][Tenant has no rights or options to purchase the Property.]
9. To Tenant’s knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of Tenant in, on or around the Property in violation of any environmental laws.
10. The undersigned has executed this Estoppel Certificate with the knowledge and understanding that [INSERT NAME OF LANDLORD, PURCHASER OR LENDER, AS APPROPRIATE] or its assignee is acquiring the Property in reliance on this certificate and that the undersigned shall be bound by this certificate. The statements contained herein may be relied upon by [INSERT NAME OF PURCHASER OR LENDER, AS APPROPRIATE],

EXHIBIT I-1

[LANDLORD], BioMed Realty, L.P., BioMed Realty Trust, Inc., and any mortgagee of the Property and their respective successors and assigns.
     Any capitalized terms not defined herein shall have the respective meanings given in the Lease.
Dated this [___] day of [                    ], 20[___].
[                    ],
a [                    ]

By:

Name:

Title:

EXHIBIT I-2

EXHIBIT J
WORK LETTER
     This Work Letter (the “Work Letter”) is made and entered into as of the 26th day of January, 2007, by and between BMR-9885 Towne Centre Drive LLC, a Delaware limited liability company (“Landlord”), and Illumina, Inc., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease dated as of January 26, 2007 (the “Lease”), by and between Landlord and Tenant for the Premises located at 9885 Towne Centre Drive in San Diego, California. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.
1. General Requirements.
     1.1 Tenant’s Authorized Representative. Tenant designates Jeff Hughson (“Tenant’s Authorized Representative”) as the person authorized to initial all plans, drawings, changes orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon five (5) days’ prior written notice to Landlord.
     1.2 Responsibility Matrix. Landlord and Tenant have approved that certain Responsibility Matrix attached hereto as Exhibit A-1 (the “Responsibility Matrix”). The Responsibility Matrix shall be determinative in allocating work between the Tenant Improvements and the Landlord’s Construction Work.
     1.3 Landlord’s Construction Work. The schedule for the design and development of Landlord’s Construction Work (as defined in the Lease), including, without limitation, the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with that certain schedule prepared by Landlord and Tenant attached as Exhibit A-2 to this Work Letter (the “Landlord’s Construction Work Schedule”). The Landlord’s Construction Work Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.
     1.4 Landlord’s Construction Work: Architects and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of Landlord’s Work (as defined below) shall be selected by Landlord and approved by Tenant, which approval Tenant shall not unreasonably withhold, condition or delay. Tenant hereby approves of Ferguson Pape Baldwin Architects as Landlord’s architect and Reno Contracting as Landlord’s general contractor.
     1.5 Tenant Improvements: Architect. The architect responsible for the preparation of the TI Program and the Schematic TI Plans shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord hereby approves Ferguson Pape Baldwin Architects as Tenant’s architect.
2. Landlord’s Construction Work.
     2.1 Landlord’s Construction Work. Landlord’s Construction Work shall be performed by Landlord at Landlord’s sole cost and expense in accordance with the Approved CW Plans (as defined below), the outline specifications attached hereto as Exhibit B, and the Landlord’s Construction Work Schedule, subject only to changes approved in accordance with Section 2.3.
     2.2 Approved CW Plans. Landlord shall prepare final plans and specifications for Landlord’s Construction Work that are: (a) consistent with and are logical evolutions of the Design Development Drawings dated December 5, 2006 and prepared by Ferguson Pape Baldwin, which have been reasonably approved by Tenant, (b) incorporate CW Permitted Changes, and (c) incorporate any other Landlord-requested (and Tenant approved) CW Changes. As soon as such final plans and specifications (“Final CW Plans”) are completed, Landlord shall deliver the same to Tenant for Tenant’s approval, which approval may be reasonably withheld only if: (i) the Final CW Plans are not consistent with or logical evolutions of the approved Design Development Drawings, (ii) Tenant requests changes to the Final CW Plans in

EXHIBIT J-1

accordance with Section 2.3(a)(i), or (iii) Tenant objects to any Landlord requested CW Change (other than CW Permitted Changes). Such Final CW Plans shall be approved or disapproved by Tenant within seven (7) days after delivery to Tenant. If Tenant fails to respond within such seven (7) days period, then Landlord shall provide Tenant with a second written notice stating that “Tenant’s failure to respond within three (3) days after Landlord’s second notice shall be deemed Tenant’s approval of the Final CW Plans,” and if Tenant does not respond within such three (3) day period, then Tenant shall be deemed to have approved the Final CW Plans. If the Final CW Plans are disapproved by Tenant, Tenant shall notify Landlord in writing of its objections to such Final CW Plans and shall submit any requested CW Changes through a CW Tenant Change Order Request (as defined below), then the parties shall confer and negotiate in good faith to reach agreement on the Final CW Plans. Promptly after the Final CW Plans are approved by Landlord and Tenant, two (2) copies of such Final CW Plans shall be initialed and dated by Landlord and Tenant as soon as approved by Landlord and Tenant, Landlord shall promptly submit such Final CW Plans to all appropriate governmental agencies for approval. The Final CW Plans so approved, and all change orders specifically permitted by the Lease, are referred to herein as the “Approved CW Plans” and shall become part of the Lease as though set forth in full.
     2.3 Changes to Landlord’s Construction Work. Any changes to the Final CW Plans or the Approved CW Plans (each, a “CW Change”) requested by Landlord or Tenant (other than CW Permitted Changes by Landlord) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the other party in accordance with this Work Letter.
          (a) CW Changes Requested by Tenant.
               (i) CW Tenant Change Order Request. Tenant may request CW Changes to the Final CW Plans or the Approved CW Plans by notifying Landlord thereof in writing in substantially the same form as the AIA standard change order form (a “CW Tenant Change Order Request”), which CW Tenant Change Order Request shall detail the nature and extent of any requested CW Changes, including, without limitation, (a) the CW Change, (b) the party required to perform the CW Change, and (c) any modification of the Final CW Plans or the Approved CW Plans, as applicable, and the Landlord’s Construction Work Schedule necessitated by the CW Change. If the nature of a CW Change requires revisions to the Final CW Plans or the Approved CW Plans, as applicable, or the Landlord’s Construction Work Schedule, then Tenant shall be solely responsible for the cost and expense of such revisions. In the event Landlord approves such CW Change, Landlord shall: (1) notify Tenant if it reasonably believes such CW Change could cause a delay in the Landlord’s Construction Work Schedule; and (2) provide Landlord’s reasonable estimate of any additional costs and expenses associated with such CW Change. Tenant shall deposit with Landlord the additional cost and expense payable by Landlord, as reasonably estimated by Landlord, to complete the Construction Work due to a Tenant-requested CW Change within ten (10) days of receiving Landlord’s approval of such CW Change (the “CW Deposit”). In the event such deposit is not sufficient to cover the actual cost of such approved CW Change, Tenant shall reimburse Landlord the difference between the actual cost of such CW Change and the CW Deposit. Tenant shall have the right to apply the Additional Allowance (as defined in the Lease) towards the CW Deposit. CW Tenant Change Order Requests shall be signed by Tenant’s Authorized Representative.
               (ii) Landlord’s Approval of CW Changes. If Landlord does not notify Tenant in writing of Landlord’s decision either to proceed with or abandon Tenant requested CW Change within ten (10) days after receipt of a CW Tenant Change Order Request, then such CW Tenant Change Order Request shall be deemed rejected by Landlord, and Tenant shall not be permitted to alter Landlord’s Construction Work as contemplated by such CW Tenant Change Order Request. Landlord may withhold in it sole and absolute discretion its approval of any CW Tenant Change Order Request; provided, however, Landlord shall not unreasonably withhold its approval to any CW Change requested by Tenant that is a CW Permitted Change or that could not reasonably be expected, as reasonably determined by Landlord, to cause a Design Problem.
          (b) Changes Requested by Landlord.
               (i) CW Landlord Change Order Request. Landlord may request CW Changes to Landlord’s Construction Work by notifying Tenant thereof in writing in substantially the same form as the AIA standard change order form (a “CW Landlord Change Order

EXHIBIT J-2

Request”), which CW Landlord Change Order Request shall detail the nature and extent of any requested CW Changes, including, without limitation, (a) the CW Change, (b) the party required to perform the CW Change, and (c) any modification of the Approved CW Plans and the Landlord’s Construction Work Schedule necessitated by the CW Change.
               (ii) Tenant’s Approval of CW Change. Tenant shall have seven (7) days after receipt of a CW Landlord Change Order Request to notify Landlord in writing of Tenant’s approval or rejection of the Landlord-requested CW Change, which approval shall not be unreasonably withheld, conditioned or delayed. If Tenant fails to respond within such seven (7) days period, then Landlord shall provide Tenant with a second written notice stating that “Tenant’s failure to respond within three (3) days after Landlord’s second notice shall be deemed Tenant’s approval to such CW Landlord Change Order Request,” and if Tenant does not respond within such three (3) day period, then Tenant shall be deemed to have approved such CW Landlord Change Order Request.
          (c) CW Permitted Changes. For purposes of this Work Letter, a “CW Permitted Change” shall mean: (a) minor field changes; (b) changes required by Governmental Authority; (c) any other changes that: (1) do not materially and adversely affect the building structure, roof, or building service equipment to be constructed as part of Landlord’s Construction Work, (2) do not materially change the size, cost, configuration, or overall appearance of the Expansion Building or Landlord’s ability to construct Landlord’s Construction Work or Tenant’s ability to operate its business in the Expansion Building, and (3) will not extend the Scheduled Completion Date of Landlord’s Construction Work (as set forth in the Landlord’s Construction Work Schedule) beyond October 1, 2008; and (d) ordinary development of the Approved CW Plans in a manner not inconsistent with the Approved CW Plans.
3. Tenant Improvements.
     3.1 TI Program. The Tenant Improvements shall be performed by Landlord at Tenant’s sole cost and expense and without cost to Landlord (except for the TI Allowance) and in accordance with the Approved TI Plans (as defined below). On or before April 1, 2007, Tenant shall prepare and submit to Landlord for Landlord’s approval a TI Program for the Tenant Improvements (the “TI Program”). Landlord shall notify Tenant in writing within ten (10) business days after receipt of the TI Program whether Landlord approves or rejects to the TI Program and of the manner, if any, in which the TI Program is objectionable. If Landlord objects to the TI Program, then Tenant shall revise the TI Program and cause Landlord’s permitted objections to be remedied in the revised TI Program. Tenant shall then resubmit the revised Tenant Program to Landlord for approval within ten (10) business days after Tenant receives Landlord’s comments on the TI Program. Landlord shall not unreasonably withhold its approval of any iteration of the TI Program so long as the TI Program does not include any Design Problem and the date when Landlord expects the Tenant Improvements to be Substantially Completed (the “Expected TI Substantial Completion Date”) based thereon is no later than October 1, 2008 (the “Target TI Substantial Completion Date”). Landlord’s approval of or objection to the revised TI Program and Tenant’s correction of the same shall be in accordance with this Section 3.1 until Landlord has approved the TI Program in writing. Any delay in the final approval of the TI Program beyond June 1, 2007 shall be a Tenant Delay except to the extent that Tenant demonstrates that such delay in the approval of the TI Program resulted from Landlord’s failure to comply with the requirements of this Section 3.1. The iteration of the TI Program that is approved by Landlord without objection shall be referred to herein as the “Approved TI Program”.
     3.2 Schematic TI Plans. Within thirty (30) business days after Landlord’s approval of the Approved TI Program, Tenant shall prepare and submit to Landlord for approval schematics covering the Tenant Improvements prepared in conformity with the Approved TI Program (the “Schematic TI Plans”). The Schematic TI Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Tenant shall be solely responsible for ensuring that the Approved TI Program and the Schematic TI Plans satisfy Tenant’s business requirements. Subject to Section 3.4(a)(ii), Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Schematic TI Plans whether Landlord approves or objects to the Schematic TI Plans and of the manner, if any, in which the Schematic TI Plans are objectionable. If Landlord objects to the Schematic TI Plans, then Tenant shall revise the Schematic TI Plans and cause Landlord’s reasonable objections to be remedied in the revised Schematic TI Plans. Tenant shall then

EXHIBIT J-3

resubmit the revised Schematic TI Plans to Landlord for approval within ten (10) business days after Tenant received Landlord’s comments to the Schematic TI Plans. Landlord’s approval of or objection to revised Schematic TI Plans and Tenant’s correction of the same shall be in accordance with this Section 3.2, until Landlord has approved the Schematic TI Plans in writing. Landlord shall not unreasonably withhold its approval of any iteration of the Schematic TI Plans so long as such iteration of such Schematic TI Plans do not include any Design Problem, are consistent with the Approved TI Program and the Expected TI Substantial Completion Date is not later than the Target TI Substantial Completion Date. Any delay in the final approval of the Schematic TI Plans beyond the day that is thirty (30) days after Landlord approves the TI Program shall be a Tenant Delay except to the extent that Tenant demonstrates that such delay in the approval of the Schematic TI Plans resulted from Landlord’s failure to comply with the requirements of this Section 3.2. The iteration of the Schematic TI Plans that is approved by Landlord without objection shall be referred to herein as the “Approved Schematic TI Plans.”
     3.3 Construction TI Plans. Landlord shall prepare final plans and specifications for the Tenant Improvements that: (a) are consistent with and are logical evolutions of the Approved Schematic TI Plans, (b) incorporate TI Permitted Changes, and (c) incorporate any other Landlord-requested (and Tenant approved) TI Changes. As soon as such final plans and specifications (“Construction TI Plans”) are completed, Landlord shall deliver the same to Tenant for Tenant’s approval, which approval may be reasonably withheld only if: (i) the Construction TI Plans are not consistent with or logical evolutions of the Approved Schematic TI Plans, (ii) Tenant intends to request changes to the Construction TI Plans in accordance with Section 3.4(a)(i), or (iii) Tenant objects to any Landlord requested TI Change (other than TI Permitted Changes). Such Construction TI Plans shall be approved or disapproved by Tenant within seven (7) business days after delivery to Tenant. If Tenant fails to notify Landlord of disapproval within such seven (7) days period, then Landlord shall provide Tenant with a second written notice stating that “Tenant’s failure to respond within three (3) days after Landlord’s second notice shall be deemed Tenant’s approval to such Construction TI Plans,” and if Tenant does not respond within such three (3) day period, then Tenant shall be deemed to have approved such Construction TI Plans. If the Construction TI Plans are disapproved by Tenant, Tenant shall notify Landlord in writing of its objections to such Construction TI Plans and shall submit any requested TI Changes through a TI Tenant Change Order Request (as defined below), then the parties shall confer and negotiate in good faith to reach agreement on the Construction TI Plans. Promptly after the Construction TI Plans are approved by Landlord and Tenant, two (2) copies of such Construction TI Plans shall be initialed and dated by Landlord and Tenant as soon as approved by Landlord and Tenant, Landlord shall promptly submit such Construction TI Plans to all appropriate governmental agencies for approval. The Construction TI Plans so approved, and all change orders specifically permitted by the Lease, are referred to herein as the “Approved TI Plans” and shall become part of the Lease as though set forth in full.
     3.4 Changes to Tenant Improvements. Any changes to the Construction TI Plans or the Approved TI Plans (each, a “TI Change”) requested by Landlord or Tenant (other than TI Permitted Changes by Landlord) shall be requested and instituted in accordance with the provisions of this Article 3 and shall be subject to the written approval of the other party in accordance with this Work Letter.
          (a) TI Changes Requested by Tenant.
               (i) TI Tenant Change Order Request. Tenant may request TI Changes after Tenant approves the Construction TI Plans or the Approved TI Plans, as applicable, by notifying Landlord thereof in writing in substantially the same form as the AIA standard change order form (a “TI Tenant Change Order Request”), which TI Tenant Change Order Request shall detail the nature and extent of any requested TI Changes, including, without limitation, (a) the TI Change, (b) the party required to perform the TI Change, and (c) any modification of the Construction TI Plans or the Approved TI Plans, as applicable. If the nature of a TI Change requires revisions to the Construction TI Plans or the Approved TI Plans, as applicable, then Tenant shall be solely responsible for the cost and expense of such revisions. In the event Landlord approves such TI Change, Landlord shall: (1) notify Tenant if it reasonably believes such TI Change could cause a delay in Substantial Completion of the Tenant Improvements; and (2) provide Landlord’s reasonable estimate of any additional costs and expenses associated with such TI Change. Tenant shall reimburse Landlord the additional cost and expense payable by Landlord, as reasonably estimated by Landlord, to complete the Tenant Improvements due to a Tenant-requested TI Change as “Excess Costs” in accordance with Section 4.2.2 of the Lease.

EXHIBIT J-4

               (ii) Landlord’s Approval of TI Changes. All Tenant-requested TI Changes shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed so long as such TI Change would not create a Design Problem and would not delay Substantial Completion of the Tenant Improvements beyond the Target TI Substantial Completion Date. Landlord shall have ten (10) days after receipt of a TI Tenant Change Order Request to notify Tenant in writing of Landlord’s decision either to proceed with or abandon Tenant-requested TI Change. If Landlord does not approve in writing a TI Tenant Change Order Request, then such TI Tenant Change Order Request shall be deemed rejected by Landlord, and Tenant shall not be permitted to alter Tenant Improvements as contemplated by such TI Tenant Change Order Request.
          (b) TI Changes Requested by Landlord.
               (i) TI Landlord Change Order Request. Other than TI Permitted Changes, Landlord may request TI Changes after Tenant approves the Approved TI Plans by notifying Tenant thereof in writing in substantially the same form as the AIA standard change order form (a “TI Landlord Change Order Request”), which TI Landlord Change Order Request shall detail the nature and extent of any requested TI Changes, including, without limitation, (a) the TI Change, (b) the party required to perform the TI Change, and (c) any modification of the Approved TI Plans, or any delay in the Expected TI Substantial Completion Date, necessitated by the TI Change. If the nature of a Landlord requested TI Change requires revisions to the Construction TI Plans or the Approved TI Plans, then Landlord shall be solely responsible for the cost and expense of such revisions (and such cost shall not be deducted from the TI Allowance).
               (ii) Tenant’s Approval of TI Change. Tenant shall have seven (7) days after receipt of a TI Landlord Change Order Request to notify Landlord in writing of Tenant’s approval or rejection of the Landlord-requested TI Change, which approval shall not be unreasonably withheld, conditioned or delayed. If Tenant fails to respond within such seven (7) days period, then Landlord shall provide Tenant with a second written notice stating “that Tenant’s failure to respond within three (3) days after Landlord’s second notice shall be deemed Tenant’s approval to such Landlord-requested TI Change,” and if Tenant does not respond within such three (3) day period, then Tenant shall be deemed to have approved such Landlord-requested TI Change.
          (c) TI Permitted Changes. For purposes of this Work Letter, a “TI Permitted Change” shall mean: (a) minor field changes; (b) changes required by Governmental Authority; (c) any other changes that: (1) do not materially and adversely affect the building structure, roof, or building service equipment to be constructed as part of the Tenant Improvements, (2) do not materially change the size, cost, configuration, or overall appearance of the Tenant Improvements or Tenant’s ability to operate its business in the Expansion Building, and (3) will not extend the Expected TI Substantial Completion Date beyond October 1, 2008; and (d) ordinary development of the Approved TI Plans in a manner not inconsistent with the Approved TI Plans.
     3.5 TI Allowance.
          (a) Application of TI Allowance. Landlord shall contribute the TI Allowance toward the costs and expenses incurred in connection with the performance of the Tenant Improvements, in accordance with Section 4.2 of the Lease. If the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements, Tenant shall not be entitled to a credit of such unused portion of the TI Allowance.
          (b) Approval of Budget for Landlord’s Work. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Tenant Improvements (the “Approved Budget”). Prior to Landlord’s and Tenant’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to Tenant Improvements that exceed either (a) the amount of the TI Allowance (other than pursuant to Section 4.3 of the Lease pertaining to the Additional Allowance) or (b) the Approved Budget, either on a line item or on

EXHIBIT J-5

an overall basis. Tenant’s payment to Landlord of any such excess costs shall be paid as “Excess Costs” in accordance with Section 4.2.2 of the Lease
          (c) Application of the TI Allowance. Tenant may apply the TI Allowance for the payment of construction and other costs (including, without limitation, standard laboratory improvements; finishes; building fixtures; building permits; and architectural, engineering, design and consulting fees), in each case as reflected in the Approved Budget and the Approved TI Plans. In no event shall the TI Allowance be applied to: (i) the purchase of any furniture, personal property or other non-building system equipment; (ii) the cost of work that is not authorized by the Approved TI Plans or approved in writing by Landlord, (iii) costs resulting from any default by Tenant of its obligations under the Lease, or (iv) costs that are recoverable or reasonably recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).
4. Requests for Consent. Except as otherwise provided in this Work Letter, Tenant shall respond to all requests for consents, approvals or directions made by Landlord pursuant to this Work Letter within seven (7) days following Tenant’s receipt of such request. If Tenant fails to respond within such seven (7) days period, then Landlord shall provide Tenant with a second written notice stating that “Tenant’s failure to respond within three (3) days after Landlord’s second notice shall be deemed approval by Tenant,” and if Tenant does not respond within such three (3) day period, then Tenant shall be deemed to have approved such item.
5. Cost Proposal. After the Approved TI Plans are approved by Landlord and Tenant, and the Contractor and subcontractors have been selected, Landlord shall provide Tenant with a cost proposal setting forth the reconciled bids and copies of all sub-bids, which cost proposal shall include, as nearly as possible, the cost of all items to be incurred in connection with the construction of the Tenant Improvements (the “Cost Proposal”). The Cost Proposal shall reflect bids that will be priced by Contractor on an individual item-by-item or trade-by-trade basis. Tenant shall accept or reject the Cost Proposal within ten (10) business days after receipt thereof. If Tenant rejects the Cost Proposal, then Landlord and Tenant shall work together in good faith in an attempt to agree upon a mutually acceptable Cost Proposal as soon as reasonably practicable, and a Tenant Delay shall be deemed to exist for a number of days equal to the number of days elapsed from Tenant’s rejection of the Cost Proposal until Tenant’s and Landlord’s agreement to a mutually acceptable Cost Proposal.
6. Completion of Landlord’s Work. Landlord shall complete Landlord’s Construction Work and the Tenant Improvements (collectively the “Landlord’s Work”) described in this Work Letter in all respects in accordance with the provisions of the Lease and this Work Letter. Landlord’s Work shall be deemed completed at such time as Landlord shall furnish to Tenant (a) evidence that all Landlord’s Work has been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion), (b) all certifications and approvals with respect to Landlord’s Work that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Expansion Premises and (c) an affidavit from Landlord’s architect certifying that all work performed in, on or about the Expansion Premises is in accordance with the Approved TI Plans.
7. Miscellaneous.
     7.1 Headings, Etc. Where applicable in this Work Letter, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The Section headings of this Work Letter are not a part of this Work Letter and shall have no effect upon the construction or interpretation of any part hereof.
     7.2 Time of the Essence. Time is of the essence with respect to the performance of every provision of this Work Letter in which time of performance is a factor.
     7.3 Covenants. Each provision of this Work Letter performable by Landlord or Tenant shall be deemed both a covenant and a condition.
     7.4 Consent. Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

EXHIBIT J-6

     7.5 Entire Agreement. The terms of this Work Letter are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement, other than the Lease.
     7.6 Invalid Provisions. Any provision of this Work Letter that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Work Letter shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.
     7.7 Construction. The language in all parts of this Work Letter shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.
     7.8 Assigns. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section 6.8 shall in any way alter the provisions of the Lease restricting assignment or subletting.
     7.9 Authority. That individual or those individuals signing this Work Letter guarantee, warrant and represent that said individual or individuals have the power, authority and legal capacity to sign this Work Letter on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.
     7.10 Counterparts. This Work Letter may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.
     7.11 Notice of Completion. Within ten (10) days after completion of construction of the Tenant Improvements, Landlord shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Expansion Building is located and shall furnish a copy thereof to Tenant upon such recordation.
     7.12 No Fee to Landlord. Except as otherwise provided in the Lease, Landlord shall receive no fee for supervision, profit, over overhead in connection with the Landlord’s Construction Work or Tenant Improvement work. In no event shall this Section 7.12 limit the fees that are payable to the architect, engineering consultants, design team, general contractor and subcontractors.
     7.13 Staging Area. During the period prior to the Commencement Date, Tenant shall have the right, without the obligation to pay Rent, to use empty space in the Expansion Building (if any), as designated by Landlord, in its sole and absolute discretion, for the purposes of storing and staging its furniture and equipment only. With respect to this free storage space, if any, Tenant shall be responsible for providing all insurance and for providing any necessary fencing or other protective facilities. Tenant shall hold Landlord harmless and shall indemnify and defend Landlord from and against any and all Claims arising out of or in connection with the use of such storage space by Tenant. Tenant shall be obligated to remove all of the stored materials and its fencing and other facilities within five (5) business days after Tenant’s receipt of written notice from Landlord stating that such staging area is needed by Landlord in which event comparable vacant space, to the extent such space is available (as determined by Landlord in its sole and absolute discretion), shall be made available to Tenant as a substitute staging area.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT J-7

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

BMR-9885 TOWNE CENTRE DRIVE LLC, a Delaware limited liability company

By:

Name:

Title:

TENANT:

ILLUMINA, INC., a Delaware corporation

By:

Name:

Title:

EXHIBIT J-8

EXHIBIT A-1
RESPONSIBILITY MATRIX

BMR — Towne Centre Drive, LLC
Scope Allocation Matrix- Base building vs. Tenant Work
Illumina	1/22/2007

Constructed by
Owner during
		Constructed	Base Building
	Included in	by Tenant,	construction,
	Shell / Base	funded by TI	funded by TI
	Building by	Allowance(s)	Allowance(s)
Description	Owner	as needed	as needed
Site work
Sidewalks and Curbs	X
Pedestrian paved areas (San Diego Buff at main entry plaza and link to buildings A&B)	X
Landscaping	X
Parking and Roads	X
Ground floor parking garage	X
Subterranean parking garage	X
Parking garage, security gates and security systems			X

Code Compliance
Base building construction in accordance w/ req of the City of San Diego building codes	X
Building Led Components		X
Tenant build out compliance w/ applicable codes @ the time of fit-up		X

Structure
Concrete floor stabs over metal deck, typical live load capacity pf 100 psf,	X
a predetermined of 2 structural bays upgradeable to a capacity of 125 psf,		X
including a 20 psf partition allowance	X
Live load increases for tenant loads		X
Floor to floor heights: 16’-0” (excluding garage levels)	X

Steel framing w/ diagonal bracing & composite steel & concrete floors & roofs,	X
fireproofed as required by code	X
Mechanical screen at roof level	X
Stub-up columns for structural supports for tenant supplied equipment (not included in base building)		X
Structural support above roof for Tenant equipment		X
Grate walkways on structural support (not included in base building)		X
Misc metal items (lintels, elevator angles, etc.) related to base building construction	X
Misc metal items & concrete pads & structural modifications related to tenant fit-out		X

Exterior
Exterior wall assembly (Cement plaster over metal frame construction, storefront type window wall systems and stone accents)	X
Insulation & Vapor barrier @ spandrel areas of exterior walls	X
Service door consisting of metal coiling doors, electricity operated			X
On grade service drive	X
Loading Dock below grade with electric dock leveler			X
Entry Canopy in general compliance and appearance as shown on the approved architectural renderings	X

Roofing
Weather tight membrane roofing system (3 ply plus a cap sheet built-up roofing system)	X
Walkway pads to base building mechanical equipment	X
Walkway pads to tenant mechanical equipment		X

EXHIBIT J-9

Constructed by
Owner during
		Constructed	Base Building
	Included in	by Tenant,	construction,
	Shell / Base	funded by TI	funded by TI
	Building by	Allowance(s)	Allowance(s)
Description	Owner	as needed	as needed
Common Areas
Accessible main entrance	X
First floor lobby framing and fire taped sheetrock	X
Typical floor lobbies and elevator entrances for single tenant floors		X
Finished toilet rooms — core areas only			X
Base building electrical room	X
Finished exit stairways w/ painted walls & sealed concrete floors	X
Main telephone room @ Level 1	X
Ships ladder roof access with 3'x5'			X
Doors and frames @ common areas:	X
Hollow metal frames	X
Hollow metal doors @ service areas	X
Solid core wood doors @ other areas	X
Lever hardware @ common areas	X
Doors and frames w/in tenant areas & @ entry off elevator lobby		X
Enclosed area for standby generators		X
Tenant toilet rooms & kitchen in tenant areas		X
Finished loading area w/ truck and trash bays	X
Area for storage @ ground floor level	X

Elevators
Provisions for 3 building elevators (2 passenger, 1 service elevator)	X
4 Stop passenger elevator at main entry with allowance for cab finish	X
4 stop passenger elevator at west entry		X
3 stop service elevator at East entrance		X

Window Treatment
Building standard blinds @ at windows		X

Tenant Areas
Drywall, insulation and stud back up @ inside face of exterior walls		X
Drywall on tenant side of base building rooms and shafts fire taped and finished		X
Shaft enclosures for tenant use		X
Column enclosures w/in tenant spaces		X
Partitions, ceilings, floorings, painting, finishes, doors, millwork and all office, laboratory, and animal space build-out w/in tenant area		X

Equipment
Tenant Equipment		X

Fire Protection
Combination sprinkler/standpipe system w/ fire department valves	X
Fire service and double check valve assembly	X
Alarm check valve and fire dept connection	X
Floor control valve assemblies and test drains	X
Sprinkler coverage to all core areas	X
Branch distribution to all open shell space	X
Modifications to branch distribution in tenant area		X
Secondary fire suppression systems		X
Flow switches, tamper switches, pressure switches	X
Modification of sprinkler piping and head layout to suit tenant build-out and hazard index		X

Plumbing
below grade sanitary waste system and risers to cap 4” above ground floor FF	X
Sanitary waste system distribution to tenant areas		X
Potable water from meter to core area. Cap 4” above ground finish floor.	X
Backflow preventors at entrance	X
Water provided at city pressure	X
Domestic water heaters and hot water supply piping		X
Non Potable cold water system, back flow devices and risers	X

EXHIBIT J-10

Constructed by
Owner during
		Constructed	Base Building
	Included in	by Tenant,	construction,
	Shell / Base	funded by TI	funded by TI
	Building by	Allowance(s)	Allowance(s)
Description	Owner	as needed	as needed
Gas
Gas service to the building	X
Gas main to the roof for base building requirements	X
Gas distribution for base building systems	X
Low-pressure gas riser for tenant use		X
Low-pressure gas distribution to tenant requirements		X

H.V.A.C
Air handling units with capacity for 60% lab and 40% office at 288SF/ton at Labs and 400SF/ton at Office. Average building coverage of 325SF/ton of occupied space.	X
Exhaust for common areas per code	X
Exhaust for subterranean parking garage	X
Exhaust capacity for office and lab		X
Supply and exhaust duct risers for additional tenant systems		X
Vertical distribution of supply and return air systems			X
Supply and exhaust system, including ductwork, control boxes, grilles, registers, and diffusers in tenant areas		X
Boilers (in support of HVAC system described above)	X
Automatic temperature control system for base building systems	X
Automatic temperature control system for tenant areas and systems		X

Electrical
Main electrical service @ 4000 amps	X
Distribution to tenant spaces and equip		X
Optional standby generators and feeders to distribution panels for tenant use		X
Electric closest at first floor for base building systems	X
Additional electric closets for tenant areas		X
Power distribution for tenant areas		X
Fire alarm systems and risers	X
Fire alarm devises in tenant spaces		X
Lighting in common and base building areas	X
Lighting in tenant areas		X
Lighting protection system for base building systems	X
Empty telephone/data conduits into building main room	X
Telephone/data system, including service, risers, wiring, closets, and distribution		X
Lighting protection system for tenant systems		X

Security
Card access at bldg entries and w/in elevators		X
Card access and/or alarm systems into or w/in Tenant areas		X
Security system for base bldg area		X
Security system for tenant areas. Tenant systems need to be coordinated w/ the base bldg system		X

Acoustical
Acoustical sound attenuation and isolation of base bldg systems	X
Acoustical sound attenuation and isolation of tenant systems		X

Other
Cable TV conduit into Building Main Service Room		X
Cable TV service		X

EXHIBIT J-11

EXHIBIT A-2
LANDLORD’S CONSTRUCTION WORK SCHEDULE

EXHIBIT J-12

EXHIBIT J-13

EXHIBIT J-14

EXHIBIT B
OUTLINE SPECIFICATIONS
(See Attached)

EXHIBIT J-15

EXHIBIT K
FORM OF LETTER OF CREDIT
[On letterhead or L/C letterhead of Issuer.]
LETTER OF CREDIT
Date:                     , 200___

(the “Beneficiary”)

Attention:

L/C. No.:

Loan No.:

Ladies and Gentlemen:
     We establish in favor of Beneficiary our irrevocable and unconditional Letter of Credit numbered as identified above (the “L/C”) for an aggregate amount of $                    , expiring at ___:00 p.m. on                      or, if such day is not a Banking Day, then the next succeeding Banking Day (such date, as extended from time to time, the “Expiry Date”). “Banking Day” means a weekday except a weekday when commercial banks in                      are authorized or required to close.
     We authorize Beneficiary to draw on us (the “Issuer”) for the account of                      (the “Account Party”), under the terms and conditions of this L/C.
     Funds under this L/C are available by presenting the following documentation (the “Drawing Documentation”): (a) the original L/C and (b) a sight draft substantially in the form of Exhibit A, with blanks filled in and bracketed items provided as appropriate. No other evidence of authority, certificate, or documentation is required.
     Drawing Documentation must be presented at Issuer’s office at                      on or before the Expiry Date by personal presentation, courier or messenger service, or fax. Presentation by fax shall be effective upon electronic confirmation of transmission as evidenced by a printed report from the sender’s fax machine. After any fax presentation, but not as a condition to its effectiveness, Beneficiary shall with reasonable promptness deliver the original Drawing Documentation by any other means. Issuer will on request issue a receipt for Drawing Documentation.
     We agree, irrevocably, and irrespective of any claim by any other person, to honor drafts drawn under and in conformity with this L/C, within the maximum amount of this L/C, presented to us on or before the Expiry Date, provided we also receive (on or before the Expiry Date) any other Drawing Documentation this L/C requires.
     We shall pay this L/C only from our own funds by check or wire transfer, in compliance with the Drawing Documentation.
     If Beneficiary presents proper Drawing Documentation to us on or before the Expiry Date, then we shall pay under this L/C at or before the following time (the “Payment Deadline”): (a) if presentment is made at or before noon of any Banking Day, then the close of such Banking Day; and (b) otherwise, the close of the next Banking Day. We waive any right to delay payment beyond the Payment Deadline. If we determine that Drawing Documentation is not proper, then we shall so advise Beneficiary in writing, specifying all grounds for our determination, within one Banking Day after the Payment Deadline.
     Partial drawings are permitted. This L/C shall, except to the extent reduced thereby, survive any partial drawings.
     We shall have no duty or right to inquire into the validity of or basis for any draw under this L/C or any Drawing Documentation. We waive any defense based on fraud or any claim of fraud.

EXHIBIT K-1

     The Expiry Date shall automatically be extended by one year (but never beyond ___ the “Outside Date”) unless, on or before the date thirty (30) days before any Expiry Date, we have given Beneficiary notice that the Expiry Date shall not be so extended (a “Nonrenewal Notice”). We shall promptly upon request confirm any extension of the Expiry Date under the preceding sentence by issuing an amendment to this L/C, but such an amendment is not required for the extension to be effective. We need not give any notice of the Outside Date.
     Beneficiary may from time to time without charge transfer this L/C, in whole but not in part, to any transferee (the “Transferee”). Issuer shall look solely to Beneficiary for payment of any fee for any transfer of this L/C. Beneficiary or Transferee shall consummate such transfer by delivering to Issuer the original of this L/C and a Transfer Notice substantially in the form of Exhibit B, purportedly signed by Beneficiary, and designating Transferee. Issuer shall promptly reissue or amend this L/C in favor of Transferee as Beneficiary. Upon any transfer, all references to Beneficiary shall automatically refer to Transferee, who may then exercise all rights of Beneficiary. Issuer expressly consents to any transfers made from time to time in compliance with this paragraph.
     Any notice to Beneficiary shall be in writing and delivered by hand with receipt acknowledged or by overnight delivery service such as FedEx (with proof of delivery) at the above address, or such other address as Beneficiary may specify by written notice to Issuer. A copy of any such notice shall also be delivered, as a condition to the effectiveness of such notice, to:                      (or such replacement as Beneficiary designates from time to time by written notice).
     No amendment that adversely affects Beneficiary shall be effective without Beneficiary’s written consent.
     This L/C is subject to and incorporates by reference: (a) the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 (the “UCP”); and (b) to the extent not inconsistent with the UCP, Article 5 of the Uniform Commercial Code of the State of New York.
Very truly yours,
[Issuer Signature]

EXHIBIT K-2

EXHIBIT A
FORM OF SIGHT DRAFT
[BENEFICIARY LETTERHEAD]
TO:
[Name and Address of Issuer]
SIGHT DRAFT
AT SIGHT, pay to the Order of                     , the sum of                      United States Dollars ($                    ). Drawn under [Issuer] Letter of Credit No.                      dated                     .
[Issuer is hereby directed to pay the proceeds of this Sight Draft solely to the following account:                     .]
[Name and signature block, with signature or purported signature of Beneficiary]
Date:

EXHIBIT K-3

EXHIBIT B
FORM OF TRANSFER NOTICE
[BENEFICIARY LETTERHEAD]
TO:
[Name and Address of Issuer] (the “Issuer”)
TRANSFER NOTICE
By signing below, the undersigned, Beneficiary (the “Beneficiary”) under Issuer’s Letter of Credit No.                      dated                      (the “L/C”), transfers the L/C to the following transferee (the “Transferee”):
[Transferee Name and Address]
The original L/C is enclosed. Beneficiary directs Issuer to reissue or amend the L/C in favor of Transferee as Beneficiary. Beneficiary represents and warrants that Beneficiary has not transferred, assigned, or encumbered the L/C or any interest in the L/C, which transfer, assignment, or encumbrance remains in effect.
[Name and signature block, with signature or purported signature of Beneficiary]
Date:

EXHIBIT K-4

EXHIBIT L
RECIPROCAL EASEMENT AGREEMENT
RECORDING REQUESTED BY:
BMR-9865 Towne Centre Drive LLC
General Counsel / Finance Department
17140 Bernardo Center Drive, Suite 222
San Diego, CA 92128
SPACE ABOVE LINE FOR RECORDER’S USE ONLY
RECIPROCAL EASEMENT AND COVENANT AGREEMENT
     This RECIPROCAL EASEMENT AND COVENANT AGREEMENT (together with all exhibits attached hereto and by this reference incorporated herein, this “Agreement”) is made and entered into as of         , 2007 (the “Effective Date”), by and between BMR-9885 TOWNE CENTRE DRIVE LLC, a Delaware limited liability company (together with its successors and assigns, the “Parcels 1&2 Owner”), whose address is 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128 and BMR-9865 TOWNE CENTRE DRIVE LLC, a Delaware limited liability company (together with its successors and assigns, the “Parcel 3 Owner” and, together with the Parcels 1&2 Owner, the “Owners”)), whose address is 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128.
RECITALS
     A. WHEREAS, the Parcels 1&2 Owner owns three (3) parcels of real property located in the City of San Diego, County of San Diego, State of California, legally described as: (1) Parcel 1 of Parcel Map 18286 filed with the San Diego County Recorder on June 21, 1999 (together with any easements and appurtenances thereto, the “Parcel 1 Land”); (2) Parcel 2 of Parcel Map 18286 filed with the San Diego County Recorder on June 21, 1999 (together with any easements and appurtenances thereto, the “Parcel 2 Land” and, together with the Parcel 1 Land, the “Parcels 1&2 Land”); and (3) Parcel 3 of Parcel Map 18286 filed with the San Diego County Recorder on June 21, 1999 (together with any easements and appurtenances thereto, the “Parcel 3 Land” and, collectively with the Parcel 1 Land and the Parcel 2 Land, the “Parcels”). The Parcels 1&2 Land is improved by two (2) buildings consisting of approximately 104,870 square feet of space (the “Parcels 1&2 Building”), and the Parcel 3 Land is improved by one (1) building consisting of approximately 11,000 square feet of space (the “Parcel 3 Building”).
     B. WHEREAS, concurrently herewith, the Parcels 1&2 Owner is conveying to the Parcel 3 Owner all of its right, title and interest in the Parcel 3 Land, together with the Parcel 3 Building.
     C. WHEREAS, the Parcel 3 Owner intends to construct an additional building on the Parcel 3 Land (the “Additional Parcel 3 Building” and, collectively with the Parcels 1&2 Building and the Parcel 3 Building, the “Buildings”), totaling approximately 83,866 rentable square feet.
     D. WHEREAS, the Parcel 3 Land is improved by, among other things, a fitness center, a full court basketball/sports courts, outdoor seating areas, dressing, locker and working rooms, restrooms, and showers (the “Recreation Facilities”).
     E. WHEREAS, pursuant to that certain: (a) Amended and Restated Lease dated as of January 26, 2007 (the “Parcels 1&2 Lease”), the Parcels 1&2 Owner is leasing the Parcels 1&2 Building to Illumina, Inc., a Delaware corporation (the “Parcels 1&2 Tenant”); (b) Lease dated as of January 26, 2007 (the “Parcel 3 Lease”), the Parcel 3 Owner is leasing a portion of the Parcel 3 Building and, upon completion, the Additional Parcel 3 Building, to Illumina, Inc., a Delaware corporation (the “Parcel 3 Tenant”); and (c) Eastgate Pointe Building “D” Lease dated as of July 6, 2000 (the “Diversified Lease”), Diversified Eastgate Pointe, LLC, a California limited liability company (as successor in interest to Matsix Investments, Inc., “Diversified” and,

EXHIBIT L-1

together with the Parcels 1&2 Tenant and the Parcel 3 Tenant, the “Tenants”), is leasing a portion of the Parcel 3 Building.
     F. WHEREAS, the Parcels 1&2 Owner and the Parcel 3 Owner desire to grant each other and their respective Tenants certain rights to use their respective Parcels, including access rights, parking rights, and certain rights to use the Recreation Facilities, all in accordance with the following.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and accuracy of which is hereby acknowledged, the parties hereto hereby agree as follows:
AGREEMENT
1. Grant of Easement Rights, Etc.
          1.1 Grant by Parcels 1&2 Owner. Subject to the terms and conditions hereof: the Parcels 1&2 Owner hereby grants, bargains, sells and conveys perpetually to the Parcel 3 Owner and its successors in title, for the benefit of, and appurtenant to, the Parcel 3 Land, a non-exclusive easement and right of way (the “Parcels 1&2 Driveway Easement”) for the Parcel 3 Benefited Parties (as defined below) over, upon, through and across the portions of the easement area described on Exhibit A attached hereto and incorporated hereby (the “Parcels 1&2 Driveway Servient Tenement”), to be used in common with the Parcels 1&2 Benefited Parties (as defined below), for vehicular or pedestrian ingress, egress and access (“Access”) to and from the public streets adjacent to the Parcel 3 Land.
          1.2 Grant by Parcel 3 Owner. Subject to the terms and conditions hereof: the Parcel 3 Owner hereby grants, bargains, sells and conveys perpetually to the Parcels 1&2 Owner and its successors in title, for the benefit of, and appurtenant to, the Parcels 1&2 Land, the following easements and licenses:
          (a) Parcel 3 Driveway Easement: a non-exclusive easement and right of way (the “Parcel 3 Driveway Easement”) for the Parcels 1&2 Benefited Parties over, upon, through and across the portions of the easement area described on Exhibit A attached hereto and incorporated hereby (the “Parcel 3 Driveway Servient Tenement” and together with the Parcels 1&2 Driveway Servient Tenement, the “Driveway Servient Tenements”), to be used in common with the Parcel 3 Benefited Parties, for Access to and from the public streets adjacent to Parcels 1&2 Land.
          (b) Parking Easement: from and after substantial completion of the Additional Parcel 3 Building, a non-exclusive easement and right of way (the “Parking Easement”) for the Parcels 1&2 Benefited Parties over, upon, through and across the portions of the easement area and to use the parking spaces described on Exhibit B attached hereto and incorporated hereby (the “Parking Servient Tenement”), to be used in common with the Parcel 3 Benefited Parties, for vehicular parking and Access to the Parcels 1&2 Land. The Parcel 3 Owner has the right to reasonably establish the location of the pedestrian pathways in the Parking Servient Tenement so as to minimize (i) the impact on the number of parking spaces within the Parcel 3 Land and (ii) the likely disruption to the Parcel 3 Benefited Parties.
          (c) Recreation Facilities: a non-exclusive license (the “Recreation Facilities License” and, collectively with the Parcel 3 Driveway Easement, the Parking Easement and the Access Easement, the “Parcel 3 Easements” and, together with the Parcels 1&2 Driveway Easement, the “Easements”)) for the Parcels 1&2 Benefited Parties, to be used in common with the Parcel 3 Benefited Parties, to Access, use and enjoy the Recreation Facilities located on the Parcel 3 Land. The Recreation Facilities License shall include the right of ingress, egress and regress for pedestrian traffic over and across any and all sidewalks, elevators, stairways, paths, valleys and lanes within Parcel 3 Land which provides reasonably direct access from the Parcels 1&2 Land to the Recreation Facilities, as further described on Exhibit C attached hereto and incorporated hereby (the “Recreation Facilities Servient Tenement” and, collectively with the Parcel 3 Driveway Servient Tenement, and the Parking Servient Tenement, the “Parcel 3 Servient

EXHIBIT L-2

Tenements” and, together with the Parcels 1&2 Driveway Servient Tenement, the “Servient Tenements”).
          1.3 Temporary Parking Easement. In addition to the Parcel 3 Easements granted in Section 1.2, the Parcel 3 Owner hereby grants, bargains, sells and conveys to the Parcels 1&2 Owner and its successors in title, for the benefit of, and appurtenant to, the Parcels 1&2 Land, a non-exclusive temporary easement and right of way (the “Temporary Parking Easement”) for the Parcels 1&2 Benefited Parties over, upon, through and across the portions of the easement area and to use the parking spaces and the pedestrian pathways described on Exhibit D attached hereto and incorporated hereby (the “Temporary Parking Servient Tenement”), to be used in common with the Parcel 3 Benefited Parties, for vehicular parking and Access to the Parcels 1&2 Land. The Parcel 3 Owner has the right to reasonably establish the location of the pedestrian pathways in the Temporary Parking Servient Tenement so as to minimize (a) the impact on the number of parking spaces within the Parcel 3 Land and (b) the likely disruption to the Parcel 3 Benefited Parties. The Temporary Parking Easement shall be irrevocable until substantial completion of the Additional Parcel 3 Building (the “Additional Parcel 3 Building Substantial Completion Date”). During the term of the Temporary Parking Easement, the Temporary Parking Easement shall be considered for all purposes under this Agreement as a “Parking Easement.” Immediately upon the Additional Parcel 3 Building Substantial Completion Date, the Temporary Parking Easement shall immediately terminate.
          1.4 In General. For purposes of this Agreement the following shall apply:
          (a) The term “Parcels 1&2 Benefited Parties” shall mean the Parcels 1&2 Owner, the Parcels 1&2 Tenant, and any person from time to time entitled to the use and occupancy of any portion of the improvements on the Parcel 3 Land as an owner or under any lease, sublease, license, concession or other similar agreement, and any of their officers, directors, members, employees, agents, contractors, customers, vendors, suppliers, visitors, guests, invitees, licensees, tenants, subtenants and concessionaires.
          (b) The term “Parcel 3 Benefited Parties” shall mean the Parcel 3 Owner, the Parcel 3 Tenant, Diversified, and any person from time to time entitled to the use and occupancy of any portion of the improvements on the Parcels 1&2 Land as an owner or under any lease, sublease, license, concession or other similar agreement, and any of their officers, directors, members, employees, agents, contractors, customers, vendors, suppliers, visitors, guests, invitees, licensees, tenants, subtenants and concessionaires.
          (c) The term “Benefited Parties” shall mean the Parcels 1&2 Benefited Parties and the Parcel 3 Benefited Parties.
          (d) The Easements are not exclusive. Without limiting the generality of the foregoing, each Owner may also use their property for any purposes which does not unreasonably interfere with such uses by the other Owner, and/or convey easements appurtenant or in gross upon, under, over and across their property to other persons, public and private, for the same purposes as the other Owner’s use thereof, and for other purposes which do not unreasonably interfere with such uses by the other Owner, without necessity for further consent or documentation of any kind by such Owner.
          (e) This Agreement, and the protective covenants, conditions, restrictions, grants of easements, licenses, rights, rights-of-way, liens, charges and equitable servitudes set forth therein or herein, shall, except as otherwise expressly provided therein or herein, (a) be irrevocable and perpetual in nature (other than the Temporary Parking Easement), (b) be binding upon all persons having or acquiring any right, title or interest in any property encumbered thereby, or any part thereof, and upon any successors or assigns to any such right, title or interest, (c) inure to the benefit of all persons having or acquiring any right, title or interest in any properties benefited thereby, or any part thereof, and upon any successors or assigns to any such right, title or interest, and (d) constitute covenants running with the land pursuant to applicable law, including without limitation Section 1468 of the Civil Code of the State of California.

EXHIBIT L-3

          (f) The Parcel 3 Easements shall be appurtenant to and shall run with fee title to the Parcels 1&2 Land. The Parcels 1&2 Driveway Easement shall be appurtenant to and shall run with fee title to the Parcel 3 Land.
          (g) Nothing herein contained shall be deemed to be a gift or dedication of any rights in any Parcels to or for the benefit of the general public or for any public purposes whatsoever, it being the intention of the parties hereto that this Agreement shall be strictly limited to and for the purposes herein expressed.
     2. Covenants of the Parcels 1&2 Owner. The Parcels 1&2 Owner covenants and agrees as follows:
          2.1 Injury, Damage, and Indemnification. The Parcels 1&2 Owner shall exercise its rights and perform its obligations under this Agreement so as to reasonably minimize interference with the use of the Parcel 3 Land or unreasonably disturb any of the Parcel 3 Benefited Parties, including any construction or alteration work undertaken by the Parcel 3 Owner on the Parcel 3 Land. Subject to Section 6.4, if, in entering any of the Parcel 3 Servient Tenements, any of the Parcels 1&2 Benefited Parties causes any damage other than ordinary wear and tear, to landscaping, pavement, site improvements, or other real or personal property located on the Parcel 3 Land, or causes any injury to any person, whether such damage, release, or injury is intentional or unintentional, then the Parcels 1&2 Owner shall:
          (a) promptly reimburse the Parcel 3 Owner the cost to repair any and all physical damage as necessary to substantially restore the affected area to the condition that existed immediately before such physical damage; and
          (b) indemnify, defend, and hold harmless the Parcel 3 Owner from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all expenses (including, without limitation, attorneys’ fees, mechanic’s liens, charges and disbursements) incurred in investigating or resisting the same (collectively, “Claims”) resulting from such damage or injury in accordance with Section 8.
          2.2 No Change of Use. The Parcels 1&2 Owner shall not permit or create a substantial, permanent or indefinite change in its use of the Parcels 1&2 Driveway Easement.
     3. Covenants of the Parcel 3 Owner. The Parcel 3 Owner covenants and agrees as follows:
          3.1 Injury, Damage, and Indemnification. Subject to Section 6.4, if, in entering the Parcels 1&2 Driveway Servient Tenement, any of the Parcel 3 Benefited Parties cause any damage other than ordinary wear and tear, to landscaping, pavement, site improvements, or other real or personal property located on the Parcels 1&2 Driveway Servient Tenement, or causes any injury to any person, whether such damage, release, or injury is intentional or unintentional, then the Parcel 3 Owner shall:
          (a) promptly reimburse the Parcels 1&2 Owner the cost to repair any and all physical damage as necessary to substantially restore the affected area to the condition that existed immediately before such physical damage; and
          (b) indemnify, defend, and hold harmless the Parcels 1&2 Owner from and against any and Claims resulting from such damage or injury in accordance with Section 8.
          3.2 No Change of Use. The Parcel 3 Owner shall not permit or create a substantial, permanent or indefinite change in its use of the Parcel 3 Easements other than in connection with the construction of the Additional Parcel 3 Building.
     4. Maintenance and Repair of Servient Tenements.
          4.1 Maintenance of Servient Tenements.
          (a) General Provisions.
          (i) As used in this Agreement, the term “Maintenance” (or as a verb, to “Maintain”) means maintain, repair, sweep, and otherwise operate the Servient

EXHIBIT L-4

Tenements, as applicable, so that at all times the Servient Tenements, as applicable, are in a reasonable condition and state of reasonable repair sufficient for use in accordance with this Agreement.
          (ii) As used in this Agreement, the term “good condition and repair” means in a condition which is not less than the condition of such Servient Tenement on the date on which this Agreement was initially recorded, normal wear and tear excepted.
          (b) Driveway Servient Tenements. The Parcels 1&2 Owner and the Parcel 3 Owner shall each, at their respective cost and expense, Maintain all paved surfaces within the portion of the Driveway Servient Tenement on its respective parcel of land with a paved surface and in a smooth, clean, orderly, safe and good state of repair and condition.
          (c) Parking Servient Tenement. The Parcel 3 Owner shall on a timely basis perform all Maintenance for the Parking Servient Tenement at the Parcel 3 Owner’s sole cost and expense. The Parking Servient Tenement shall be maintained in good condition and repair, including all paved surfaces within the portion of the Parking Servient Tenement with a paved surface and in a smooth, clean, orderly, safe and good state of repair and condition. The Parcel 3 Owner shall make all repairs or replacements of, in, on, under, within, upon or about such, property, whether said repairs involve ordinary or extraordinary repairs or replacements, necessary to keep the same in safe and good operating and condition, howsoever the necessity or desirability thereof may arise, and whether or not necessitated by wear, tear, obsolescence, defects or otherwise.
          (d) Recreation Facilities.
          (i) The Parcel 3 Owner shall on a timely basis perform all Maintenance for the Recreation Facilities Servient Tenement at the Parcel 3 Owner’s sole cost and expense. The Recreation Facilities Servient Tenement shall be maintained in good condition and repair, including all paved surfaces within the portion of the Recreation Facilities Servient Tenement with a paved surface and in a smooth, clean, orderly, safe and good state of repair and condition
          (ii) The Parcel 3 Owner shall on a timely basis Maintain in good condition and repair and make all repairs or replacements of, in, on, under, within, upon or about such, Recreation Facilities, whether said repairs or replacements are to the interior or exterior thereof, or structural or non-structural components thereof, or involve ordinary or extraordinary repairs or replacements, necessary to keep the same in safe and good operating and condition, howsoever the necessity or desirability thereof may arise, and whether or not necessitated by wear, tear, obsolescence, defects or otherwise. In the event the Parcel 3 Owner decides to replace any of the Recreation Facilities, the Parcel 3 Owner shall replace such Recreation Facilities with Recreation Facilities substantially equivalent or better and providing substantially the same quality of service or better.
          (iii) No material changes in the improvements or use of the Recreation Facilities shall be permitted without the prior written approval of Parcels 1&2 Owner, which consent shall not be unreasonably withheld, conditioned or delayed.
          4.2 Waste. Neither the Parcels 1&2 Owner nor the Parcel 3 Owner shall suffer or commit, and shall use all reasonable precaution to prevent, waste to any of their respective Servient Tenements.
          4.3 Failure to Maintain the Servient Tenements. If an Owner shall fail to perform the Maintenance of its respective Servient Tenements as set forth in Section 4.1, the other Owner shall have the right, but not the obligation, (a) following thirty (30) days’ written notice and opportunity to cure (or such longer period as may be necessary to cure such failure if such default cannot be completed within such period provided such Owner commences to cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion), or (b) in the case of any facts or circumstances that create an imminent risk of damage to such Servient Tenements or injury to, or death of, persons, without written notice, to perform such Maintenance as it deems reasonable and necessary. Upon written demand, the Owner in default

EXHIBIT L-5

shall reimburse the other Owner for the reasonable costs incurred by it in performing such Maintenance. Such written demand for payment shall include a statement of costs and reasonable detail of expenses.
          4.4 Damage or Destruction. Subject to Section 4.5, if any portion of the Servient Tenements are damaged by fire or other perils, then the Owner of such Servient Tenements shall, at such Owner’s sole cost and expense, commence and proceed diligently with the work of repair, reconstruction and restoration of such Servient Tenements, in as timely a manner as practicable under the circumstances.
          4.5 Condemnation. Notwithstanding anything to the contrary set forth herein, neither Owner shall have any obligation to restore, reconstruct or replace any of the Servient Tenements located on its property in the event that such Servient Tenements is taken pursuant to a condemnation (or similar) action by a governmental or quasi-governmental entity. In any of such events, this Agreement shall automatically terminate without the need for any further action by any Owner as to such Servient Tenements that has been affected by such casualty or condemnation.
          4.6 Compliance with Law. Each Owner and each Benefited Party shall, at its sole cost and expense, promptly comply with all federal, state and local laws, ordinances, regulations, codes, rules, orders and safety guidelines pertaining to this Agreement, the Parcels 1&2 Land, the Parcel 3 Land, or any other matter within the scope of this Agreement (collectively, “Laws”) and all recorded documents or recorded amendments thereto affecting the Parcels or any portion thereof, and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Parcels.
          4.7 Rules and Regulations. The Parcel 3 Owner may establish and modify, from time to time, reasonable rules and regulations (the “Rules and Regulations”) governing the use of the Recreation Facilities. The Parcels 1&2 Owner covenants and agrees to use commercially reasonable efforts to cause the Parcels 1&2 Benefited Parties to comply with all applicable Rules and Regulations. The Parcel 3 Owner shall have the right to refuse to allow any of the Parcels 1&2 Benefited Parties access to the Recreation Facilities if such Parcels 1&2 Benefited Party has not complied with the applicable Rules and Regulations after receiving written notice of such failure to comply.
          4.8 Use of Easements.
          (a) The use of the Easements by the parties hereto shall be expressly conditioned upon the compliance by such parties with each of the terms and conditions specified in this Agreement (including, but not limited to, the applicable Rules and Regulations), which Rules and Regulations shall be uniformly applied by the parties hereto to all Benefited Parties without discrimination.
          (b) No fence or other barrier shall be erected or permitted within or across any portion of the Driveway Servient Tenements or the Parking Servient Tenement which would prevent or obstruct the passage of pedestrian or vehicular travel; provided, however, that the foregoing shall not prohibit the temporary erection of barricades which are reasonably necessary for security and/or safety purposes in connection with the construction of the Additional Parcel 3 Building, provided that all such work shall be conducted to reasonably minimize the interference with the use of such Servient Tenement, and such work shall be diligently prosecuted to completion.
          (c) Access Cards. Notwithstanding any other provision of this Agreement, the Parcel 3 Owner shall have the right to restrict access to the Recreation Facilities located in the Parcel 3 Building, subject to the provisions of this Section 4.8:
          (i) The access to the Recreation Facilities if locked, shall incorporate into their design a system of being opened by an access card, entry key, remote control mechanism or other similar controlled access device (an “Access Card”). The Parcel 3 Owner shall provide to the Parcels 1&2 Owner a reasonable initial supply of Access Cards (the reasonableness of such supply to be measured in terms of the number of Parcels 1&2 Benefited Parties that will be accessing the Recreation Facilities).

EXHIBIT L-6

The Parcel 3 Owner further shall provide any additional Access Cards reasonably required by the Parcels 1&2 Owner from time to time, and the Parcels 1&2 Owner shall reimburse the Parcel 3 Owner for the actual cost thereof.
          (ii) The Parcels 1&2 Owner shall maintain a list of those Parcels 1&2 Benefited Parties to whom Access Cards have been provided, and the Parcels 1&2 Owner shall provide copies of such lists from time to time upon request to the Parcel 3 Owner.
          (iii) The intent of the foregoing is that the scope of the access, ingress and egress rights enjoyed by the Parcels 1&2 Owner of the Recreation Facilities shall not be diminished by the provisions of this Section 4.8 except that exercise of such rights of the Recreation Facilities may be controlled by the Access Cards so long as the Parcel 3 Owner provides the Parcels 1&2 Owner with Access Cards that operate in the manner described in this Section 4.8.
     5. Construction of Additional Parcel 3 Building: Before the Parcel 3 Owner commences any construction of the Additional Parcel 3 Building, the Parcel 3 Owner agrees to coordinate and discuss any necessary security precautions or restrictions to the Easements necessary to protect the Parcels 1&2 Benefited Parties in connection with the Parcels 1&2 Benefited Parties’ use of the Parcel 3 Easements. The Parcel 3 Owner shall have the ability to relocate the Parcel 3 Easements at its own expense to any other location on the Parcel 3 Land so long as relocation shall continue to reasonably provide Access to the Recreation Facilities or the Parcels 1&2 Land, as applicable.
     6. Insurance: The Owners shall procure and maintain the following insurance:
          6.1 Insurance. Each Owner shall, at its own cost and expense, procure and maintain in effect, a comprehensive public liability insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence for death or bodily injury and property damage with respect to the their respective Parcel. Such insurance policies shall name the other Owner, BioMed Realty, L.P., BioMed Realty Trust, Inc., and Mortgagees as additional insureds.
          6.2 Insurance Provisions. Each policy described in this Section 6 shall provide that the knowledge or acts or omissions of any insured party shall not invalidate the policy as against any other insured party or otherwise adversely affect the rights of any other insured party under any such policy; (ii) shall provide (except for liability insurance described in Section 6.1, for which it is inapplicable) by endorsement or otherwise, that the insurance shall not be invalidated should any of the insureds under the policy waive in writing prior to a loss any or all rights of recovery against any party for loss occurring to the property insured under the policy, if such provisions or endorsements are available and provided that such waiver by the insureds does not invalidate the policy or diminish or impair the insured’s ability to collect under the policy, or unreasonably increase the premiums for such policy unless the party to be benefited by such endorsement or provision pays such increase; (iii) shall provide for a minimum of thirty (30) days’ advance written notice of the cancellation, non-renewal or material modification thereof to all insureds thereunder; (iv) shall include a standard mortgagee endorsement and loss payable clause in favor of the Mortgagees reasonably satisfactory to them; and (v) shall not include a co-insurance clause.
          6.3 Limits of Liability. Insurance specified in this Section 6 shall be jointly reviewed by the Owners periodically at the request of any Owner, but no review will be required more often than annually, to determine if such limits, deductible amounts and types of insurance are reasonable and prudent in view of the type, place and amount of risk to be transferred and the financial responsibility of the insureds, and to determine whether such limits, deductible amounts and types of insurance comply with the requirements of all applicable Laws and whether on a risk management basis, additional types of insurance or endorsements against special risks should be carried or whether required coverages or endorsements should be deleted. In connection with such periodic review, each Owner shall make reasonably available to the other any Mortgagee (as defined below) insurance requirements that apply to such Owner. Limits of liability may not be less than limits required by Mortgagees. Such limits shall be increased or decreased, deductible amounts increased or decreased or types of insurance shall be modified, if justified, based upon said review, and upon any such increase, decrease or modification, the Owners shall, at any Owners election, execute an instrument in recordable form confirming such increase, decrease or modification, which any Owner may record with the San Diego County Recorder’s Office as a supplement to this Agreement.

EXHIBIT L-7

          6.4 Waiver. Provided that such a waiver does not invalidate the respective policy or policies or diminish or impair the insured’s ability to collect under such policy or policies, each Owner hereby waives all claims for recovery from the other Owner for any loss or damage to any of its property insured (or required hereunder to be insured) under valid and collectible insurance policies to the extent of any recovery collectible (or which would have been collectible had such insurance required hereunder been obtained) under such insurance policies plus any deductible amounts.
          6.5 Delegate. Each Owner shall have the right to delegate its obligations under this Section 6 to its respective Tenants.
     7. Reimbursements: Any reimbursements due to a Owner from the other Owner which are not paid within fifteen (15) days of receipt of any invoice therefore shall bear interest at a rate equal to the prime rate, as published in The Wall Street Journal from time to time, plus three percent (3%) per annum, not to exceed the highest rate allowed by law. If The Wall Street Journal no longer publishes such prime rate, then the Parcel 3 Owner shall reasonably designate a substitute publication that is nationally recognized as an authoritative source for interest rate information.
     8. Indemnification: Subject to Section 6.4, each Owner (hereinafter as used in this Section 8, the “Indemnifying Owner”) covenants and agrees, at its sole cost and expense, to indemnify, defend and hold harmless the other Owner (hereinafter as used in this Section 8.1, the “Indemnitee”) from and against any and all Claims, against Indemnitee, for losses, liabilities, damages, judgments, costs and expenses by or on behalf of any Person other than the Indemnitee, arising from: (a) the Indemnifying Owner’s negligent use, possession or management of the Indemnifying Owner’s property or activities therein; and (b) the Indemnifying Owner’s or any of such Indemnifying Owner’s Benefited Parties use, exercise or enjoyment of the applicable Easements, except to the extent caused by the Indemnitee’s gross negligence or willful misconduct. Notwithstanding anything to the contrary in this Section 8.1, the Parcel 3 Owner shall have no responsibility to the Parcels 1&2 Owner for any Claims arising out of, caused by, or resulting from any of the Parcels 1&2 Benefited Parties’ use of the Recreation Facilities or the negligence of any of the Parcel 3 Benefited Parties in connection with the operation and maintenance of such Recreation Facilities.
     9. Remedies. In the event of any breach, violation, or failure to perform or satisfy any of the duties or obligations contained in this Agreement (including without limitation using any Servient Tenement in any manner not permitted by this Agreement), the Owner to which such duty or obligation is owed shall have the right to provide written notice to the affecting Owner describing in reasonable detail the nature of the breach, violation or failure. If such breach, violation or failure is not cured within thirty (30) days after delivery of such notice, the Owner delivering the notice shall have the right to enforce all easements, rights, rights-of-way, charges and equitable servitudes now or hereafter imposed pursuant to this Agreement. Any court hearing a dispute with respect to such alleged breach shall have the power to award all rights and remedies available at law or in equity; provided, however, that no breach of this Agreement by a Owner shall entitle any other Owner to cancel, rescind or terminate the rights granted to the breaching Owner hereunder; and provided further that such complaining Owner shall have the right (a) to require the breaching Owner to remedy the breach, and (b) in the event of a default in the payment of any amount due and payable under this Agreement, either Owner, in addition to any other remedy provided herein or by law, shall have the right to recover a money judgment for the amount due and payable, including costs and reasonable attorneys’ fees.
     10. Limitation of Liability.
          10.1 Limitation of Liability. The liability under this Agreement of an Owner shall be limited to and enforceable solely against the assets of such Owner constituting an interest in the Parcels (including insurance and condemnation proceeds attributable to the Parcels) and no other assets of such Owner.
          10.2 Transfer of Ownership. If an Owner shall sell, assign, transfer, convey or otherwise dispose of its portion of the Parcel (other than as security for a loan to such Owner),

EXHIBIT L-8

then (a) such Owner shall be entirely freed and relieved of any and all covenants and obligations arising under this Agreement which accrue under this Agreement from and after the date such Owner shall so sell, assign, transfer, convey or otherwise dispose of its interest in such portion of the Parcel, and (b) the person or entity who succeeds to Owner’s interest in such portion of the Parcel shall be deemed to have assumed any and all of the covenants and obligations arising under this Agreement of such Owner both theretofore accruing or which accrue under this Agreement from and after the date such Owner shall so sell, assign, transfer, convey or otherwise dispose of its interest in such Parcel.
     11. Miscellaneous
          11.1 Term. The covenants, conditions and restrictions contained in this Agreement shall be enforceable by the Owners and their respective successors and assigns for the term of this Agreement which shall be perpetual (or if the law provides for a time limit on any covenant, condition, or restriction, then such covenant, condition or restriction shall be enforceable for such shorter period permitted by law), subject to amendment as set forth in Section 11.8. If the law provides for such shorter period, then upon expiration of such shorter period, said covenants, conditions and restrictions shall be automatically extended without further act or deed of the Owners, except as may be required by law, for successive periods of ten (10) years, subject to amendment or termination as set forth in Section 11.8.
          11.2 Further Assurances. Each Owner shall each promptly upon request take such further actions, and execute such further documents, as shall be reasonably necessary or appropriate from time to time to implement and effectuate the intentions of the Owners as expressed in this Agreement.
          11.3 Estoppel Certificates. At any time and from time to time, within fifteen (15) days after written request by either Owner or any institutional mortgagee of an Owner, the Owner receiving such a request shall deliver to the requesting Owner and/or institutional mortgagee a statement in writing certifying that this Agreement is unmodified and in full force and effect (or specifying each such modification), and stating whether or not there is any default in the performance of any provision contained in this Agreement (and specifying each such default, if any). If an Owner or institutional mortgagee shall fail or refuse to deliver such a statement within such period, then as against such Owner or institutional mortgagee, this Agreement shall be deemed to be in full force and effect with no defaults hereunder.
          11.4 Notices. Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and if given by personal delivery, shall be deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one (1) day after deposit with a reputable nationwide overnight delivery service; and, if given by certified mail (return receipt requested), shall be deemed delivered three (3) business days after the time the notifying party deposits the notice with the United States Postal Service. Any notices given pursuant to this Agreement shall be sent to the following addresses or at such other single address within the United States as a party may specify by notice to the other:
If to Parcels 1&2 Owner:
BMR-9885 Towne Centre Drive LLC
17140 Bernardo Center Drive, Suite 222
San Diego, California 92128
Attn: General Counsel/Real Estate
Facsimile: (858) 985-9843
If to Parcel 3 Owner:
BMR-9865 Towne Centre Drive LLC
17140 Bernardo Center Drive, Suite 222
San Diego, California 92128
Attn: General Counsel/Real Estate
Facsimile: (858) 985-9843

EXHIBIT L-9

          11.5 Governing Law; Modification. This Agreement shall be governed by, construed and interpreted in accordance with the internal laws of the State of California, without reference to choice of law principles.
          11.6 Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors and assigns, and no other person or entity shall under any circumstances be deemed to be a beneficiary of any of the rights, remedies, terms and provisions of this Agreement.
          11.7 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP BETWEEN THE PARTIES HERETO THAT IS BEING ESTABLISHED. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
          11.8 Amendment. This Agreement may be amended or otherwise modified only in a writing signed and acknowledged by the Parcels 1&2 Owner and the Parcel 3 Owner, or their respective successors and assigns; provided, however, (a) for so long as the Parcels 1&2 Lease is in full force and effect, any such amendment or modification shall be subject to: (i) the prior written consent of the original named tenant under the Parcels 1&2 Lease, which consent pursuant to Section 14.2.5 of the Parcels 1&2 Lease shall not be unreasonably withheld, conditioned or delayed, and (ii) solely with respect to amendments or modifications that could reasonably be expected to have a material adverse effect on obligations assumed by any successors and assigns of the original named tenant under the Parcels 1&2 Lease, the prior written consent of any such successors and assigns, which consent pursuant to Section 14.2.5 of the Parcels 1&2 Lease shall not be unreasonably withheld, conditioned or delayed; and (b) for so long as the Parcel 3 Lease is in full force and effect, any such amendment or modification shall be subject to: (i) the prior written consent of the original named tenant under the Parcel 3 Lease, which consent pursuant to Section 17.7 of the Parcel 3 Lease shall not be unreasonably withheld, conditioned or delayed, and (ii) solely with respect to amendments or modifications that could reasonably be expected to have a material adverse effect on obligations assumed by any successors and assigns of the original named tenant under the Parcel 3 Lease, the prior written consent of any such successors and assigns, which consent pursuant to Section 17.7 of the Parcel 3 Lease shall not be unreasonably withheld, conditioned or delayed. All amendments or modifications which result in an increase of the costs and expenses to be incurred by such successor and assign under Section 14.2.2 of the Parcels 1&2 Lease or Section 17.3 of the Parcel 3 Lease shall be deemed material and adverse.
          11.9 No Partnership. Each of the parties to this Agreement agree that by this Agreement no partnership, joint venture or other relationship is created other than a contractual relationship to perform the obligations specifically and expressly stated in this Agreement.
          11.10 Notice to Mortgagee’s Rights of Mortgagee:
          (a) The term “Mortgage” as used herein shall mean any mortgage (or any trust deed) of an interest in the Parcel given primarily to secure the repayment of money owed by the mortgagor. The term “Mortgagee” as used herein shall mean the Mortgagee from time to time under any such Mortgage (or the beneficiary under any such trust deed).
          (b) If a Mortgagee shall have served on the Owners, by personal delivery or by registered or certified mail return receipt requested, a written notice specifying the name and address of such Mortgagee, such Mortgagee shall be given a copy of each and every notice required to be given by one party to the others at the same

EXHIBIT L-10

time as and whenever such notice shall thereafter be given by one party to the others, at the address last furnished by such Mortgagee. The address of any existing Mortgagee shall be as set forth in its consent to subordination to be attached hereto in connection with such Mortgage. After receipt of such notice from a Mortgagee, no notice thereafter given by either party shall be deemed to have been given unless and until a copy thereof shall have been so given to the Mortgagee. If a Mortgagee so provides or otherwise requires, and notice thereof is given by the Mortgagee as provided above:
          (i) A Mortgagee shall have the absolute right, but no duty or obligation, to cure or correct a breach of this Agreement by the Owner whose property is secured by the Mortgagee’s Mortgage within any applicable cure period provided for such breach by such mortgagor Owner plus an additional period of twenty (20) days after notice to the Mortgagee of expiration of the cure period allowed the mortgagor Owner before the other Owner may exercise any right or remedy to which it may be entitled as a Benefitted Party, except exercise of a self-help right in an emergency situation.
          (ii) Should any prospective Mortgagee require a modification or modifications of this Agreement, which modification or modifications will not cause an increased cost or expense to the Owner whose property is not subject to the Mortgage of such Mortgagee or in any other way materially and adversely change the rights and obligations of such Owner, then and in such event, such Owner agrees that this Agreement may be so modified and agrees to execute whatever documents are reasonably required therefor and deliver the same to the other Owner within ten (10) business days following written requests therefor by the other Owner or prospective Mortgagee.
          11.11 Mortgagee Protection Provisions. No breach or violation of the terms of this Agreement shall defeat or render invalid the lien of any Mortgage encumbering the Parcels 1&2 Land or the Parcel 3 Land or any portions thereof; provided, however, that this Agreement and all provisions hereof shall be binding upon and effective against any subsequent owner of the property or portion thereof whose title is acquired by foreclosure, trustee’s sale, a deed in lieu, or other remedies provided in such Mortgage, but such subsequent owners shall take title free and clear of any of the previous owner’s violations of the terms of this Agreement that occurred before such transfer of title or occupancy.
          11.12 Attorney’s Fees. In the event any legal action, proceeding or arbitration is commenced to interpret or enforce the terms of, or obligations arising out of, this Agreement, or to recover damages for the breach hereof, the party prevailing in any such action, proceeding or arbitration shall be entitled to recover from the non-prevailing party all reasonable attorney’s fees, costs and expenses incurred by the prevailing party.
          11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.
[Signature Page Follows]

EXHIBIT L-11

     IN WITNESS WHEREOF, the Owners have executed and delivered this Agreement as of the Effective Date.

PARCELS 1&2 OWNER

BMR-9885 TOWNE CENTRE DRIVE LLC, a Delaware limited liability company

By:	BIOMED REALTY, L.P.,
a Maryland limited partnership
its Member

By:

Name:
Title:

PARCEL 3 OWNER

BMR-9865 TOWNE CENTRE DRIVE LLC, a Delaware limited liability company

By:	BIOMED REALTY, L.P.,
a Maryland limited partnership
its Member

By:

Name:
Title:

EXHIBIT L-12

ACKNOWLEDGMENTS
STATE OF CALIFORNIA
COUNTY OF SAN DIEGO
On                                          before me,                                                              , a Notary Public, personally appeared , personally known to me (or proved to me on the basis of satisfactory evidence) to be the                     person(s) whose name is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacit(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
WITNESS my hand and official seal.

Signature of Notary Public
(This area for official notarial seal)
STATE OF CALIFORNIA
COUNTY OF SAN DIEGO
On                                         before me,                                          , a Notary Public, personally appeared                                                             , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacit(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
WITNESS my hand and official seal.

Signature of Notary Public
(This area for official notarial seal)
EXHIBIT L-13

CONSENT OF PARCELS 1&2 TENANT
     THE UNDERSIGNED, as the tenant under that certain under that Lease (the “Parcels 1&2 Lease”), as more particularly defined in Recital D of the foregoing Reciprocal Easement and Covenant Agreement (“Agreement”) to which this Consent is attached, hereby (a) consents to the execution and recording of the foregoing Agreement against the undersigned’s leasehold interest in the real property subject to the Parcels 1&2 Lease, and (b) agrees that the Parcels 1&2 Lease is subject and subordinate to the Agreement.
     Dated as of                                           , 2007.

ILLUMINA, INC.,
a Delaware corporation

By:

Name:

Title:

EXHIBIT L-14

CONSENT OF PARCEL 3 TENANT
     THE UNDERSIGNED, as the tenant under that certain under that Lease (the “Parcel 3 Lease”), as more particularly defined in Recital D of the foregoing Reciprocal Easement and Covenant Agreement (“Agreement”) to which this Consent is attached, hereby: (a) consents to the execution and recording of the foregoing Agreement against the undersigned’s leasehold interest in the real property subject to the Parcel 3 Lease, and (b) agrees that the Parcel 3 Lease is subject and subordinate to the Agreement.
     Dated as of                                           , 2007.

ILLUMINA, INC.,
a Delaware corporation

By:

Name:

Title:

EXHIBIT L-15

CONSENT OF DIVERSIFIED
     THE UNDERSIGNED, as the tenant under that certain under that Eastgate Pointe Building “D” Lease dated as of July 6, 2000 (the “Diversified Lease”), as more particularly defined in Recital D of the foregoing Reciprocal Easement and Covenant Agreement (“Agreement”) to which this Consent is attached, hereby consents to the execution and recording of the foregoing Agreement against the undersigned’s leasehold interest in the real property subject to the Diversified Lease, and agrees that the Diversified Lease is subject and subordinate to the Agreement.
     Dated as of                                           , 2007.

DIVERSIFIED EASTGATE POINTE, LLC
a California limited liability company

By:

Name:

Title:

EXHIBIT L-16

RECIPROCAL EASEMENT AND COVENANT AGREEMENT
EXHIBITS

Exhibit A	Driveway Servient Tenement

Exhibit B	Parking Servient Tenement

Exhibit C	Recreation Facilities Servient Tenement

Exhibit D	Temporary Parking Servient Tenement
EXHIBIT L-17

EXHIBIT A
DRIVEWAY SERVIENT TENEMENT
TOWN CENTRE DRIVE
EXHIBIT L-18

EXHIBIT B
PARKING SERVIENT TENEMENT

TOWN CENTRE DRIVE
EXHIBIT L-19

EXHIBIT C
RECREATION FACILITIES SERVIENT TENEMENT
TOWN CENTRE DRIVE
EXHIBIT L-20

EXHIBIT D
TEMPORARY PARKING SERVIENT TENEMENT
TOWN CENTRE DRIVE
EXHIBIT L-21

EXHIBIT M
FORM OF SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT
RECORDED AT REQUEST OF
AND WHEN RECORDED RETURN TO:

Attention:

SUBORDINATION, NONDISTURBANCE, AND ATTORNMENT AGREEMENT
     This Subordination, Nondisturbance, and Attornment Agreement (“Agreement”) is made as of                     ,                      between                      (“Lender”), a                     , having its principal place of business at                     ,                     ,                      and Illumina, Inc. (“Tenant”), a Delaware corporation, having its principal place of business at 9855 through 9885 Towne Centre Drive, San Diego, California.
Recitals:
     A. Lender has agreed to make a loan to BMR-9865 Towne Center Drive LLC, a Delaware limited liability company (“Landlord”), to be secured by a deed of trust, dated                     ,                     , and recorded on                     ,                     , as Instrument No.                      , in the Official Records of San Diego County, California (together with all amendments, increases, renewals, modifications, consolidations, spreaders, combinations, supplements, replacements, substitutions, and extensions, either current or future, referred to hereafter as the “Mortgage”) encumbering Landlord’s ownership interest in real property located in San Diego County, State of California. The legal description of the encumbered real property (the “Mortgage Premises”) is set forth in Exhibit A, attached to this Agreement. The Mortgage, together with the promissory note or notes, the loan agreement(s), and other documents executed in connection with it are hereafter collectively referred to as the “Loan Documents”.
     B. On                     ,                     , Tenant and Landlord entered into that certain Lease for a portion of the Mortgage Premises (the “Lease”). The Lease creates a leasehold estate in favor of Tenant for space (the “Leased Premises”) located on the Mortgage Premises.
     C. In connection with execution of the Mortgage, Landlord also executed and delivered to Lender an [Assignment of Leases, Rents and Profits] dated                     ,                     , and recorded on                     ,                     , as Instrument No.                     , in the Official Records of the County Recorder of San Diego, California concerning all rents, issues and profits from the Mortgage Premises. This document, together with all amendments, renewals, modifications consolidations, replacements, substitutions and extensions, is hereafter referred to as the “Assignment of Rents.”
     TO CONFIRM their understanding concerning the legal effect of the Mortgage and the Lease, in consideration of the mutual covenants and agreements contained in this Agreement and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Tenant, intending to be legally bound, agree and covenant as follows:
     1. Representations and Warranties. Tenant warrants and represents that the Lease is in full force and effect and that, as of the date of this Agreement and to Tenant’s actual knowledge, there is no default under the Lease by Landlord or Tenant.
     2. Tenant Subordination.
          2.1 Subject to the provisions of Section 3, the Loan Documents shall constitute a lien or charge on the Mortgage Premises that is prior and superior to the Lease, to the leasehold estate created by it, and to all rights and privileges of Tenant under it; by this
EXHIBIT M-1

Agreement, the Lease, the leasehold estate created by it, together with all rights and privileges of Tenant under it, is, subject to Section 3, subordinated, at all times, to the lien or charge of the Loan Documents in favor of Lender.
          2.2 By executing this Agreement, Tenant, subject to Section 3, subordinates the Lease and Tenant’s interest under it to the lien right and security title, and terms of the Loan Documents, and to all advances or payments made, or to be made, under any Loan Document.
     3. Nondisturbance.
          3.1 Lender consents to the Lease.
          3.2 Despite Tenant’s subordination under Section 2, Tenant’s peaceful and quiet possession of the Leased Premises shall not be disturbed and Tenant’s rights and privileges under the Lease, shall not be diminished by Lender’s exercise of its rights or remedies under the Loan Documents (subject to the provisions of Section 5), provided that:
               (a) no Default (as defined in the Lease) exists; and
               (b) the Lease has not been canceled or terminated (without regard to whether Landlord or Tenant is then in default under the Lease).
          3.3 Tenant shall not be named or joined in any foreclosure, trustee’s sale, or other proceeding to enforce the Loan Documents unless such joinder shall be legally required to perfect the foreclosure, trustee’s sale, or other proceeding.
     4. Attornment.
          4.1 If Lender shall succeed to Landlord’s interest in the Mortgage Premises by foreclosure of the Mortgage, by deed in lieu of foreclosure, or in any other manner, Tenant shall be bound to Lender (and Lender shall be bound to Tenant) under all the terms, covenants and conditions of the Lease for the balance of its term with the same force and effect as if Lender were the Landlord under the Lease. Tenant shall be deemed to have full and complete attornment to, and to have established direct privity between Tenant and:
               (a) Lender when in possession of the Mortgage Premises;
               (b) a receiver appointed in any action or proceeding to foreclose the Mortgage;
               (c) any party acquiring title to the Mortgage Premises; or
               (d) any successor to Landlord.
          4.2 Tenant’s attornment is self-operating, and it shall continue to be effective without execution of any further instrument by any of the parties to this Agreement or the Lease. Lender agrees to give Tenant written notice if Lender has succeeded to the interest of the Landlord under the Lease. Subject to Section 5, the terms of the Lease are incorporated into this Agreement by reference.
          4.3 If the interests of Landlord under the Lease are transferred by foreclosure of the Mortgage, deed in lieu of foreclosure, or otherwise, to a party other than Lender (“Transferee”), in consideration of, and as condition precedent to, Tenant’s agreement to attorn to any such Transferee, Transferee shall be deemed to have assumed all terms, covenants, and conditions of the Lease to be observed or performed by Landlord from the date on which the Transferee succeeds to Landlord’s interests under the Lease; provided that the liability of any Transferee to Tenant under the terms of the Lease shall be limited in the same manner as Lender’s liability is limited under Section 5.
     5. Lender as Landlord. If Lender shall succeed to the interest of Landlord under the Lease, Lender shall be bound to Tenant under all the terms, covenants and conditions of the Lease, and Tenant shall, from the date of Lender’s succession to the Landlord’s interest under the Lease, have the same remedies against Lender for breach of the Lease that Tenant would have had under the Lease against Landlord; provided, however, that despite anything to the
EXHIBIT M-2

contrary in this Agreement or the Lease, Lender, as successor to the Landlord’s interest, shall not be:
               (a) liable for any act or omission of any previous landlord (including Landlord), provided that the foregoing shall not be construed to limit Tenant’s right to possession of the Leased Premises for the entire term of the Lease, as extended, on the terms and conditions of the Lease;
               (b) subject to any offsets or defenses which Tenant might have had against any previous landlord (including Landlord) relating to any event or occurrence before the date of attornment. The foregoing shall not limit either (a) Tenant’s right to exercise against successor landlord any offset right otherwise available to Tenant because of events occurring after the date of attornment, or (b) successor landlord’s obligation to correct any conditions that existed as of the date of attornment and that violate successor landlord’s obligations as landlord under the Lease;
               (c) unless actually received by Lender, bound by any rent or additional rent that Tenant might have paid for more than one month in advance to any prior landlord (including Landlord), other than, and only to the extent of, prepayments (if any) expressly required under the Lease; or
               (d) bound by an amendment or modification of the Lease which would materially adversely affect any right of Landlord under the Lease made without Lender’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except for any amendment or modification evidencing Tenant’s exercise of any rights expressly granted to Tenant in the Lease so long as such amendment or modification reflects the terms and conditions provided with regards to such rights as reflected in the Lease. Notwithstanding the foregoing, any modification, amendment or waiver made or entered into between Landlord and Tenant shall be binding as between Landlord and Tenant.
     6. Notice of Default; Right To Cure. Tenant agrees to give Lender prompt written notice of any known default by Landlord under the Lease. Tenant agrees that, before Tenant exercises any of its rights or remedies under the Lease, Lender shall have the right, but not the obligation, to cure the default within the same time given Landlord in the lease to cure the default, plus an additional thirty (30) days. Tenant agrees that the cure period shall be extended by the time reasonably necessary for Lender to commence foreclosure proceedings and to obtain possession of the Mortgage Premises, provided that this sentence shall not apply if the breach or default by Landlord poses an immediate threat to the health, safety or welfare of Tenant’s employees, customers or invitees at the Leased Premises, provided further that:
               (a) Lender shall notify Tenant of Lender’s intent to effect its remedy within thirty (30) days after receipt of Tenant’s notice;
               (b) Lender initiates immediate steps to foreclose on or to recover possession of the Mortgage Premises;
               (c) Lender initiates legal proceedings to appoint a receiver for the Mortgage Premises or to foreclose on or recover possession of the Mortgage Premises within the thirty (30) day period; and
               (d) Lender prosecutes such proceedings and remedies with due diligence and continuity to completion.
     Tenant also agrees to its use its commercially reasonable efforts to give Lender notice of any casualty damage to the Mortgage Premises, but Tenant’s failure to provide such notice shall not be a default under this Agreement.
     7. Assignment of Rents. If Landlord defaults in its performance of the terms of the Loan Documents, Tenant agrees to recognize the Assignment of Rents made by Landlord to Lender and shall pay to Lender, as assignee, from the time Lender gives Tenant written notice that Landlord is in default under the terms of the Loan Documents, the rents under the Lease, but only those rents that are due or that become due under the terms of the Lease after notice by
EXHIBIT M-3

Lender. Payments of rents to Lender by Tenant under the assignment of rents and Landlord’s default shall continue until the first of the following occurs:
               (a) No further rent is due or payable under the Lease;
               (b) Lender gives Tenant written notice that the Landlord’s default under the Loan Documents has been cured and instructs Tenant that the rents shall thereafter be payable to Landlord; or
               (c) The lien of the Mortgage has been foreclosed and the purchaser at the foreclosure sale (whether Lender or a Transferee) gives Tenant written notice of the foreclosure sale. On giving written notice, the purchaser shall succeed to Landlord’s interests under the Lease, after which time the rents and other benefits due Landlord under the Lease shall be payable to the purchaser as the owner of the Mortgage Premises.
     8. Tenant’s Reliance. When complying with the provisions of Section 7, Tenant shall be entitled to rely on the notices given by Lender under Section 7, and Landlord agrees to release, relieve, protect and indemnify Tenant from and against any and all loss, claim, damage, or liability (including reasonable attorney’s fees) arising out of Tenant’s compliance with such notice.
     Tenant shall be entitled to full credit under the Lease for any rents paid to Lender in accordance with Section 7 to the same extent as if such rents were paid directly to Landlord. Any dispute between Lender (or Lender’s Transferee) and Landlord as to the existence of a default by Landlord under the terms of the Mortgage, the extent or nature of such default, or Lender’s right to foreclosure of the Mortgage, shall be dealt with and adjusted solely between Lender (or Transferee) and Landlord, and Tenant shall not be made a party to any such dispute (unless required by law).
     9. Lender’s Status. Nothing in this Agreement shall be construed to be an agreement by Lender to perform any covenant of the Landlord under the Lease unless and until it obtains title to the Mortgage Premises by power of sale, judicial foreclosure, or deed in lieu of foreclosure, or obtains possession of the Mortgage Premises under the terms of the Loan Documents.
     10. Cancellation of Lease. Tenant agrees that it will not cancel, terminate, or surrender the Lease, except at the normal expiration of the Lease term or as provided in the Lease, or except as otherwise provided in Section 5 above, enter into any agreement, amendment, or modification of the Lease except any agreement, amendment, or modification contemplated by or provided by the terms of the Lease unless Lender gives its prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that no Lender consent shall be required pursuant to a termination permitted under the Lease.
     11. Special Covenants. Despite anything in this Agreement or the Lease to the contrary, if Lender acquires title to the Mortgage Premises, Tenant agrees that: Lender shall have the right at any time in connection with the sale or other transfer of the Mortgage Premises to assign the Lease or Lender’s rights under it to any person or entity, and that Lender, its officers, directors, shareholders, agents, and employees shall be released from any further liability under the Lease arising after the date of such transfer, provided that the assignee of Lender’s interest assumes Lender’s obligations under the Lease (including liability for all obligations accruing prior to the date of the assignment), in writing, from the date of such transfer.
     12. Transferee’s Liability. If a Transferee acquires title to the Mortgage Premises:
               (a) Tenant’s recourse against Transferee for default under the Lease shall be limited to the Mortgage Premises or any sale, insurance, or condemnation proceeds from the Mortgage Premises;
               (b) Tenant shall look exclusively to Transferee’s interests described in (a) above for the payment and discharge of any obligations imposed on Transferee under this Agreement or the Lease ; and
               (c) Transferee, its officers, directors, shareholders, agents, and employees are released and relieved of any personal liability under the Lease; and
EXHIBIT M-4

               (d) Tenant shall not collect or attempt to collect any judgment out of any other assets, or from any general or limited partners or shareholders of Transferee.
     Notwithstanding the foregoing, Tenant reserves all rights and remedies available to it in law or in equity against the prior landlord.
     13. Transferee’s Performance Obligations. Subject to the limitations provided in Sections 11 and 12, if a Transferee acquires title to the Mortgage Premises, the Transferee shall perform and recognize: all tenant improvement allowance provisions, all rent-free and rent rebate provisions, and all options and rights of offer, in addition to Landlord’s other obligations under the Lease.
     14. Notice. All notices required by this Agreement shall be given in writing and shall be deemed to have been duly given for all purposes when:
               (a) deposited in the United States mail (by registered or certified mail, return receipt requested, postage prepaid); or
               (b) deposited with a nationally recognized overnight delivery service such as Federal Express or Airborne.
     Each notice must be directed to the party to receive it at its address stated below or at such other address as may be substituted by notice given as provided in this Section.
     The addresses are:

Lender:

Attention:

Copy to:

Attention:

Tenant:	Illumina, Inc.
9885 Towne Centre Drive
San Diego, CA 92121
Attention: Christian Henry

Copy to:	Allen Matkins Leck Gamble Mallory & Natsis LLP
501 West Broadway, 15th Floor
San Diego, CA 92121
Attention: Martin L. Togni, Esq.
Copies of notices sent to the parties’ attorneys or other parties are courtesy copies, and failure to provide such copies shall not affect the effectiveness of a notice given hereunder.
     15. Miscellaneous Provisions.
          15.1 This Agreement may not be modified orally; it may be modified only by an agreement in writing signed by the parties or their successors-in-interest. This Agreement shall inure to the benefit of and bind the parties and their successors and assignees.
          15.2 The captions contained in this Agreement are for convenience only and in no way limit or alter the terms and conditions of the Agreement.
     15.3 This Agreement has been executed under and shall be construed, governed, and enforced, in accordance with the laws of the State of California except to the extent that California law is preempted by the U.S. federal law. The invalidity or unenforceability of one or more provisions of this Agreement does not affect the validity or enforceability of any other provisions.
EXHIBIT M-5

          15.4 This Agreement has been executed in duplicate. Lender and Tenant agree that one (1) copy of the Agreement will be recorded.
          15.5 This Agreement shall be the entire and only agreement concerning subordination of the Lease and the leasehold estate created by it, together with all rights and privileges of Tenant under it, to the lien or charge of the Loan Documents and shall supersede and cancel, to the extent that it would affect priority between the Lease and the Loan Documents, any previous subordination agreements, including provisions, if any, contained in the Lease that provide for the subordination of the Lease and the leasehold estate created by it to a deed of trust or mortgage.
          15.6 This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which copies, taken together, shall constitute but one and the same instrument. Signature and acknowledgment pages may be detached from the copies and attached to a single copy of this Agreement to physically form one original document, which may be recorded without an attached copy of the Lease.
          15.7 If any legal action or proceeding is commenced to interpret or enforce the terms of this Agreement or obligations arising out of it, or to recover damages for the breach of the Agreement, the party prevailing in such action or proceeding shall be entitled to recover from the non-prevailing party or parties all reasonable attorneys’ fees, costs, and expenses it has incurred.
          15.8 Unless the context clearly requires otherwise, (a) the plural and singular numbers will each be deemed to include the other; (b) the masculine, feminine, and neuter genders will each be deemed to include the others; (c) “shall,” “will,” “must,” “agrees,” and “covenants” are each mandatory; (d) “may” is permissive; (e) “or” is not exclusive; and (f) “includes” and “including” are not limiting.
(Signature Page Follows)
EXHIBIT M-6

Executed on the date first above written.

LENDER:

[	],

a [	]

By;

Name:

Title:

TENANT:

ILLUMINA, INC., a Delaware corporation

By:

Name:

Title:

Accepted and Agreed To:

BMR-9865 TOWNE CENTRE DRIVE LLC, a Delaware limited liability company

By:	BIOMED REALTY, L.P., a Maryland limited partnership its Member

By:

Name:

Title:

EXHIBIT M-7

ACKNOWLEDGMENTS
STATE OF CALIFORNIA
COUNTY OF SAN DIEGO
     On                                         before me,                                    , a Notary Public, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacit(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
     WITNESS my hand and official seal.

Signature of Notary Public
(This area for official notarial seal)
STATE OF CALIFORNIA
COUNTY OF SAN DIEGO
     On                                          before me,                                       , a Notary Public, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacit(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
     WITNESS my hand and official seal.

Signature of Notary Public
(This area for official notarial seal)
EXHIBIT M-8

STATE OF CALIFORNIA
COUNTY OF SAN DIEGO
     On                                          before me,                               , a Notary Public, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacit(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
     WITNESS my hand and official seal.

Signature of Notary Public
(This area for official notarial seal)
EXHIBIT M-9

EXHIBIT A
LEGAL DESCRIPTION
(See Attached)
EXHIBIT M-10

SCHEDULE 1
DIVERSIFIED BUILDING PREMISES: RENT SCHEDULE

	Expiration	Square	Annual			Monthly
StartDate	Date	feet	$/SF	Annual Rent	Monthly Rent	$/SF

Execution	8/17/2007	4,400	$37.12	$163,346.99	$13,612.25	$3.09
8/18/2007	8/17/2008	4,400	$38.24	$168,247.40	$14,020.62	$3.19
8/18/2008	8/17/2009	4,400	$39.39	$173,294.82	$14,441.23	$3.28
8/18/2009	8/17/2010	4,400	$40.57	$178,493.66	$14,874.47	$3.38
8/18/2010	8/17/2011	4,400	$41.78	$183,848.47	$15,320.71	$3.48
8/18/2011	8/17/2012	4,400	$43.04	$189,363.93	$15,780.33	$3.59
8/18/2012	8/17/2013	4,400	$44.33	$195,044.84	$16,253.74	$3.69
8/18/2013	8/17/2014	4,400	$45.66	$200,896.19	$16,741.35	$3.80
8/18/2014	8/17/2015	4,400	$45.60	$200,640.00	$16,720.00	$3.80
8/18/2015	8/17/2016	4,400	$45.60	$200,640.00	$16,720.00	$3.80
8/18/2016	8/17/2017	4,400	$47.88	$210,672.00	$17,556.00	$3.99
8/18/2017	8/17/2018	4,400	$47.88	$210,672.00	$17,556.00	$3.99
8/18/2018	8/17/2019	4,400	$50.27	$221,205.60	$18,433.80	$4.19
8/18/2019	8/17/2020	4,400	$50.27	$221,205.60	$18,433.80	$4.19
8/18/2020	8/17/2021	4,400	$52.79	$232,265.88	$19,355.49	$4.40
8/18/2021	8/17/2022	4,400	$52.79	$232,265.88	$19,355.49	$4.40
8/18/2022	8/17/2023	4,400	$55.43	$243,879.17	$20,323.26	$4.62
8/18/2023	Initial Expiration Date	4,400	$55.43	$243,879.17	$20,323.26	$4.62
SCHEDULE 1-1

TABLE OF CONTENTS

1.	Lease of Premises	2

2.	Basic Lease Provisions	2

3.	Term	4

4.	Landlord’s Construction Work and Tenant Improvements	4

5.	Possession and Commencement Date	7

6.	Rent	9

7.	Rent Adjustments	10

8.	Taxes	10

9.	[Intentionally Omitted]	12

10.	Security Deposit	12

11.	Use	14

12.	Diversified Lease and Subdivision	15

13.	Brokers	16

14.	Holding Over	16

15.	Property Management Fee	17

16.	Condition of Premises	17

17.	Regulations and Parking and Recreation Facilities	17

18.	Utilities and Services	18

19.	Alterations	20

20.	Repairs and Maintenance	22

21.	Liens	24

22.	Indemnification and Exculpation	25

23.	Insurance; Waiver of Subrogation	26

24.	Damage or Destruction	27

25.	Eminent Domain	29

26.	Defaults and Remedies	29

27.	Assignment or Subletting	33

28.	Attorneys’ Fees	35

29.	[Intentionally Omitted]	35

30.	Definition of Landlord	35

31.	Estoppel Certificate	36

32.	Joint and Several Obligations	36

33.	Limitation of Landlord’s Liability	36

34.	Premises Control by Landlord	37

35.	Quiet Enjoyment	37

36.	Subordination and Attornment	38

37.	Surrender	39

38.	Waiver and Modification	39

39.	Waiver of Jury Trial and Counterclaims	39

40.	Hazardous Materials	39

41.	Miscellaneous	41

42.	Option to Extend Term	42

43.	Tenant’s Authority	44

44.	Landlord’s Authority	44

45.	Confidentiality	44

46.	Excavation	44

47.	Telecommunications Equipment	44

48.	Access to Premises	44

49.	Secured Areas	45